As filed with the Securities and Exchange Commission on December 29, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FCB BANCORP
(Exact Name of Registrant as Specified in its Charter)

California	6035	95-3582843
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1100 Paseo Camarillo
Camarillo, California 93010
(805) 484-0534
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

C. G. Kum
President and Chief Executive Officer
FCB Bancorp
1100 Paseo Camarillo
Camarillo, California 93010
(805) 484-0534
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Gary M. Horgan, Esq.
Young H. Park, Esq.
Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, California 91302
(818) 591-2121

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount	Offering	Aggregate	Amount of
Securities to be Registered	to be Registered	Price per Unit(1)	Offering Price(1)	Registration Fee(2)

Common Stock, no par value	1,115,000	$20.83	$23,225,450	$2,485

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the bid and asked prices of the Registrant’s common stock on the OTC Bulletin Board on December 27, 2005, a date within five business days prior to the date of filing of this registration statement.

(2)	Fee calculated based on $107.00 per $1,000,000 of the estimated maximum aggregate offering price of the common stock, as determined pursuant to Section 6(b) of the Securities Act of 1933 and Fee Rate Advisory #3 for Fiscal Year 2006 (Release 2005-140) of the Securities and Exchange Commission. Fee paid herewith.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 29, 2005
PROSPECTUS
FCB BANCORP
1,115,000 Shares
COMMON STOCK

        This prospectus relates to the public offering, which is not being underwritten, of up to 1,115,000 shares of common stock, no par value per share, that the selling shareholders named in this prospectus may offer for sale from time to time. The prospectus will be used by the selling shareholders to offer such securities as set forth in the discussion entitled “Plan of Distribution” on page 83. We issued these shares of common stock to the selling shareholders in a private placement transaction. The selling shareholders have represented to FCB Bancorp that they do not beneficially own any shares of our common stock, other than the shares offered hereby and the other shares set forth under “Principal and Selling Shareholders” on page 80. The shares of common stock offered hereby represent approximately 34% of our currently outstanding common stock.
      The selling shareholders will receive all of the proceeds from the sale of the common stock offered pursuant to this prospectus. We will not receive any proceeds from the sale of the common stock offered pursuant to this prospectus.
      Our common stock is traded on the OTC Bulletin Board under the symbol “FCBA.” On December 27, 2005, the last reported sales price per share was $20.70.

       Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 for a discussion of these risks.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This date of this prospectus is                     , 2005

PROSPECTUS SUMMARY
      The following summary highlights selected information contained in this prospectus and does not contain all of the information that may be important to you. You should carefully read this entire prospectus, including the consolidated financial data and related notes and the discussion entitled “Risk Factors” beginning on page 5 before making a decision to invest in our common stock offered hereby. In this prospectus, “FCB Bancorp,” “the Company,” “our,” “us,” “we” and similar expressions refer to FCB Bancorp and its subsidiaries.
About this Prospectus
      This prospectus forms a part of a registration statement that FCB Bancorp filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, the selling shareholders may sell in one or more offerings any of the shares of our common stock they acquired from us on September 30, 2005 in a private placement transaction.
      This prospectus provides you with a general description of the shares of our common stock the selling shareholders may offer from time to time. Each time selling shareholders desire to sell shares of common stock covered hereby, FCB Bancorp will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described in the discussion entitled “Where You Can Find More Information” on page 86.
Our Business
      FCB Bancorp was incorporated on January 25, 2005 under the laws of the State of California to serve as the holding company for First California Bank. FCB Bancorp is a new bank holding company, and its wholly-owned subsidiaries consist of First California Bank, FCB Statutory Trust I and SC Financial. SC Financial is an inactive subsidiary and FCB Statutory Trust I is a special purpose entity formed to issue trust preferred securities and related junior subordinated debentures. See “— Recent Developments” below. First California Bank is a commercial bank doing business primarily in Ventura, Los Angeles and Orange Counties.
      First California Bank opened for business in 1979 and has eight full service offices located in Anaheim Hills, Camarillo, Irvine, Oxnard, Simi Valley, Thousands Oaks, Ventura and Westlake Village.
      Our goal is to offer our customers a consistently high level of individualized personal service. Our strategy in attaining these goals has been to implement and maintain risk management and controls to achieve a safe and sound business policy, employing an aggressive marketing plan that emphasizes relationship banking and the “personal touch,” offering competitive products and managing our growth.
Recent Developments
      On December 5, 2005, the acquisition of our then bank subsidiary, South Coast Commercial Bank, by Woori America Bank was completed for a premium of $1 million before taxes and expenses (the “Woori Merger”). The net premium will reduce previously recognized goodwill that arose from our purchase of South Coast Commercial Bank on September 30, 2005. Also on December 5, 2005, in a separate but related transaction, our subsidiary, First California Bank, acquired essentially all of the assets and liabilities of South Coast Commercial Bank, including all current loan and deposit accounts. The purchase and assumption transaction closed immediately prior to the Woori Merger.
      Effective September 30, 2005, we consummated the bank holding company reorganization pursuant to which First California Bank became the wholly-owned subsidiary of FCB Bancorp. On May 19, 2005, First California Bank, FCB Merger Corp. (the “Merger Company”), and FCB Bancorp entered into a Plan of Reorganization and Merger Agreement that provided for the merger of First California Bank with the Merger Company, a wholly-owned subsidiary of FCB Bancorp. On September 30, 2005, after obtaining approval of the corporate reorganization by the shareholders of First California Bank, the Merger Company and FCB Bancorp, and all applicable regulatory authorities, the reorganization was consummated. The 2,162,807 issued and outstanding shares of First California Bank’s common stock were converted into 2,162,807 shares of FCB Bancorp’s common stock, all outstanding options to purchase First California Bank’s common stock were converted into options to purchase FCB Bancorp’s common stock on a one-for-one basis, and the shareholders of First California Bank became shareholders of FCB Bancorp.
      On September 30, 2005, we completed the acquisition of South Coast Bancorp, Inc. and its wholly-owned subsidiaries, South Coast Commercial Bank and SC Financial (the “South Coast Acquisition”). SC Financial is an inactive subsidiary. Shareholders of South Coast Bancorp, Inc. received cash of $36.0 million in exchange for their common shares; South Coast Bancorp, Inc. was then merged with and into FCB Bancorp.
      In connection with the South Coast Acquisition, on September 30, 2005, we issued 1,115,000 shares of common stock to accredited investors at $19.75 per share. Net proceeds from this offering were $20.7 million and were used in connection with the holding company formation and the South Coast Acquisition. In addition, we raised $10.0 million of new capital pursuant to a “trust preferred” transaction involving a newly formed, wholly-owned, statutory business trust, FCB Statutory Trust I. On September 30, 2005, we issued $10.0 million in principal amount of the Fixed/ Floating Rate Junior Subordinated Deferrable Interest Debentures to FCB Statutory Trust I, which simultaneously issued capital securities in a private placement transaction. Holders of the trust preferred securities will be entitled to receive cash distributions, accumulating from the original date of issuance, and payable quarterly in arrears of each year at annual rate equal to 6.145% until December 2010 and at an annual rate for each successive period thereafter equal to 3-Month LIBOR plus 1.55%. The indenture governing the Fixed/ Floating Rate Junior Subordinated Deferrable Interest Debentures, an Amended and Restated Declaration of Trust and a guarantee agreement that we entered into in connection with the trust preferred securities are included as Exhibits 4.1, 4.2 and 10.12 hereto, respectively. Substantially all of the proceeds were used to fund the South Coast Acquisition and to pay the expenses (legal, accounting, printing, filing fees, etc.) incurred by us in connection with both the holding company formation and the South Coast Acquisition.
      Effective October 20, 2005, John W. Birchfield was appointed Chairman of the Board of Directors of FCB Bancorp and Richard D. Aldridge was appointed Vice Chairman of the Board of Directors of FCB Bancorp. Both Mr. Birchfield, the prior Vice Chairman of the Board, and Mr. Aldridge were existing directors of FCB Bancorp. The former Chairman of the Board, James O. Birchfield, will continue to serve as a director of FCB Bancorp.
Additional Information About Us
      Our common stock is traded on the OTC Bulletin Board under the symbol “FCBA.” Our headquarters are located at 1100 Paseo Camarillo, Camarillo, California 93010. The telephone number for our principal executive offices is (805) 484-0534 and our website is www.fcbank.com. The information on our website is not a part of this prospectus.
      We file annual, quarterly and special reports, and other information with the SEC. These documents are filed electronically with the SEC and are available at the SEC’s website, www.sec.gov. In addition, you may request a copy of any SEC filing at no cost, by writing to FCB Bancorp, Attention: Chief Financial Officer, at the address above.

The Offering

Issuer	FCB Bancorp

Securities offered	1,115,000 shares of our common stock.

Use of proceeds	The selling shareholders will receive all of the proceeds from the sale of the common stock offered pursuant to this prospectus. We will not receive any of the proceeds from the resale of the securities offered pursuant to this prospectus.

Registration rights	Pursuant to a registration rights agreement, we agreed, subject to specified conditions, to file with the SEC on or before December 29, 2005 and to use our best reasonable efforts to cause to become effective on or before February 27, 2006, the registration statement of which this prospectus forms a part, referred to as the shelf registration statement. If we fail to comply with certain obligations under the registration rights agreement, liquidated damages will be payable on the shares. See “Registration Rights” on page 77.

Listing of common stock	Our common stock currently trades on the OTC Bulletin Board under the symbol “FCBA.”

Risk factors	You should read the discussion entitled “Risk Factors” beginning on page 5 of this prospectus so that you understand the risks associated with an investment in our common stock.

RISK FACTORS
      Investing in our common stock involves risks. You should carefully consider the risks described below before making an investment decision. In assessing the risks described below, you should consider carefully the following risks before purchasing our securities. If any of these risks occurs, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.
Risks Related to Our Business
      We are Highly Dependent on Real Estate and Events that Negatively Impact the Real Estate Market Could Hurt Our Business. A significant portion of our loan portfolio is dependent on real estate. At September 30, 2005, real estate served as the principal source of collateral with respect to approximately 81% of our consolidated loan portfolio. Our financial condition may be adversely affected by a decline in the value of the real estate securing our loans and, while we presently hold no real estate acquired through foreclosure or other judicial proceeding, a decline in the value of real estate that may be owned by us, through foreclosure or otherwise, in the future could adversely impact our financial condition. In addition, acts of nature, including earthquakes, brush fires and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact our financial condition. This is particularly significant in light of the fact that substantially all of the real estate that makes up the collateral of our real estate secured loans is located in Southern California, where earthquakes and brush fires are common.
      Economic Conditions in the Southern California Area Could Adversely Affect Our Operations. Our banking operations are concentrated primarily in Ventura, Orange and Los Angeles Counties. As a result of this geographic concentration, our results of operations depend largely upon economic conditions in these areas. Deterioration in economic conditions in our market area could have a material adverse impact on the quality of our loan portfolio and the demand for our retail and commercial banking products and services, which in turn may have a material adverse effect on our results of operations.
      We are Dependent on the Continued Services of Key Management. Our continued success depends on the retention, recruitment and continued contributions of key management, including C. G. Kum, our President and Chief Executive Officer, Thomas E. Anthony, our Executive Vice President and Chief Credit Officer and Romolo Santarosa, our Executive Vice President and Chief Financial Officer, and other key officers. The loss of such key personnel could have an adverse affect on our growth and profitability, and many of these persons would be difficult or impossible to replace. The competition for qualified personnel is intense. The loss of services of members of our key personnel could have a material adverse effect on our business, financial condition and results of operations.
      We Face Strong Competition from Financial Service Companies and Other Companies that Offer Banking Services that Could Hurt Our Business. The banking business in California, generally, and in the Ventura, Los Angeles and Orange County areas where our banking offices are located, specifically, is highly competitive with respect to both loans and deposits and is dominated by major banks, both domestic and foreign, which have many offices operating over wide geographic areas. We compete for deposits and loans principally with these major banks, but also with small independent banks located in our service area. Among the advantages which the major banks have over us are their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in our service area offer certain services that are not offered directly by us and, by virtue of their greater total capitalization, such banks have substantially higher lending limits than us. In addition, we face direct competition from newly chartered banks which are formed from time to time in our service area. Moreover, banks generally, and we in particular, face increasing competition for loans and deposits from non-bank financial intermediaries such as savings and loan associations, thrift and loan associations, credit unions, mortgage companies, insurance companies, and other lending institutions. Money market funds offer rates competitive with, or higher than those of, banks, and an increasingly sophisticated financial services industry continually develops new products for businesses and consumers that compete with banks for investment dollars. In addition, other entities (both public and private) seeking to raise capital through the issuance and sale of debt or equity securities compete with banks in the acquisition of deposits. Increasing levels of competition in the banking and financial services businesses may reduce our market share or cause the prices we charge for our services to fall. Our results may differ in future periods depending upon the nature or level of competition.
      We May Not or Will Not Sustain Recent Growth Trends. We have grown in recent years, including with respect to net income, assets, loans, deposits and other benchmarks. For example, our net income for the year ended December 31, 2004 totaled $2.4 million, up 10.3% from $2.2 million earned in 2003. At September 30, 2005, our total assets were $467.4 million, compared with $283.7 million at the close of 2004. Total deposits amounted to $361.2 million at September 30, 2005, up from $277.2 million at the close of 2004, and loans increased to $326.2 million at September 30, 2005, compared with $182.9 million at the close of 2004. No assurances can be given that such growth patterns can be sustained in the future.
      Our Growth Presents Certain Risks, Including a Decline in Credit Quality or Capital Adequacy. Our asset growth of recent years may continue, even if not at the same percentage rate we have experienced in recent years. Such growth presents certain risks. While we believe we have maintained good credit quality relative to our peers notwithstanding such growth, rapid growth is frequently associated with a decline in credit quality. Accordingly, continued asset growth could lead to a decline in our credit quality in the future. In addition, continued asset growth could cause a decline in our capital adequacy for regulatory purposes, which could in turn cause us to have to raise additional capital in the future to maintain or regain “well capitalized” status as defined under applicable banking regulations.
      Failure to Successfully Execute Our Strategy Could Adversely Affect Our Performance. Our financial performance and profitability depends on our ability to execute our corporate growth strategy. Continued growth may present operating and other problems that could adversely affect our business, financial condition and results of operations. Accordingly, there can be no assurance that we will be able to execute our growth strategy or maintain the level of profitability that we have recently experienced.
      Our Performance and Growth are Dependent on Our Maintaining a High Quality of Service for Our Customers, and Will be Impaired by a Decline in Our Quality of Service. Our continued growth is dependent on our maintaining a high quality of service for our customers. As we continue to grow, it may become increasingly difficult to maintain high service quality for our customers. This could cause a decline in our performance and growth with respect to net income, deposits, assets and other benchmarks.
      Our Size Subjects Us to Lower Lending Limits than Many of Our Competitors are Subject to. We are subject to lending limits, calculated as a function of our respective capital. We are limited in the size of loans we are able to make, singly or in the aggregate, to existing or potential customers. As of September 30, 2005, our lending limit, on a pro forma basis reflecting the combination of the two banks, for secured loans was approximately $14.8 million and our lending limit for unsecured loans was approximately $8.8 million. In the event that a customer’s loan demands exceed our lending limits, we may attempt to arrange for such loans on a participation basis with its correspondent banks. Where this is not feasible, we may be unable to make the loan. This may result in the loss of existing or prospective business.
      We are Subject to Other Government Regulation that Could Limit or Restrict Our Activities, Which in Turn Could Adversely Impact Our Operations. The financial services industry is regulated extensively. Federal and state regulation is designed primarily to protect the deposit insurance funds and consumers, rather than our shareholders. These regulations can sometimes impose significant limitations on our operations. In addition, these regulations are constantly evolving and may change significantly over time. New laws and regulations or changes in existing laws and regulations or repeal of existing laws and regulations may adversely impact our business. The impact on us and our financial performance of the recently enacted Sarbanes-Oxley Act of 2002 and various rule makings by the SEC and the NASD cannot presently be determined. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects economic conditions for us.
      If a Significant Number of Borrowers and Guarantors Fail to Perform as Required by the Terms of Their Loans, We Will Sustain Losses. A significant source of risk for us arises from the possibility that losses will be sustained if a significant number of our borrowers and guarantors fail to perform in accordance with the terms of their loans and guaranties. This risk increases when the economy is weak. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that we believe are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could materially adversely affect our results of operations.
      Our Business is Subject to Interest Rate Risk and Changes in Interest Rates May Adversely Affect Our Performance and Financial Condition. Our earnings are impacted by changing interest rates, which are unpredictable and beyond our control. Changes in interest rates impact the demand for new loans, the credit profile of our borrowers, the rates received on loans and securities and rates paid on deposits and borrowings. The difference between the rates received on loans and securities and the rates paid on deposits and borrowings is known as interest rate spread. Given our current volume and mix of interest-bearing liabilities and interest-earning assets, we would expect our interest rate spread to increase if interest rates rise and, conversely, to decline if interest rates fall. Although we believe our current level of interest rate sensitivity is reasonable, significant fluctuations in interest rates may have an adverse effect on our business, financial condition and results of operations.
      Our Business is Subject to Liquidity Risk and Changes in Our Source of Funds May Affect Our Performance and Financial Condition. Our ability to make loans is directly related to our ability to secure funding. We have historically used deposit customer checking accounts, savings accounts, money market accounts and small balance time deposits to fund our lending activities. These core deposits represent a significant source of low-cost funds. Alternative funding sources such as large balance time deposits or borrowings are a comparatively higher-costing source of funds. Liquidity risk arises from the inability to meet obligations when they come due or to manage the unplanned decreases or changes in funding sources. Although we believe we can continue to successfully pursue a core deposit funding strategy, significant fluctuations in core deposit balances may have an adverse effect on our financial condition and results of operations.
      We Could be Adversely Affected by General Economic Conditions. A decline in current economic conditions or rising interest rates could have an adverse effect on the demand for new loans and the ability of borrowers to repay outstanding loans, which could adversely affect our financial condition and results of operations in general and the market value of our common stock.
      We are Exposed to Risk of Environmental and Other Liabilities with Respect to Properties to Which We Take Title. In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental or other liabilities with respect to these properties. We may be held liable to a governmental entity or to third persons for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, in the event we become the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.
      Our Internal Operations are Subject to a Number of Risks. We are subject to certain operations risks, including, but not limited to, data processing system failures and errors, customer or employee fraud and catastrophic failures resulting from terrorist acts or natural disasters. We maintain a system of internal controls to mitigate against such occurrences and maintain insurance coverage for such risks that are insurable, but should such an event occur that is not prevented or detected by our internal controls and uninsured or in excess of applicable insurance limits, it could have a significant adverse impact on our business, financial condition or results of operations.
      We Will Incur Additional Costs as a Result of Operating as a Public Company. We are a new “public company” and will be required to comply with the reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its related regulations, including the rules implementing the provisions of the Sarbanes-Oxley Act of 2002, or the SOX. As a financial institution, we have a history of filing regulatory reports and being subject to frequent government oversight. Our audit committee consists entirely of outside (i.e., non-employee) directors. We also have a system of internal controls. Although we cannot be certain of the effect, if any, the new requirements and regulations as a public company will have on us, we do not anticipate that complying with these regulations and requirements will result in any material changes in corporate governance, business or results of operations other than the additional costs associated with the reporting requirements under the Exchange Act and the enhanced disclosures under the SOX. At this point, such additional costs cannot be estimated or predicted and could be significant. Future changes in the laws, regulation, or policies that could also impact us and we cannot necessarily be predicted and may have a material adverse effect on business and earnings.
Risks Related to Our Common Stock
      Our Common Stock is Currently Not Traded and Only a Limited Trading Market Exists for Our Common Stock. Presently, there is no trading market for our common stock. As of December 16, 2005, there were 3,277,807 shares of our common stock issued and outstanding. Only a limited trading market for our common stock exists on the OTC “Bulletin Board.” We are aware of four dealers currently trading shares of our common stock. However, we cannot assure you that an active public market for our common stock will ever develop or the extent to which those dealers will continue trading our common stock.
      The Interests of Our Controlling Shareholders May Differ from Yours. As of December 16, 2005, our directors, executive officers and their related interests have voting control with respect to approximately 40% of our outstanding shares. In particular, John W. Birchfield, our Chairman, together with members of his immediate family, beneficially own and have voting power with respect to approximately      % of our outstanding common stock. The interests of these controlling shareholders may differ from yours. Because of this beneficial ownership and voting power, our controlling shareholders have the power to substantially control any matter presented to shareholders for a vote, including with respect to the election of directors or other material transactions, such as a future issuance of securities, a potential acquisition of, or take-over proposal made by, another company. As a result, these controlling shareholders may cause the defeat of a proposal you support, or cause the passing of a proposal you oppose.
      A Holder with as Little as a 5% Interest in FCB Bancorp Could, Under Certain Circumstances, be Subject to Regulation as a “Bank Holding Company.” A holder (not including a natural person) of 25% or more of the outstanding FCB Bancorp common stock, or 5% or more if such holder otherwise exercises a “controlling influence” over FCB Bancorp, may be subject to regulation as a “bank holding company” in accordance with the Bank Holding Company Act of 1956, as amended (the “BHCA”). In addition, (i) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve Board under the BHCA to acquire or retain 5% or more of the outstanding FCB Bancorp common stock and (ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of the outstanding FCB Bancorp common stock. Becoming a bank holding company imposes certain statutory and regulatory restrictions and burdens, and might require the holder to divest all or a portion of the holder’s investment in FCB Bancorp. In addition, because a bank holding company is required to provide managerial and financial strength for its bank subsidiary, such a holder may be required to divest investments that may be deemed incompatible with bank holding company status, such as a material investment in a company unrelated to banking.
CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
      Certain statements contained in this prospectus, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “may,” “will,” “should,” “would,” and similar words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which we operate, demographic changes, competition, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of our business, and other risk factors referenced in this prospectus. The factors set forth under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.
      We caution that these statements are further qualified by important factors, in addition to those under “Risk Factors” above and elsewhere in this prospectus, which could cause actual results to differ significantly from those in the forward-looking statements, including, among other things, economic conditions and other risks described in our filings with the SEC.
      Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. Our future results and shareholder values may differ significantly from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. We do not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.
MARKET FOR COMMON STOCK AND DIVIDENDS
Trading History
      Our common stock is quoted on the OTC Bulletin Board under the symbol “FCBA.” Our common stock commenced trading under the symbol “FCBA” on October 1, 2005. Prior to this date, our common stock traded under the symbol “FCAA.”
      The information in the following table indicates the high and low sales prices and volume of trading for our common stock for each quarterly period since January 1, 2003, and is based upon information provided by the OTC Bulletin Board. Because of the limited market for our common stock, these prices may not be indicative of the fair market value of our common stock. The information does not include transactions for which no public records are available. The trading prices in such transactions may be higher or lower than the prices reported below.

			Approximate
			Number of
	High	Low	Shares Traded

2003
First Quarter	$10.87	$10.50	13,700
Second Quarter	12.00	11.00	15,600
Third Quarter	13.00	11.75	4,300
Fourth Quarter	15.75	13.10	11,488
2004
First Quarter	$22.00	$15.80	32,387
Second Quarter	20.80	17.95	13,559
Third Quarter	19.75	17.75	24,272
Fourth Quarter	23.00	19.25	14,693
2005
First Quarter	$23.00	$22.50	190,970
Second Quarter	22.33	19.25	10,660
Third Quarter	20.95	19.80	12,674
Fourth Quarter (through December 27, 2005)	20.75	19.50	67,387

      As of December 16, 2005, there were 3,277,807 outstanding shares of our common stock. However, there is a limited trading market for the common stock, with an average trading volume for the 30 consecutive trading days prior to December 16, 2005 of approximately 1,438 shares per trading day. We are aware of only four dealers that have effected trades in our common stock. There can be no assurance that a more active trading market for our common stock will develop or will be sustained or that a holder of our common stock will have the ability to dispose of shares in a liquid market.
      As of December 16, 2005, there were approximately 285 shareholders of record of our common stock; however, we believe that there are at least an additional 250 shareholders who own their shares in “street name” through brokerage firms. At such date, our directors, executive officers and their related interests had voting control over approximately 40% of our outstanding shares. There are no other classes of common equity of FCB Bancorp outstanding.
      Our transfer agent for our common stock is U.S. Stock Transfer Corporation, Glendale, California.
Dividends
      Our Articles of Incorporation provide that after the preferential dividends upon all other classes and series of stock entitled thereto have been paid or declared and set apart for payment and after we have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then the holders of our common stock are entitled to receive any dividends declared by the Board of Directors out of funds legally available therefor under the laws of the State of California. Under California law, however, we are prohibited from paying dividends unless: (1) our retained earnings immediately prior to the dividend payment equals or exceeds the amount of the dividend; or (2) immediately after giving effect to the dividend, the sum of our assets would be at least equal to 125% of our liabilities, or, if the average of our earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of our interest expense for the two preceding fiscal years, our current assets would be at least equal to 125% of our current liabilities.
      First California Bank has paid no cash dividends since 2001 due to our current policy of preserving capital to support additional growth and we do not anticipate paying any cash dividends on our common stock for the foreseeable future; except, however, that a special cash dividend of $5.0 million was paid by First California Bank to FCB Bancorp in connection with the South Coast Acquisition. Substantially all of the proceeds from this $5.0 million cash dividend was used to fund the South Coast Acquisition and to pay the expenses (legal, accounting, printing, filing fees, etc.) incurred by FCB Bancorp in connection with both FCB Bancorp’s formation as a holding company and in connection with the South Coast Acquisition. In addition, South Coast Bancorp, Inc., which was acquired by us on September 30, 2005, paid cash dividends in 2004 to its shareholders.

SELECTED CONSOLIDATED FINANCIAL DATA

	As of or for the		As of or for the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(Dollars in thousands, except per share data)
Results of Operations
Net interest income	$3,567	$2,882	$10,029	$8,719
Provision for loan losses	122	105	366	313
Noninterest income	508	509	1451	1393
Noninterest expense	2,727	2,381	7,943	7,087
Net income	$762	$597	$1,968	$1,763
Per Share Data
Earnings per share:
Basic	$0.35	$0.28	$0.91	$0.86
Diluted	$0.35	$0.27	$0.90	$0.83
Book value per share	$13.72	$10.18	$13.72	$10.18
Financial Position
Assets	$467,391	$268,273	$467,391	$268,273
Loans	326,151	173,453	326,151	173,453
Allowance for loan losses	3,995	2,565	3,995	2,565
Goodwill	17,241	—	—	—
Deposits	361,187	208,878	361,187	208,878
FHLB advances	47,566	35,665	47,566	35,665
Junior subordinated debentures	10,000	—	—	—
Shareholders’ equity	$44,960	$22,012	$44,960	$22,012
Selected Ratios(1)
Return on average equity	12.35%	11.03%	11.05%	11.77%
Return on average assets	1.01%	0.87%	0.90%	0.89%
Efficiency ratio(2)	66.93%	70.46%	69.20%	70.24%
Net interest margin (tax equivalent)(3)	5.09%	4.48%	4.95%	4.79%
Nonaccrual loans to loans	—	1.37%	—	1.37%
Net charges-offs (recoveries) to average loans	0.02%	(0.04)%	0.03%	(0.04)%
Allowances for loan losses to loans	1.22%	1.48%	1.22%	1.48%
Equity to assets	9.62%	8.21%	9.62%	8.21%
Tangible equity to tangible assets	6.16%	8.21%	6.16%	8.21%
Total capital ratio	11.42%	12.37%	11.42%	12.37%
Tier 1 capital ratio	10.28%	11.12%	10.28%	11.12%
Tier 1 leverage ratio	8.65%	8.11%	8.65%	8.11%

(1)	Selected ratios for the three and nine months ended September 30, 2005 and 2004 have been annualized.

(2)	Computed by dividing noninterest expense by net interest income and noninterest income. The ratio is a measurement of the amount of revenue that is utilized to meet overhead expenses.

(3)	Computed by dividing net income on a tax equivalent basis by average earning assets.

	As of or for the Year Ended December 31,

	2004	2003	2002	2001	2000

	(Dollars in thousands, except per share data)
Results of Operations
Net interest income	$11,656	$10,898	$9,141	$7,488	$6,804
Provision for loan losses	418	510	510	576	115
Noninterest income	1,925	1,899	1,240	1,071	814
Noninterest expense	9,409	8,836	7,222	5,724	5,241
Net income	$2,435	$2,207	$1,614	$1,355	$1,407
Per Share Data
Earnings per share:
Basic	$1.17	$1.12	$0.91	$0.86	$0.88
Diluted	$1.14	$1.10	$0.86	$0.86	$0.88
Book value per share	$10.42	$9.26	$8.38	$7.20	$6.57
Financial Position
Assets	$283,745	$256,285	$203,907	$151,447	$129,408
Loans	182,873	157,952	142,379	121,699	92,024
Allowance for loan losses	2,346	2,325	1,970	1,680	1,114
Goodwill	—	—	—	—	—
Deposits	277,190	211,929	186,661	139,356	118,319
FHLB advances		32,850	25,000	—	—
Junior subordinated debentures	—	—	—	—	—
Shareholders’ equity	$22,545	$18,365	$16,448	$11,248	$10,450
Selected Ratios
Return on average equity	11.97%	12.67%	11.24%	12.64%	14.33%
Return on average assets	0.91%	0.99%	0.88%	0.97%	1.25%
Efficiency ratio(1)	69.76%	68.92%	69.78%	67.55%	68.80%
Net interest margin (tax equivalent)(2)	4.78%	5.45%	5.47%	5.96%	6.75%
Nonaccrual loans to loans	1.19%	1.55%	0.27%	0.66%	1.04%
Net charges-offs (recoveries) to average loans	0.21%	0.04%	0.17%	0.01%	0.01%
Allowances for loan losses to loans	1.28%	1.47%	1.38%	1.38%	1.21%
Equity to assets	7.95%	7.17%	8.07%	7.41%	8.07%
Tangible equity to tangible assets	7.95%	7.17%	8.07%	7.41%	8.07%
Total capital ratio	12.25%	11.57%	11.51%	10.06%	11.57%
Tier 1 capital ratio	11.04%	10.32%	10.26%	8.81%	10.46%
Tier 1 leverage ratio	8.61%	7.54%	8.14%	7.47%	8.27%

(1)	Computed by dividing noninterest expense by net interest income and noninterest income. The ratio is a measurement of the amount of revenue that is utilized to meet overhead expenses.

(2)	Computed by dividing net income on a tax equivalent basis by average earning assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion is designed to provide a better understanding of significant trends related to the consolidated results of operations and financial condition of FCB Bancorp and its wholly-owned subsidiaries First California Bank, FCB Statutory Trust I, and SC Financial (together referred to as “the Company,” “us,” “we,” “our”). SC Financial is an inactive subsidiary and FCB Statutory Trust I is a special purpose entity formed to issue FCB’s junior subordinated debentures. First California Bank is a commercial bank doing business primarily in Ventura, Los Angeles and Orange Counties. South Coast Commercial Bank was a wholly-owned subsidiary of FCB Bancorp and was sold to Woori America Bank on December 5, 2005.
      This discussion and information is derived from our unaudited consolidated financial statements and related notes for the three and nine months ended September 30, 2005 and 2004 and our audited consolidated financial statements and related notes for the three years ended December 31, 2004, 2003, and 2002. You should read this discussion in conjunction with those consolidated financial statements.
      This discussion contains certain forward-looking information about us, which statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond our control. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to:

•	revenues are lower than expected;

•	credit quality deterioration which could cause an increase in the provision for credit losses;

•	competitive pressure among depository institutions increases significantly;

•	our ability to complete planned acquisitions, to successfully integrate acquired entities, or to achieve expected synergies and operating efficiencies within expected time-frames or at all;

•	the integration of acquired businesses costs more, takes longer or is less successful than expected;

•	the cost of additional capital is more than expected;

•	a change in the interest rate environment reduces interest margins;

•	asset/liability repricing risks and liquidity risks;

•	general economic conditions, either nationally or in the market areas in which we do or anticipate doing business, are less favorable than expected;

•	the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq;

•	legislative or regulatory requirements or changes adversely affecting our business;

•	changes in the securities markets; and

•	regulatory approvals for announced or future acquisitions cannot be obtained on the terms expected or on the anticipated schedule.
      If any of these risks or uncertainties materializes, or if any of the assumptions underlying such forward-looking statements proves to be incorrect, our results could differ materially from those expressed in, implied or projected by, such forward-looking statements. We assume no obligation to update such forward-looking statements.

Critical Accounting Policies
      The discussion and analysis of our consolidated results of operations and financial condition are based upon our unaudited and audited consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, income and expense, and the related disclosures of contingent assets and liabilities at the date of these consolidated financial statements. We believe these estimates and assumptions to be reasonably accurate; however, actual results may differ from these estimates under different assumptions or circumstances. The following are our critical accounting policies.

Allowance for loan losses
      An estimate of probable losses incurred in the loan portfolio is necessary in determining the amount of the allowance for loan losses which is presented as a reduction of our loan balances. The provision for loan losses, charged to operations, is the amount that is necessary to establish the allowance. The information used by us to make this estimate is described later in this section and in the notes to the consolidated financial statements. The allowance for loan losses was $3,995,000 at September 30, 2005 and was $2,346,000 at December 31, 2004.

Income taxes
      An estimate of probable income tax benefits that will not be realized in future years is required in determining the necessity for a valuation allowance for deferred tax assets. The information used by us to make this estimate is described later in this section and in the notes to the consolidated financial statements. Net deferred tax assets were $1,239,000 at September 30, 2005 and were $448,000 at December 31, 2004; there was no valuation allowance at either period end.
Overview
      FCB Bancorp is a new bank holding company arising from a transaction in which the shareholders of First California Bank exchanged their common shares for that of FCB Bancorp on a share-for-share basis. As a result of this transaction, First California Bank became a wholly-owned subsidiary of FCB Bancorp on September 30, 2005. FCB Bancorp and First California Bank are related entities; accordingly, the consolidated financial position and results of operations as of and for the three and nine months ended September 30, 2005 and all other prior periods have been restated to reflect the combined entities.
      Also on September 30, 2005, FCB Bancorp completed the acquisition of South Coast Bancorp, Inc. and its wholly-owned subsidiaries, South Coast Commercial Bank and SC Financial. SC Financial is an inactive subsidiary. Shareholders of South Coast Bancorp, Inc. received cash of $36.0 million in exchange for their common shares; South Coast Bancorp, Inc. was then merged with and into FCB Bancorp.
      In connection with this acquisition, FCB Bancorp issued 1,115,000 shares of common stock to accredited investors at $19.75 per share on September 30, 2005. Net proceeds from this offering were $20.7 million. In addition, FCB Bancorp issued $10.0 million of junior subordinated debentures (commonly referred to as trust preferred securities) on September 30, 2005. Substantially all the proceeds from these offerings were used to fund the acquisition.
      The acquisition was accounted for using the purchase method of accounting; accordingly, the September 30, 2005 consolidated financial position of the Company includes the fair value of the assets acquired and the liabilities assumed of South Coast Bancorp, Inc. The consolidated results of operations however, before the merger with South Coast Bancorp, Inc. for the three and nine months ended September 30, 2005 and all prior periods, reflect only the activities of the Company.
      On December 5, 2005, FCB Bancorp sold South Coast Commercial Bank to Woori America Bank pursuant to a merger transaction for a premium of $1 million before taxes and expenses (the “Woori

Merger”). The net premium will reduce previously recognized goodwill that arose from our purchase of South Coast Commercial Bank on September 30, 2005. Also on December 5, 2005, in a separate but related transaction, our subsidiary, First California Bank, acquired essentially all of the assets and liabilities of South Coast Commercial Bank, including all current loan and deposit accounts. The purchase and assumption transaction closed immediately prior to the Woori Merger.
      Net income for the third quarter of 2005 increased 28 percent to $762,000 or $0.35 per diluted share compared with $597,000 or $0.27 per diluted share for the third quarter of 2004. For the first nine months of 2005, net income was $1,968,000 or $0.90 per diluted share compared with $1,763,000, or $0.83 per diluted share for the same period last year. The earnings per share data for 2005 reflect the increase in outstanding weighted average shares that resulted from the issuance of 1,115,000 new shares at the end of the third quarter.
      The following table presents a summary of net income:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(In thousands, except per share)
Net income	$762	$597	$1,968	$1,763
Basic earnings per share	$0.35	$0.28	$0.91	$0.86
Diluted earnings per share	$0.35	$0.27	$0.90	$0.83
Basic weighted average shares	2,175	2,163	2,167	2,052
Diluted weighted average shares	2,190	2,175	2,189	2,119
      The following table presents the unaudited pro forma results of operations for the three and nine months ended September 30, 2005 and the year ended December 31, 2004 as if the merger, common stock issuance and trust preferred issuance had occurred on January 1, 2004. The pro forma results of operations include estimates and assumptions that were made solely for purposes of developing this pro forma information and are not necessarily an indication of the results that would have been achieved had the acquisition been consummated at the first of the year or that may be achieved in the future.

	Three Months	Nine Months
	Ended	Ended	Year Ended
	September 30, 2005	September 30, 2005	December 31, 2004

	(In thousands, except per share)
Net income as reported	$762	$1,968	$2,435
Pro forma combined net income	$1,196	$3,097	$3,894
Earnings per share as reported:
Basic	$0.35	$0.91	$1.17
Diluted	$0.35	$0.90	$1.14
Pro forma combined earnings per share:
Basic	$0.36	$0.94	$1.22
Diluted	$0.36	$0.94	$1.20
Average shares outstanding as reported:
Basic	2,175	2,167	2,080
Diluted	2,190	2,189	2,136
Pro forma average shares outstanding:
Basic	3,278	3,278	3,195
Diluted	3,293	3,300	3,251
      The pro forma diluted per share for the nine months period ended September 30, 2005 is approximately 4 percent higher than the respective reported amount.

Results of Operations — for the three and nine months ended September 30, 2005

Net interest income
      Net interest income is the difference between interest and fees earned on loans, securities and federal funds sold (these asset classes are commonly referred to as earning assets) and the interest paid on deposits and borrowings (these liability classes are commonly referred to as interest-bearing funds). Net interest margin is net interest income expressed as a percentage of earning assets.
      Net interest income for the three months ended September 30, 2005 increased to $3,567,000, up 24 percent from $2,882,000 for the three months ended September 30, 2004. Net interest income for the first nine months of 2005 was $10,028,000, an increase of 15 percent from $8,719,000 posted for the same period last year.
      The net interest margin on a tax equivalent basis for the third quarter of 2005 was 5.09 percent compared with 5.02 percent for the second quarter of 2005 and 4.84 percent for the first quarter of 2005. The net interest margin has increased each quarter since the third quarter of 2004 reflecting the asset-sensitive nature of our balance sheet. We should continue to experience an increase in net interest margin as the prime rate increases.
      For the first nine months of 2005 and 2004 the net interest margin was 4.95 percent and 4.79 percent, respectively.
      Average loans for the nine months ended September 30, 2005 were $191,583,000 and represented 71 percent of average earning assets, compared with 68 percent of average earning assets for the year ended December 31, 2004. Average securities for the first nine months of 2005 were $75,605,000 and represented 28 percent of average earning assets, down from last year when average securities were 29 percent of average earning assets for the year ended December 31, 2004.
      Average deposits for the nine months ended September 30, 2005 were $233,916,000 and represented 86 percent of average earning assets, compared with 87 percent of average earning assets for the year ended December 31, 2004. Average Federal Home Loan Bank of San Francisco (“FHLB”) advances for the first nine months of 2005 were $33,011,000 compared with $29,706,000 for the year ended December 31, 2004.

      The following table presents average balances and interest income or interest expense, with resulting average yield or rates on a tax equivalent basis, by earning asset or interest bearing liability category:

	Nine Months Ended September 30,

	2005			2004

	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate	Balance	Expense	Rate

	(Dollars in thousands)
Assets
Loans:
Commercial	$84,006	$4,937	7.86%	$68,241	$3,748	7.34%
Real estate	100,470	4,835	6.43%	93,477	4,269	6.10%
Consumer	7,107	356	6.69%	5,348	319	7.97%

Total loans	191,583	10,128	7.07%	167,066	8,336	6.67%

Securities:
Taxable	67,563	1,716	3.39%	64,657	1,453	2.99%
Nontaxable	8,042	234	5.88%	7,433	225	6.13%

Total securities	75,605	1,950	3.65%	72,090	1,678	3.32%

Federal funds sold	3,540	75	2.88%	5,654	45	1.06%
Deposits with banks	52	1	1.37%	110	1	0.65%

Total earning assets	270,780	12,154	6.06%	244,920	10,060	5.53%

Non-earning assets	21,371			19,382

Total assets	$292,151			$264,302

Liabilities and shareholders’ equity
Interest bearing deposits:
Interest bearing demand deposits	$20,148	16	0.10%	$19,705	16	0.11%
Savings	63,584	389	0.82%	60,986	366	0.80%
Certificates of deposit	56,225	1,051	2.50%	51,985	562	1.44%

Total interest bearing deposits	139,958	1,456	1.39%	132,676	944	0.95%

Borrowed funds:
FHLB advances	33,122	670	2.70%	29,271	394	1.80%

Total borrowed funds	33,122	670	2.70%	29,271	396	1.81%

Total interest bearing funds	173,080	2,126	1.64%	161,947	1,340	1.11%

Noninterest bearing demand deposits	93,958			81,479
Other liabilities	1,294			1,307
Shareholders’ equity	23,820			19,569

Total liabilities and shareholders’ equity	$292,151			$264,302

Net interest income		$10,028			$8,719
Net interest margin (tax equivalent)			4.95%			4.79%
      Net interest income is affected by changes in the level and mix of average earning assets and average interest-bearing funds. The changes between periods in these balances are referred to as balance changes. The effect on net interest income from changes in average balances is measured by multiplying the change in the average balance between the current period and the prior period by the prior period average rate. Net interest income is also affected by changes in the average rate earned or paid on earning assets and interest-bearing funds and these are referred to as rate changes. The effect on net interest income from changes in average rates is measured by multiplying the change in the average rate between the current period and the prior period by the prior period average balance. Changes attributable to both rate and balance are allocated on a pro rata basis to the change in average balance and the change in average rate.
      The following tables present the changes in net interest income attributable to balances and rates for the periods indicated:
      Analysis of changes in net interest income and expense for the nine months ended September 30,

	2005 to 2004 Due to:

	Rate	Volume	Total

	(Dollars in thousands)
Interest income
Interest on loans	$567	$1,223	$1,790
Interest on securities	191	82	273
Interest on Federal funds sold	48	(17)	31

Total interest income	806	1,288	2,094

Interest expense
Interest bearing demand deposits	(1)	—	(1)
Savings	8	16	24
Certificates of deposit	443	46	489

Total interest on deposits	450	62	512
Interest on borrowings	221	52	273

Total interest expense	671	114	785

Net interest income	$135	$1,174	$1,309

Provision for loan losses
      The provision for loan losses for the three months ended September 30, 2005 was $122,000 compared with $105,000 for the same period a year ago. For the nine months ended September 30, 2005, the provision for loan losses was $366,000 compared with $313,000 for the year ago period.

Noninterest income
      Noninterest income for the third quarter of 2005 was $508,000 compared with $509,000 for the third quarter of 2004. The third quarter of 2004 included securities transactions gains of $12,000. There were no securities transactions in the third quarter of 2005. Service charges, fees and other income for the third quarter of 2005 totaled $439,000 compared with $414,000 for the third quarter of 2004. Loan commissions and sales totaled $69,000 for the third quarter of 2005 compared with $83,000 for the third quarter of 2004.
      For the first nine months of 2005, noninterest income was $1,451,000 compared with $1,393,000 for the same period a year ago. Excluding securities transactions, noninterest income for the first nine months of 2005 was up 6 percent on higher levels of loan commissions and sales.

      The following table presents a summary of noninterest income:

			Nine Months
			Ended
	Third Quarter		September 30,

	2005	2004	2005	2004

	(Dollars in thousands)
Service charges, fees & other income	$439	$414	$1,212	$1,197
Loan commissions & sales	69	83	237	172
Gains(losses) on sales of securities	—	12	2	24

Noninterest income	$508	$509	$1,451	$1,393

Noninterest expense
      Noninterest expense for the three months ended September 30, 2005 was $2,727,000, up from $2,381,000 for the same period a year ago. For the first nine months of 2005, noninterest expenses were $7,943,000, up from $7,087,000 a year ago. The increase in noninterest expenses reflects principally the increase in salaries and benefits costs and premises and equipment costs stemming from the new Simi Valley branch that opened in January 2005, the expansion of our Westlake Village office in the fourth quarter of 2004 and our move into a new operations center in the fourth quarter of 2004. Notwithstanding the increase in operating expenses, the efficiency ratio (the amount of noninterest expense as a percentage of the sum of net interest income and noninterest income, excluding securities transactions) improved to 66.93 percent for the third quarter of 2005 from 70.46 percent for the same period a year ago. The improvement reflects higher net interest income from the growth in our portfolio of loans and the general increase in interest rates as well as our ability to generate low-cost deposits from our expanding branch network. For the first nine months of 2005, the efficiency ratio was 69.20 percent compared with 70.24 percent for the same period last year.
      The following table presents a summary of noninterest expense:

			Nine Months
			Ended
	Third Quarter		September 30,

	2005	2004	2005	2004

	(Dollars in thousands)
Salaries and employee benefits	$1,521	$1,373	$4,541	$4,074
Premises and equipment	445	335	1,220	927
Other expenses	761	673	2,182	2,086

Noninterest expense	$2,727	$2,381	$7,943	$7,087

Efficiency ratio	66.93%	70.46%	69.20%	70.24%

Income taxes
      The provision for income taxes for the third quarter of 2005 was $464,000 compared with $308,000 for the third quarter of 2004. The effective tax rate (the provision for income taxes as a percentage of pretax income) was 37.8 percent for the third quarter of 2005 compared with 34.0 percent for third quarter of 2004. For the first nine months of 2005, the effective tax rate was 37.9 percent compared with 35.0 percent for the same period last year.
      The combined federal and state statutory rate for all periods was 41.15%. The effective tax rate was less than the combined statutory tax rate as a result of excluding from taxable income interest income on municipal securities and the earnings on the cash surrender value of life insurance.

Results of Operations — for the three years ended December 31, 2004

Net interest income
      Net interest income for 2004 was $11,656,000, up 7 percent from $10,898,000 for 2003. Net interest income was $9,141,000 for 2002. The increase in net interest income reflects the increase in earning assets. Average earning assets increased 22 percent to $247,283,000 for 2004 from $202,091,000 for 2003. Average earning assets for 2002 were $168,891,000.
      The net interest margin (on a tax equivalent basis) for 2004 was 4.78% compared with 5.45% for 2003. Net interest margin was 5.47% for 2002. The decline in the net interest margin reflects the change in the mix of earning assets and funding sources from the year ago periods.
      Average loans were $168,614,000 for 2004 and represented 68 percent of average earning assets, compared with $149,186,000 and 74 percent for 2003. For 2002, average loans were $132,235,000 or 78 percent of average earning assets. Average loans increased 13 percent in 2004 and 2003. The increase in loans reflects the expansion of our branch network over these periods and the success of our business strategy.
      Average securities were $72,891,000 for 2004 and represented 29 percent of average earning assets, compared with $44,880,000 and 22 percent for 2003. For 2002, average securities were $21,775,000 or 13 percent of average earning assets. Average securities increased 62 percent for 2004 and 106 percent for 2003. Beginning in 2003, we began to more actively manage our investments, core funding sources, alternative funding sources and capital. In this regard, mid-year 2003, we purchased approximately $30,000,000 U.S. agency mortgage-backed securities with a final maturity of seven years. In addition, we secured $25,000,000 of FHLB term advances with final maturities of three months to three years. From mid-year 2004 to year-end 2004, we made several other purchases of U.S. agency mortgage-backed securities of approximately $15,000,000 with concomitant FHLB term advances of $14,900,000. While the addition of these securities had the effect of decreasing, in part, the net interest margin for the periods presented, net interest income has increased.
      Average deposits were $215,066,000 for 2004 and represented 87 percent of average earning assets, compared with 191,957,000 and 95 percent for 2003. Average deposits were $167,405,000 or 99 percent for 2002. Average deposits increased 12 percent for 2004 and 15 percent for 2003. The increase in deposits, especially in noninterest-bearing demand deposits, reflects the expansion of our branch network and the success of our business strategy. We do not accept broker certificates of deposits.
      Average FHLB advances were $29,706,000 for 2004 compared with $12,405,000 for 2003. There were no FHLB advances for 2002. The increase in FHLB advances reflects the more active management of investments, core funding sources, alternative funding sources and capital described above.

      The following table presents average balances and interest income or interest expense, with resulting average yield or rates on a tax equivalent basis, by earning asset or interest bearing liability category:

	For the Years Ended December 31,

	2004			2003			2002

	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate

	(Dollars in thousands)
Assets
Loans:
Commercial	$69,317	$5,046	7.28%	$60,022	$4,370	7.28%	$49,936	$3,627	7.26%
Real estate	94,088	5,758	6.12%	81,573	5,926	7.26%	75,218	5,951	7.91%
Consumer	5,209	405	7.78%	7,591	642	8.46%	7,081	548	7.74%

Total loans	168,614	11,209	6.65%	149,186	10,938	7.33%	132,235	10,126	7.66%

Securities:
Taxable	65,584	1,970	3.00%	40,128	1,194	2.98%	17,569	643	3.66%
Nontaxable	7,308	299	6.20%	4,752	212	6.76%	4,206	199	7.17%

Total securities	72,892	2,269	3.11%	44,880	1,406	3.13%	21,775	842	3.87%

Federal funds sold and deposits with banks	5,777	74	1.28%	8,025	85	1.06%	14,881	232	1.56%

Total earning assets	247,283	13,552	5.48%	202,091	12,429	6.15%	168,891	11,200	6.63%

Non-earning assets	19,220			20,430			13,901

Total assets	$266,503			$222,521			$182,792

Liabilities and shareholders’ equity
Interest bearing deposits:
Interest bearing demand deposits	$19,776	21	0.11%	$17,946	19	0.11%	$16,303	21	0.13%
Savings	61,697	487	0.79%	51,807	372	0.72%	35,414	277	0.78%
Certificates of deposit	52,138	807	1.55%	54,804	949	1.73%	62,216	1,761	2.83%

Total interest bearing deposits	133,611	1,315	0.98%	124,557	1,340	1.08%	113,933	2,059	1.81%

Borrowed funds:
Federal funds purchased	70	2	2.86%	—	—	—	—	—	—
FHLB advances	29,706	579	1.95%	12,405	191	1.54%	—	—	—

Total borrowed funds	29,776	581	1.95%	12,405	191	1.54%	—	—	—

Total interest bearing funds	163,387	1,896	1.16%	136,962	1,531	1.12%	113,933	2,059	1.81%

Noninterest bearing demand deposits	81,455			67,400			53,472
Other liabilities	1,315			746			1,022
Shareholders’ equity	20,346			17,413			14,365

Total liabilities and shareholders’ equity	$266,503			$222,521			$182,792

Net interest income		$11,656			$10,898			$9,141

Net interest margin (tax equivalent)			4.78%			5.45%			5.47%

      Net interest income is affected by changes in the level and mix of average earning assets and average interest-bearing funds. The changes between periods in these balances are referred to as balance changes. The effect on net interest income from changes in average balances is measured by multiplying the change in the average balance between the current period and the prior period by the prior period average rate. Net interest income is also affected by changes in the average rate earned or paid on earning assets and interest-bearing funds and these are referred to as rate changes. The effect on net interest income from changes in average rates is measured by multiplying the change in the average rate between the current period and the prior period by the prior period average balance. Changes attributable to both rate and volume are allocated on a pro rata basis to the change in average volume and the change in average rate.
      The following tables present changes in net interest income attributable to volume and rate for the periods indicated:
      Analysis of changes in net interest income and expense for the years ended December 31,

	2004 to 2003 Change in Interest			2003 to 2002 Change in Interest
	Income/Expense Due to:			Income/Expense Due to:

	Rate	Volume	Total	Rate	Volume	Total

	(Dollars in thousands)
Interest income
Interest on loans	$(1,153)	$1,424	$271	$(486)	$1,298	$812
Interest on securities	(15)	878	863	375	189	564
Interest on Federal funds sold	14	(25)	(11)	(40)	(107)	(147)

Total interest income	(1,154)	2,277	1,123	(151)	1,380	1,229

Interest expense
Interest bearing demand deposits	1	2	3	(4)	2	(2)
Savings	44	72	116	(41)	136	95
Certificates of deposit	(98)	(46)	(144)	(602)	(210)	(812)

Total interest on deposits	(53)	28	(25)	(647)	(72)	(719)
Interest on borrowings	122	268	390	—	191	191

Total interest expense	69	296	365	(647)	119	(528)

Net interest income	$(1,223)	$1,981	$758	$496	$1,261	$1,757

Provision for loan losses
      For the year 2004 the provision for loan losses was $418,000 compared with $510,000 for 2003. The provision for loan losses for 2002 was $510,000.

Noninterest income
      Noninterest income was $1,925,000 for 2004 compared with $1,899,000 for 2003. Noninterest income was $1,240,000 for 2002.
      Service charges on deposit accounts increased 9 percent to $1,056,000 for 2004 from $965,000 for 2003. Service charges on deposit accounts were $744,000 for 2002. The increase in service charge income reflects the higher level of checking and savings accounts from the year ago periods as well as a general increase in scheduled service fees.
      Earnings on cash surrender value of life insurance were $224,000 for 2004 compared with $260,000 for 2003. There were no earnings in 2002. The Bank purchased life insurance policies at the end of December 2002 to support life insurance benefits for several key employees and salary continuation benefits for certain executives.

      Gains on loan sales and commissions on brokered loans totaled $219,000 for 2004 compared with $382,000 for 2003. Gains on loans sales and commissions on brokered loans totaled $162,000 for 2002. The Bank originates SBA 7(a) loans and sells the guaranteed portion of the loan into the secondary market for a gain. The Bank also arranges SBA 504 and other loans for customers that are ultimately funded by other institutions and receives commissions for its services. The change in income reflects the change in the number and amount of loans sold or brokered in each period.
      The following table presents a summary of noninterest income:

	For the Years Ended
	December 31,

	2004	2003	2002

	(Dollars in thousands)
Service charges on deposit accounts	$1,056	$965	$744
Earnings on cash value of life insurance	224	260	—
Commissions on brokered loans	132	307	43
Net gain on loan sales	87	75	119
Net servicing fees	42	34	32
Other income	290	280	271

Subtotal service charges, fees and other	1,831	1,921	1,209
Net gain (loss) on sales of securities	94	(22)	31

Total noninterest income	$1,925	$1,899	$1,240

Noninterest expense
      Noninterest expense for 2004 was $9,409,000, up 6 percent from $8,836,000 for 2003. Noninterest expense for 2002 was $7,222,000. The efficiency ratio was 69.76 percent for 2004 compared with 68.92 percent for 2003 and 69.78 percent for 2002.
      We have pursued a growth strategy through de novo branching. This requires us to recruit and hire personnel and lease or build facilities to operate and house the new branch. These expenses are incurred prior to the opening of the branch and generally are in excess of the income from the branch when it commences operations. The increase in salaries and benefits expense and premises and equipment expense reflects this growth strategy. The Oxnard office was opened in the spring of 2000, the Ventura office was opened in the summer of 2002, the Thousand Oaks office was opened in the fall of 2003 and the Simi Valley office was opened in January of 2005. We also expanded into a new operations center in the summer of 2004 consolidating into one facility loan, deposit and technology operations.
      In addition, in 2004, we implemented a new core application processing system that is anticipated to lower unit costs while providing a platform that more readily supports growth and expansion of services.

      The following table presents a summary of noninterest expense:

	For the Years Ended
	December 31,

	2004	2003	2002

	(Dollars in thousands)
Salaries and benefits	$5,373	$5,220	$4,131
Premises and equipment	1,301	972	693
Data processing	758	836	743
Legal, audit and other professional	418	328	326
Printing, stationary and supplies	141	166	199
Telephone	163	161	92
Directors’ fees	128	106	103
Advertising and marketing	299	298	289
Postage	81	84	86
Other expense	747	665	560

Total noninterest expenses	$9,409	$8,836	$7,222

Income taxes
      The provision for income taxes was $1,319,000 for 2004 compared with $1,244,000 for 2003. The provision for income taxes was $1,035,000 for 2002. The effective tax rate was 35.1% for 2004 compared with 36.0% for 2003 and 39.1% for 2002.
      The combined federal and state statutory rate for all periods was 41.2%. The effective tax rate was less than the combined statutory tax rate as a result of excluding from taxable income interest income on municipal securities and the earnings on the cash surrender value of life insurance.
Financial Condition — September 30, 2005 compared with December 31, 2004

Lending and credit risk
      We provide a variety of loan and credit-related products and services to meet the needs of borrowers primarily located in the California counties of Ventura, Los Angeles, and Orange. Business loans, represented by commercial real estate loans, commercial loans and construction loans comprise the largest portion of the loan portfolio. Consumer or personal loans, represented by home mortgage, home equity and installment loans comprise a smaller portion of the loan portfolio.
      Credit risk is the risk to earnings or capital arising from an obligor’s failure to meet the terms of any contract with us or otherwise to perform as agreed. Credit risk is found in all activities in which success depends on counterparty, issuer, or borrower performance. Credit risk is present any time funds are extended, committed, invested, or otherwise exposed through actual or implied contractual agreements, whether reflected on or off the balance sheet.
      All categories of loans present credit risk. Major risk factors applicable to all loan categories include changes in international, national and local economic conditions such as interest rates, inflation, unemployment levels, consumer and business confidence and the supply and demand for goods and services.
      Commercial real estate loans rely upon the cash flow originating from the underlying real estate collateral. Real estate is a cyclical industry that is affected not only by general economic conditions but also by local supply and demand. In the office sector, the demand for office space is highly dependent on employment levels. In the retail sector, the demand for retail space and the levels of retail rents are affected by consumer spending and confidence. The industrial sector has exposure to the level of exports, defense spending and inventory levels. Vacancy rates, location, and other factors affect the amount rental income for commercial real estate property. Tenants may relocate, fail to honor their lease or go out of business.

      Construction loans provide developers or owners with funds to build or improve properties that will ultimately be sold or leased. Construction loans are generally considered to involve a higher degree of risk than other loan categories because they rely upon the developer’s or owner’s ability to complete the project within specified cost and time limits. Cost overruns can cause the project cost to exceed the project sales price or exceed the amount of the committed permanent funding. Construction projects also can be delayed for a number of reasons such as poor weather, material or labor shortages, labor difficulties, or substandard work that must be redone to pass inspection.
      Commercial loans rely upon the cash flow originating from the underlying business activity of the enterprise. The manufacture, distribution or sale of goods or sale of services are not only affected by general economic conditions but also by the ability of the enterprise’s management to adjust to local supply and demand conditions, maintain good labor, vendor and customer relationships, as well as market, price and sell their goods or services for a profit. Customer demand for goods and services of the enterprise may change because of competition or obsolescence.
      Home mortgages and home equity loans and lines of credit are secured by first or second trust deeds on a borrower’s real estate property, typically their principal residence. These loans are dependant on a person’s ability to regularly pay the principal and interest due on the loan and, secondarily, on the value of real estate property that serves as collateral for the loan. Home mortgages are generally considered to involve a lower degree of risk than other loan categories because of the relationship of the loan amount to the value of the residential real estate and a person’s reluctance to forego their principal place of residence. Home real estate values however are not only affected by general economic conditions but also on local supply and demand. Installment loans and credit card lines are also dependant on a person’s ability to regularly pay principal and interest on a loan; however, these loans generally are not secured by collateral or, if they are secured, the collateral value can rapidly decline as is the case for automobiles. A person’s ability to service debt is highly dependant upon their continued employment or financial stability. Job loss, divorce, illness, bankruptcy are just a few of the risks that may affect a person’s ability to service their debt.
      Since the risks in each category of loan changes based on a number of factors, it is not possible to state whether a particular type of lending carries with it a greater or lesser degree of risk at any specific time in the economic cycle. In a stabilized economic environment it is generally considered that home mortgage loans have the least risk, followed by home equity loans, commercial real estate loans, commercial loans and lines and finally construction loans. However, this ordering may vary from time to time and the degree of risk from the credits with the least risk to those with the highest risk profile may expand or contract with the general economy.
      We manage credit risk through Board approved policies and procedures. These policies are reviewed and approved at least annually by the Directors. Lending policies provide us with a framework for consistent loan underwriting and a basis for sound credit decisions. Lending policies specify, among other things, the parameters for the type or purpose of the loan, the required debt service coverage and the required collateral requirements. Credit limits are also established and certain loans require approval by the Directors’ Loan Committee. The Directors’ Audit Committee also engages a third party to perform a credit review of the loan portfolio to ensure compliance with policies and assist in the evaluation of the credit risk inherent in the loan portfolio.

Loans
      Total loans increased $143,278,000 to $326,151,000 at September 30, 2005 from $182,873,000 at December 31, 2004. The acquisition of South Coast Bancorp, Inc. accounted for $119,159,000 of this increase. Loans, before the business combination, increased 13 percent since year end and 19 percent since the end of the year ago period.

      The following table presents the portfolio of loans:

	September 30,	December 31,
	2005	2004

	(Dollars in thousands)
Commercial real estate	$224,383	$83,457
Commercial loans	56,271	68,996
Construction loans	23,004	12,330
Home equity loans	7,482	2,114
Home mortgage	10,696	11,558
Installment and credit card	4,315	4,418

Total loans	326,151	182,873
Allowance for loan losses	(3,995)	(2,346)

	$322,156	$180,527

      The loan categories above are derived from bank regulatory reporting standards for loans secured by real estate; however, a portion of the commercial real estate loans above are loans that we consider to be commercial loan for which we have taken real estate collateral as additional support or from an abundance of caution. In these instances we are not looking to the real property as a primary source of repayment, but rather as a secondary or tertiary source of repayment. The acquisition of South Coast Bancorp, Inc. on September 30, 2005 resulted in the addition of $118,843,000 of loans to the commercial real estate category and $316,000 of loans to the home mortgage category.
      Commercial real estate loans, the largest segment of our portfolio, were 69 percent of total loans at September 30, 2005, up from 46 percent at December 31, 2004. The increase in the percentage relationship reflects the acquisition of South Coast Bancorp, Inc. on September 30, 2005. Commercial real estate loans are collateralized by many different property types, such as office, industrial and retail. Most of these properties are based in Ventura, Los Angeles and Orange Counties; however, there is no particular concentration in any single city within the counties. Our loan loss experience in this as well as other loan categories has been negligible.
      Commercial real estate loans are underwritten with a maximum loan-to-value of 70 percent and a minimum debt service coverage ratio of 1.25. These criteria may become more stringent depending on the type of property. We focus on cash flow; consequently, regardless the value of the collateral, the real estate project must provide sufficient cash flow, or alternatively the principals must supplement the project with other cash flow, to service the debt. We generally require the principals to guarantee the loan. We also “stress-test” commercial real estate loans to determine the potential affect changes in interest rates, vacancy rates, and lease or rent rates would have on the cash flow of the project. Additionally, at least on an annual basis, we require updates on the cash flow of the project and, where practicable, we visit the properties.
      Commercial loans represent the next largest category of loans and were 17 percent of total loans at September 30, 2005, down from 38 percent of total loans at year end. The decline in the percentage relationship reflects the effect of the acquisition. Commercial loans are made for the purpose of providing working capital, equipment purchases and business expansion. Commercial loans may be unsecured or secured by assets such as equipment, inventory, accounts receivable, real property. Guarantees, full or partial, from business owners or government agencies, such as the U.S. Small Business Administration, may also be present.
      Commercial loans are underwritten with maturities not to exceed seven years and we generally require the loan to be fully amortized within the term of the loan. Traditional working capital lines are underwritten for a 12 month period and have a 30-day out-of-debt requirement. Accounts receivable and inventory financing revolving lines of credit have an annual maturity date, a maximum advance rate, and an annual field audit for lines of $200,000 or more. Field audits are performed by third-party vendors. The maximum advance rate for accounts receivable is 75 percent and the maximum advance rate for eligible inventory is 25 percent.

      Commercial loans also include a product called “Cash Flow Maximizer” (“CFM”). Using software, technical and marketing support provided by a third-party vendor, we are able to purchase customer invoices, with full recourse, at a discount and pay the customer 98.5 to 95.0 percent of the face value of the invoice. The amount is repaid, generally in 30 to 45 days, by the merchant remitting payment of the invoice directly to us. The discount is recognized at the time of purchase. We further reduce the purchase amount to the customer by an average of 10 percent of face value of the invoice; setting aside this amount in a restricted savings account held by us to cover any losses on any purchase. As of September 30, 2005 CFM loans were $7.2 million.
      Construction loans represent 7 percent of loans at September 30, 2005, the same percentage relationship that was present at December 31, 2004. These loans represent single-family home and commercial building projects and are approximately evenly divided between these two types. Construction loans are typically short term, with maturities from 12 to 18 months. For commercial projects, we have a maximum loan-to-value of 70 percent of the FIRREA conforming appraised value. For residential projects, the maximum loan-to-value ranges from 80 percent for loans under $500,000 to 70 percent for loans of $1,000,000 or more. At the borrower’s expense, we use a third-party vendor for funds control, lien releases and inspections. In addition, we regularly monitor the marketplace and the economy for evidence of deterioration in real estate values.
      The following table presents the scheduled maturities of fixed and adjustable rate loans:

	September 30, 2005

		After One
	One Year	Year to	After Five
	or Less	Five Years	Years	Total

	(Dollars in thousands)
Fixed rate loan
Commercial real estate	$3,752	$6,273	$10,833	$20,858
Commercial loans and lines	584	2,841	524	3,951
Construction	—	—	—	—
Consumer	97	299	46	442
Other	6,532	510	3,906	10,949

Total fixed rate loan maturities	10,966	9,923	15,310	36,199

Adjustable rate loan
Commercial real estate	$160,993	$38,299	$872	$200,165
Commercial loans and lines	54,990	5,227	—	60,217
Construction	21,453	—	—	21,453
Consumer	3,345	—	—	3,345
Other	4,773	—	—	4,773

Total adjustable rate loan maturities	245,554	43,526	872	289,953

Total maturities	$256,520	$53,449	$16,182	$326,151

	December 31, 2004

	One Year	One Year to	After Five
	or Less	Five Years	Years	Total

	(Dollars in thousands)
Fixed rate loan
Commercial real estate	$669	$3,394	$3,484	$7,547
Commercial loans and lines	476	3,955	685	5,116
Consumer	84	582	22	688
Other	7,275	—	5,653	12,928

Total fixed rate loan maturities	8,504	7,931	9,844	26,279

Adjustable rate loan
Commercial real estate	$38,728	$42,389	$—	$81,117
Commercial loans and lines	50,677	4,388	1,950	57,015
Construction	12,609	—	—	12,609
Consumer	3,308	—	—	3,308
Other	2,545	—	—	2,545

Total adjustable rate loan maturities	107,867	46,777	1,950	156,594

Total maturities	$116,371	$54,708	$11,794	$182,873

Allowance for loan losses
      We maintain an allowance for loan losses to provide for inherent losses in the loan portfolio. Additions to the allowance are established through a provision charged to expense. All loans which are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. It is our policy to charge off any known losses at the time of determination. Any unsecured loan more than 90 days delinquent in payment of principal or interest and not in the process of collection is charged off in total. Secured loans are evaluated on a case by case basis to determine the ultimate loss potential to us subsequent to the liquidation of collateral. In those cases where we are inadequately protected, a charge off will be made to reduce the loan balance to a level equal to the liquidation value of the collateral.
      Our loan policy provides procedures designed to evaluate and assess the credit risk factors associated with our loan portfolio, to enable us to assess such credit risk factors prior to granting new loans and to evaluate the sufficiency of the allowance for loan losses. We conduct an assessment of the allowance on a monthly basis and undertake a more critical evaluation quarterly. At the time of the monthly review, the Board of Directors will examine and formally approve the adequacy of the allowance. The quarterly evaluation includes an assessment of the following factors: any external loan review and any regulatory examination, estimated potential loss exposure on each pool of loans, concentrations of credit, value of collateral, the level of delinquency and non-accruals, trends in loan volume, effects of any changes in the lending policies and procedures, changes in lending personnel, current economic conditions at the local, state and national level, the amount of undisbursed off-balance sheet commitments, and a migration analysis of historical losses and recoveries for the prior eight quarters.

      The following table presents the allowance for loan losses:

			Nine Months
	Third Quarter		Ended Sep 30,

	2005	2004	2005	2004

	(Dollars in thousands)
Beginning balance	$2,593	$2,533	$2,346	$2,325
Balance acquired in purchase	1,184	—	1,184	—
Provision for loan losses	122	105	366	313
Loans charged-off	—	(73)	(73)	(86)
Recoveries on loans charged-off	96	—	172	13

Ending balance	$3,995	$2,565	$3,995	$2,565

Allowance to loans	1.22%	1.48%
Accruing loans past due 90 days or more	$0	$392
Nonaccrual loans	$0	$2,376
Nonaccrual loans to loans	0%	1.37%
      The allowance for loan losses, as a percentage of total loans, was 1.22 percent at September 30, 2005 compared with 1.28 percent at December 31, 2004. The provision for loan losses for the third quarter of 2005 was $122,000 compared with $105,000 for the third quarter of 2004. The provision for loan losses for the first nine months of 2005 was $366,000 compared with $313,000 for the same period last year.
      For the third quarter of 2005, we had loan recoveries of $96,000; there were no loan charge-offs. For the first nine months of 2005, we had net loan recoveries of $99,000.
      The following table presents the allocation of the allowance to each loan category and the percentage of loans in each category to total loans:

	September 30, 2005		December 31, 2004

		Percent of		Percent of
		Loans in		Loans in
		Category to		Category to
	Amount	Total Loans	Amount	Total Loans

	(Dollars in thousands)
Commercial real estate	$1,954	55%	$880	47%
Commercial loans	848	24%	821	44%
Construction loans	595	17%	62	3%
Home equity loans	37	1%	13	1%
Home mortgage	53	2%	60	3%
Installment and credit card	56	2%	45	2%

Subtotal	$3,543		$1,881
Unallocated	452		465

Total	$3,995	100%	$2,346	100%

      The allocation presented above should not be interpreted as an indication that charges to the allowance will be incurred in these amounts or proportions. The amounts attributed to each loan category are based on the analysis described above.

      The following table presents past due and nonaccrual loans:

	September 30,	December 31,
	2005	2004

	(Dollars in thousands)
Accruing loans past due 90 days or more	$0	$0
Nonaccrual loans	$0	$2,180
Ratios:
Accruing loans past due 90 days or more to average loans	0.00%	0.10%
Nonaccrual loans to average loans	0.00%	1.29%
Interest income on nonaccrual loans:
Contractually due	$0	$197
Collected	$0	$69
      There were no loans categorized as nonaccrual at September 30, 2005. At December 31, 2004, there were $2,180,000 of nonaccrual loans representing 1.19 percent of total loans. Nonaccrual loans at December 31, 2004 were comprised principally of a participation in a construction loan with several other banks to a borrower who defaulted on the payment terms and filed bankruptcy. In December 2004, the bankruptcy court approved a settlement and the borrower has, in 2005, resumed payments under the approved settlement. The loan was returned to accrual status in the third quarter of 2005. There have been no charge-offs on this loan.

Investing, funding and liquidity risk
      Liquidity risk is the risk to earnings or capital arising from the inability to meet obligations when they come due without incurring unacceptable losses. Liquidity risk includes the inability to manage unplanned decreases or changes in funding sources as well as the failure to recognize or address changes in market conditions that affect the ability to liquidate assets quickly and with minimal loss in value.
      We manage liquidity risk through Board approved policies and procedures. These policies are reviewed and approved at least annually by the Directors. Liquidity risk policies provide us with a framework for consistent evaluation of risk and establish risk tolerance parameters. Management’s Asset and Liability Committee meets regularly to evaluate liquidity risk, review and establish deposit interest rates, review loan and deposit in-flows and out-flows and reports quarterly to the Directors’ Funds Management Committee on compliance with policies. The Directors’ Audit Committee also engages a third party to perform a review of management’s asset and liability practices to ensure compliance with policies.
      We enjoy a large base of core deposits (representing checking, savings and small balance certificates of deposit). At September 30, 2005 core deposits totaled $286,950,000 compared with $194,939,000 at December 31, 2004. Core deposits represent a significant low-cost source of funds that support our lending activities and represent a key part of our funding strategy. We seek and stress the importance of both loan and deposit relationships with customers in our business plans.
      Alternative funding sources include large balance certificates of deposits, federal funds purchased from other institutions, and borrowings.
      Large balance certificates of deposits are not central to our funding strategy; however, we have participated in the State of California time deposit program, which began in 1977, for several years. The time deposit program is one element of a pooled investment account managed by the State Treasurer for the benefit of the State of California and all participating local agencies. The pooled investment account had approximately $60 billion in investments of which approximately $7 billion represented time deposits placed at various financial institutions. At September 30, 2005, State of California time deposits placed with us, with original maturities of three and six months, were $20.0 million, up from $18.0 million at December 31, 2004. We believe that the State Treasurer will continue this program; we also believe that we have the ability to establish large balance certificates of deposit rates that will enable us to attract, replace, or retain those deposits accepted in our local market area if it becomes necessary under a modified funding strategy.

      We, as a member of the FHLB, have access to borrowing arrangements with a maximum available borrowing of approximately $75.0 million. Borrowings under these arrangements are collateralized with our FHLB stock as well as with our loans and securities. As of September 30, 2005, we had borrowings outstanding with the FHLB of $47,566,000.
      In addition, we have lines of credit with three other financial institutions providing for federal funds facilities up to a maximum of $14.0 million. The lines of credit support short-term liquidity needs and cannot be used for more than 15 consecutive days. These lines are unsecured, have no formal maturity date and can be revoked at any time by the granting institutions. There were no borrowings under these lines of credit at September 30, 2005.
      We also maintain a secured borrowing facility of $800,000 with the Federal Reserve Bank of San Francisco. There were no borrowings under this facility at September 30, 2005.
      Federal funds sold to other institutions provide an immediate source of liquidity. The securities portfolio also provides a source of liquidity through the periodic remittance of interest and principal. We purchase securities to generate interest income and to assist in the management of liquidity risk. Federal funds sold were $12.3 million and securities were $77.1 million at September 30, 2005.

Securities
      Securities are classified as ‘available-for-sale’ for accounting purposes and, as such, are recorded at their fair or market values in the balance sheet. Fair values are based on quoted market prices. Changes in the fair value of securities (that is, unrealized holding gains or losses) are reported as ‘other comprehensive income,’ net of tax and carried as accumulated comprehensive income or loss within shareholders’ equity until realized.
      The following table presents securities, at amortized cost, by maturity distribution and weighted average yield:

	The Nine Months Ended September 30, 2005

		After One	After Five
	One Year or	Year to Five	Years to Ten	Over Ten
	Less	Years	Years	Years	Total

	(Dollars in thousands)
Maturity distribution
Mortgage-backed securities	—	$35,556	$10,688	$1,199	$47,443
Collateralized mortgage obligations	—	—	3,469	—	3,469
U.S. Treasury obligations	3,472	4,324	—	—	7,796
State and municipal securities	101	676	3,250	5,115	9,142
U.S. agency securities	2,723	7,537	—	—	10,260

Total	$6,296	$48,093	$17,407	$6,314	$78,110

Weighted average yield
Mortgage-backed securities	—	3.33%	4.35%	5.41%	3.61%
Collateralized mortgage obligations	—	—	4.83%	—	4.83%
U.S. Treasury obligations	2.67%	3.10%	—	—	2.90%
State and municipal securities	8.03%	4.17%	5.50%	5.77%	5.58%
U.S. agency securities	3.06%	3.85%	—	—	3.64%

Total	2.92%	3.33%	4.66%	5.28%	3.57%

	December 31, 2004

		After One	After Five
	One Year or	Year to Five	Years to Ten	Over Ten
	Less	Years	Years	Years	Total

	(Dollars in thousands)
Maturity distribution
Mortgage-backed securities	$1,226	$36,848	$10,314	$7,960	$56,348
Collateralized mortgage obligations	—	—	1,568	3,347	4,915
U.S. Treasury obligations	2,993	—	—	—	2,993
State and municipal securities	100	295	2,723	3,615	6,733
U.S. agency securities	3,746	3,050	—	—	6,796

Total	$8,065	$40,193	$14,605	$14,922	$77,785

Weighted average yield
Mortgage-backed securities	3.75%	3.26%	4.10%	4.50%	3.60%
Collateralized mortgage obligations	—	—	4.91%	4.72%	4.78%
U.S. Treasury obligations	2.75%	—	—	—	2.75%
State and municipal securities	7.12%	7.96%	5.47%	6.03%	5.90%
U.S. agency securities	2.69%	2.62%	—	—	2.66%

Total	2.93%	3.25%	4.44%	4.92%	3.76%

      Securities, at amortized cost, increased slightly to $78,110,000 at September 30, 2005 from $77,785,000 at December 31, 2004. The increase principally reflects the addition of $6,904,000 of U.S. Treasury and Government Agency obligations from the acquisition of South Coast Bancorp, Inc. Net unrealized holding losses at September 30, 2005 were $871,000 and as a percentage of securities at amortized cost represented a decline in valuation of 1.12 percent. Securities are comprised largely of U.S. Treasury and Government Agency obligations, mortgage-backed securities and California municipal general obligation bonds. We have evaluated the unrealized losses of these securities and determined, as of September 30, 2005, that they were temporary and were related to the fluctuation in market interest rates since purchase.

Deposits
      We primarily accept deposits of small businesses located principally in Ventura, Los Angeles, and Orange counties. Core deposits (representing checking, savings and small balance certificates of deposit (that is, balances of under $100,000)) totaled $286,950,000 at September 30, 2005 up $92,010,000 from $194,939,000 at December 31, 2004. Of this increase, the acquisition of South Coast Bancorp, Inc. accounted for $86,603,000. Core deposits, before the business combination, increased 3 percent since year-end and 12 percent since the end of the year ago period. Core deposits represent a significant low-cost source of funds that support our lending activities.

      The following tables present the average balance and the average rate paid on each deposit category for the periods indicated:

	For the Nine Months Ended September 30,

	2005		2004

	Average	Average	Average	Average
	Balance	Rate	Balance	Rate

	(Dollars in thousands)
Core deposits
Noninterest bearing demand deposits	$93,958		$81,479
Interest checking	20,148	0.10%	19,705	0.11%
Savings accounts	63,584	0.82%	60,986	0.80%
Time deposits less than $100,000	32,515	2.39%	23,763	1.82%

Total core deposits	210,205	1.13%	185,933	0.90%
Noncore deposits
Time deposits of $100,000 or more	23,711	2.64%	28,222	1.12%

Total core and noncore deposits	$233,916	1.39%	$214,155	0.95%

      Large balance certificates of deposits (that is, balances of $100,000 or more) were $74,239,000 at September 30, 2005 compared with $32,251,000 at December 31, 2004. The South Coast Bancorp, Inc. acquisition represents $41,443,000 of the increase since year end. Large balance time deposits include deposits from the State Treasurer of California. These totaled $20,000,000 at September 30, 2005 and $18,000,000 at December 31, 2004. The remainder of the large balance time deposits represents time deposits accepted from customers in our market area. There were no broker deposits during or as of any period presented.
      The following table presents the maturity of large balance certificates of deposits for the periods indicated:

	September 30, 2005		December 31, 2004

	Amount	Percentage	Amount	Percentage

	(Dollars in thousands)
Three months or less	$17,579	24%	$17,394	54%
Over three months through six months	23,297	31%	7,571	23%
Over six months through one year	15,591	21%	2,086	6%
Over one year	17,771	24%	5,200	16%

Total	$74,238	100%	$32,251	100%

Borrowings
      First California Bank is a member of the FHLB. Membership allows us to borrow, approximately $75.0 million at September 30, 2005 and $70.0 million at December 31, 2004, to meet funding needs and otherwise assist in the management of liquidity risk. Borrowings with the FHLB are collateralized with our investment in FHLB stock as well as with loans or securities from time to time. At September 30, 2005 our investment in FHLB stock totaled $2,372,000, and at December 31, 2004, our investment totaled $1,992,000.

      The following table presents the amounts and weighted average interest rate of FHLB advances:

	Nine Months Ended
	September 30, 2005

	Federal Home	Weighted
	Loan Bank	Average Interest
	Advances	Rate

	(Dollars in thousands)
Amount outstanding at end of period	$47,566	2.85%
Maximum amount outstanding at any month-end during the period	$47,566	2.85%
Average amount outstanding during the period	$33,011	2.67%
      The following table presents the maturities for FHLB advances:

Maturity Year	Amount

(In thousands)
2005	$26,266
2006	13,050
2007	6,750
2008	1,500

$47,566

      The following table presents the amounts and weighted average interest rate of FHLB advances:

	Twelve Months Ended
	December 31, 2004

	Federal Home	Weighted
	Loan Bank	Average Interest
	Advances	Rate

	(Dollars in thousands)
Amount outstanding at end of period	$32,850	2.39%
Maximum amount outstanding at any month-end during the period	$39,145	1.75%
Average amount outstanding during the period	$29,706	1.95%
      The following table presents the maturities for FHLB advances:

Maturity Year	Amount

(In thousands)
2005	$16,050
2006	11,550
2007	5,250

$32,850

      On September 30, 2005, FCB Bancorp issued $10,000,000 of fixed/floating rate junior subordinated debentures to FCB Statutory Trust I, which simultaneously issued preferred capital securities in a private placement transaction. FCB Statutory Trust I is a wholly-owned, statutory business trust established by FCB Bancorp. Holders of the trust preferred securities will be entitled to receive cash distributions, accumulating from the issuance date, and payable quarterly in arrears of each year at an annual rate equal to 6.145 percent until December 2010 and at an annual rate for each successive period thereafter equal to 3 month LIBOR plus 1.55 percent. The preferred capital securities may be called at par by FCB Bancorp in whole or in part after the fifth year on any coupon date. FCB Bancorp has guaranteed the preferred capital securities of FCB Statutory Trust I. Substantially all of the proceeds of this offering were used to fund the acquisition of South Coast Bancorp, Inc.

Capital resources
      The Board of Directors recognize that a strong capital position is vital to growth, continued profitability, and depositor and investor confidence. The policy of the Board of Directors is to maintain sufficient capital at not less than the well-capitalized thresholds established by banking regulators. First California Bank’s risk-based capital ratios fell below those required for the designation of “well-capitalized” at September 30, 2005. The decline is temporary and was related to our acquisition of South Coast Commercial Bank. We expect that these ratios will once again exceed the levels necessary for “well-capitalized” status after the combination of the two banks and no later than December 31, 2005.
      We have not paid cash or stock dividends since 2001; except, however, that a special cash dividend of $5.0 million was paid by the Bank to FCB Bancorp in connection with the South Coast Acquisition. See “Market for Common Stock and Dividends — Dividends” on page 10. In addition, South Coast Bancorp, Inc., which was acquired by us on September 30, 2005, paid cash dividends in 2004 to its shareholders.
      In connection with the acquisition, we issued 1,115,000 shares of common stock at $19.75 per share on September 30, 2005 to a limited number of accredited investors. Substantially all of the proceeds were used to fund the acquisition.
      The following tables present the capital amounts and ratios of FCB Bancorp with a comparison to the minimum ratios for the periods indicated:

			For Capital
	Actual		Adequacy Purposes

	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
September 30, 2005
Total capital	$41,748	11.42%	$29,246	8.00%
(to risk weighted assets)
Tier I capital	$37,604	10.28%	$14,632	4.00%
(to risk weighted assets)
Tier I capital	$37,604	8.65%	$17,389	4.00%
(to average assets)

			For Capital
	Actual		Adequacy Purposes

	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
December 31, 2004
Total capital	$25,300	12.25%	$16,518	8.00%
(to risk weighted assets)
Tier I capital	$22,804	11.04%	$8,259	4.00%
(to risk weighted assets)
Tier I capital	$22,804	8.61%	$10,974	4.00%
(to average assets)
      Our capital ratios exceed the levels established by banking regulators for a “well-capitalized” institution at September 30, 2005 and December 31, 2004.

      The following tables present the capital amounts and ratios of First California Bank with a comparison to the minimum ratios for the periods indicated:

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
September 30, 2005
Total capital	$22,548	9.38%	$19,222	8.00%	$24,027	10.00%
(to risk weighted assets)
Tier I capital	$19,587	8.15%	$9,611	4.00%	$14,416	6.00%
(to risk weighted assets)
Tier I capital	$19,587	6.52%	$12,017	4.00%	$15,028	5.00%
(to average assets)

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
December 31, 2004
Total capital	$25,300	12.25%	$16,518	8.00%	$20,647	10.00%
(to risk weighted assets)
Tier I capital	$22,804	11.04%	$8,259	4.00%	$12,388	6.00%
(to risk weighted assets)
Tier I capital	$22,804	8.61%	$10,974	4.00%	$13,718	5.00%
(to average assets)
Financial Position — December 31, 2004 compared to December 31, 2003

Lending and credit risk
      We provide a variety of loan and credit-related products and services to meet the needs of borrowers primarily located in the California counties of Ventura, Los Angeles, and Orange. Business loans, represented by commercial real estate loans, commercial loans and construction loans comprise the largest portion of the loan portfolio. Consumer or personal loans, represented by home mortgage, home equity and installment loans comprise a smaller portion of the loan portfolio.
      Credit risk is the risk to earnings or capital arising from an obligor’s failure to meet the terms of any contract with us or otherwise to perform as agreed. Credit risk is found in all activities in which success depends on counterparty, issuer, or borrower performance. Credit risk is present any time funds are extended, committed, invested, or otherwise exposed through actual or implied contractual agreements, whether reflected on or off the balance sheet.
      All categories of loans present credit risk. Major risk factors applicable to all loan categories include changes in international, national and local economic conditions such as interest rates, inflation, unemployment levels, consumer and business confidence and the supply and demand for goods and services.
      Commercial real estate loans rely upon the cash flow originating from the underlying real estate collateral. Real estate is a cyclical industry that is affected not only by general economic conditions but also by local supply and demand. In the office sector, the demand for office space is highly dependent on employment levels. In the retail sector, the demand for retail space and the levels of retail rents are affected by consumer spending and confidence. The industrial sector has exposure to the level of exports, defense spending and inventory levels. Vacancy rates, location, and other factors affect the amount rental income for commercial real estate property. Tenants may relocate, fail to honor their lease or go out of business.
      Construction loans provide developers or owners with funds to build or improve properties that will ultimately be sold or leased. Construction loans are generally considered to involve a higher degree of risk than other loan categories because they rely upon the developer’s or owner’s ability to complete the project within specified cost and time limits. Cost overruns can cause the project cost to exceed the project sales price or exceed the amount of the committed permanent funding. Construction projects also can be delayed for a number of reasons such as poor weather, material or labor shortages, labor difficulties, or substandard work that must be redone to pass inspection.
      Commercial loans rely upon the cash flow originating from the underlying business activity of the enterprise. The manufacture, distribution or sale of goods or sale of services are not only affected by general economic conditions but also by the ability of the enterprise’s management to adjust to local supply and demand conditions, maintain good labor, vendor and customer relationships, as well as market, price and sell their goods or services for a profit. Customer demand for goods and services of the enterprise may change because of competition or obsolescence.
      Home mortgages and home equity loans and lines of credit are secured by first or second trust deeds on a borrower’s real estate property, typically their principal residence. These loans are dependant on a person’s ability to regularly pay the principal and interest due on the loan and, secondarily, on the value of real estate property that serves as collateral for the loan. Home mortgages are generally considered to involve a lower degree of risk than other loan categories because of the relationship of the loan amount to the value of the residential real estate and a person’s reluctance to forego their principal place of residence. Home real estate values however are not only affected by general economic conditions but also on local supply and demand. Installment loans and credit card lines are also dependant on a person’s ability to regularly pay principal and interest on a loan; however, these loans generally are not secured by collateral or, if they are secured, the collateral value can rapidly decline as is the case for automobiles. A person’s ability to service debt is highly dependant upon their continued employment or financial stability. Job loss, divorce, illness, bankruptcy are just a few of the risks that may affect a person’s ability to service their debt.
      Since the risks in each category of loan changes based on a number of factors, it is not possible to state whether a particular type of lending carries with it a greater or lesser degree of risk at any specific time in the economic cycle. In a stabilized economic environment it is generally considered that home mortgage loans have the least risk, followed by home equity loans, commercial real estate loans, commercial loans and lines and finally construction loans. However, this ordering may vary from time to time and the degree of risk from the credits with the least risk to those with the highest risk profile may expand or contract with the general economy.
      We manage credit risk through Board approved policies and procedures. These policies are reviewed and approved at least annually by the Directors. Lending policies provide us with a framework for consistent loan underwriting and a basis for sound credit decisions. Lending policies specify, among other things, the parameters for the type or purpose of the loan, the required debt service coverage and the required collateral requirements. Credit limits are also established and certain loans require approval by the Directors’ Loan Committee. The Directors’ Audit Committee also engages a third party to perform a credit review of the loan portfolio to ensure compliance with policies and assist in the evaluation of the credit risk inherent in the loan portfolio.

Loans
      Total loans increased 16 percent to $182,873,000 at December 31, 2004 from $157,952,000 at December 31, 2003. Total loans were $142,379,000 at December 31, 2002. Loan growth is the result of increased lending in our immediate market area and the opening of four additional banking offices since September 1999.

      The following table presents the portfolio of loans:

	December 31,

	2004	2003	2002

	(Dollars in thousands)
Commercial real estate	$83,457	$87,638	$80,020
Commercial loans and lines	68,996	42,076	31,876
Construction	12,330	16,540	16,842
Home equity loans and lines	2,114	5,808	7,036
Home mortgage	11,558	2,898	2,756
Installment and credit card	4,418	2,992	3,849

Total loans	182,873	157,952	142,379
Allowance for loan losses	(2,346)	(2,325)	(1,970)

Loans, net	$180,527	$155,627	$140,409

      The loan categories above are derived from bank regulatory reporting standards for loans secured by real estate; however, a portion of the commercial real estate loans above are loans that we consider to be a commercial loan for which we have taken real estate collateral as additional support or from an abundance of caution. In these instances we are not looking to the real property as its primary source of repayment, but rather as a secondary or tertiary source of repayment.
      Commercial real estate loans, the largest segment of our portfolio, were 46 percent of total loans at December 31, 2004 compared with 55 percent and 56 percent at December 31, 2003 and 2002. Commercial real estate loans are collateralized by many different property types. Over the past three years, the top three categories have been office, industrial, and retail. The office category represented 26 percent of the commercial real estate loans portfolio at December 31, 2004. At December 31, 2003 and December 31, 2002, the percentages were 23 and 25 respectively. In addition, commercial real estate loan properties disbursed among 22 different geographic locales. While most of the commercial real estate lending is in Ventura County, there is excellent dispersal among the various cities.
      Commercial real estate loans are underwritten with a maximum loan-to-value of 70 percent and a minimum debt service coverage ratio of 1.25. These criteria may become more stringent depending on the type of property. We focus on cash flow; consequently, regardless the value of the collateral, the real estate project must provide sufficient cash flow, or alternatively the principals must supplement the project with other cash flow, to service the debt. We generally require the principals to guarantee the loan. We also “stress-test” commercial real estate loans to determine the potential affect changes in interest rates, vacancy rates, and lease or rent rates would have on the cash flow of the project. Additionally, at least on an annual basis, we require updates on the cash flow of the project and, where practicable, we visit the properties.
      Commercial loans represent the next largest category of loans and were 38 percent of total loans at December 31, 2004, up from 27 percent at December 31, 2003 and 23 percent at December 31, 2002. Commercial loans are made for the purpose of providing working capital, equipment purchases and business expansion. Commercial loans may be unsecured or secured by assets such as equipment, inventory, accounts receivables, and real property. Personal guarantees of the business owner may also be present. Additionally, these loans may also have partial guarantees from the U.S. Small Business Administration (“SBA”) or other federal or state agencies. The commercial loan portfolio is made up of broadly diversified business sectors with the largest sectors in real estate/construction, finance and insurance, healthcare, manufacturing and professional services.
      Commercial loans are underwritten with maturities not to exceed seven years and we generally require the loan to be fully amortized within the term of the loan. Traditional working capital lines are underwritten for a 12 month period and have a 30-day out-of-debt requirement. Accounts receivable and inventory financing revolving lines of credit have an annual maturity date, a maximum advance rate, and an annual field audit for lines of $200,000 or more. Field audits are performed by third-party vendors. The maximum advance rate for accounts receivable is 75 percent and the maximum advance rate for eligible inventory is 25 percent.
      We also have a growing portfolio of higher-yielding, asset-based loans that involves us purchasing customer invoices on a recourse basis. This product is called “Cash Flow Maximizer” (“CFM”). Using software, technical and marketing support provided by a third-party vendor, we are able to purchase customer invoices, with full recourse, at a discount and pay the customer 98.5 to 95.0 percent of the face value of the invoice. The amount is repaid, generally in 30 to 45 days, by the merchant remitting payment of the invoice directly to us. The discount is recognized in income at the time of purchase. We further reduce the purchase amount to the customer by an average of 10 percent of the face value of the invoice; setting aside this reserve amount in a restricted interest-bearing savings account held by us to cover any losses on any purchase. Additionally, as part of our normal analysis of the adequacy of our allowance for loan losses, we allocate approximately one percent to outstanding CFM balances. As of December 31, 2004 , there were 18 active accounts with outstanding balances of $7.0 million. CFM is included in the commercial loan category in the loan distribution table.
      Construction loans represent 7 percent of total loans at December 31, 2004 compared with 10 percent at December 31, 2003 and 12 percent at December 31, 2002. Construction loans represent single-family and commercial building projects and are approximately evenly divided between the two types. Construction loans are typically short term, with maturities ranging from 12 to 18 months. For commercial projects, we have a maximum loan-to-value requirement of 70 percent of the FIRREA conforming appraised value. For residential projects, the maximum loan-to-value ranges from 80 percent on loans under $500,000 to 70 percent on loans of $1,000,000 or more. We require the borrower to provide in cash at least 20 percent of the cost of the project. At the borrower’s expense, we use a third party vendor for funds control, lien releases and inspections. In addition, we regularly monitor the marketplace and the economy for evidence of deterioration in real estate values.
      The following table presents the scheduled maturities of fixed and adjustable rate loans:

	December 31, 2004

	One Year	One Year to	After Five
	or Less	Five Years	Years	Total

	(Dollars in thousands)
Fixed rate loans
Commercial real estate	$669	$3,394	$3,484	$7,547
Commercial loans and lines	476	3,955	685	5,116
Consumer	84	582	22	688
Other	7,275	—	5,653	12,928

Total fixed rate loan maturities	8,504	7,931	9,844	26,279

Adjustable rate loans
Commercial real estate	38,728	42,389	—	81,117
Commercial loans and lines	50,677	4,388	1,950	57,015
Construction	12,609	—	—	12,609
Consumer	3,308	—	—	3,308
Other	2,545	—	—	2,545

Total adjustable rate loan maturities	107,867	46,777	1,950	156,594

Total maturities	$116,371	$54,708	$11,794	$182,873

Allowance for Loan Losses
      We maintain an allowance for loan losses to provide for inherent losses in the loan portfolio. Additions to the allowance are established through a provision charged to expense. All loans which are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. It is tour policy to charge off any known losses at the time of determination. Any unsecured loan more than 90 days delinquent in payment of principal or interest and not in the process of collection is charged off in total. Secured loans are evaluated on a case by case basis to determine the ultimate loss potential to us subsequent to the liquidation of collateral. In those cases where we are inadequately protected, a charge off will be made to reduce the loan balance to a level equal to the liquidation value of the collateral.
      Our loan policy provides procedures designed to evaluate and assess the risk factors associated with our loan portfolio, to enable us to assess such risk factors prior to granting new loans and to evaluate the sufficiency of the allowance for loan losses. We conduct an assessment of the allowance on a monthly basis and undertake a more critical evaluation quarterly. At the time of the monthly review, the Board of Directors will examine and formally approve the adequacy of the allowance. The quarterly evaluation includes an assessment of the following factors: any external loan review and any regulatory examination, estimated potential loss exposure on each pool of loans, concentrations of credit, value of collateral, the level of delinquency and non-accruals, trends in the portfolio volume, effects of any changes in the lending policies and procedures, changes in lending personnel, present economic conditions at the local, state and national level, the amount of undisbursed off-balance sheet commitments, and a migration analysis of historical losses and recoveries for the prior eight quarters.
      The following table presents the allowance for loan losses:

	December 31,

	2004	2003	2002

	(Dollars in thousands)
Beginning balance	$2,325	$1,970	$1,680
Provision for loan losses	418	510	510
Loans charged-off	(359)	(124)	(336)
Recoveries on loans charged-off	12	69	116
Transfers to undisbursed commitment liability	(50)	(100)	—

Ending balance	$2,346	$2,325	$1,970

Ratio of net charge-offs to average loans	0.21%	0.04%	0.17%
      The allowance for loan losses, as a percentage of total loans, was 1.28 percent at December 31, 2004. At December 31, 2003 and December 31, 2002 this ratio was 1.47 percent and 1.38 percent, respectively.
      The provision for loan losses for year 2004 was $418,000 compared with $510,000 for 2003. The provision for loan losses for 2002 was $510,000.
      Net loan charge-offs for 2004 were $347,000 compared with $55,000 for 2003 and $220,000 for 2002.

      The following table presents the allocation of the allowance to each loan category and the percentage relationship of loans in each category to total loans:

	December 31,

	2004		2003		2002

		Percent of		Percent of		Percent of
		Loans in		Loans in		Loans in
		Category		Category		Category
		to Total		to Total		to Total
	Amount	Loans	Amount	Loans	Amount	Loans

	(Dollars in thousands)
Commercial real estate	$880	46%	$899	55%	$470	56%
Commercial loans	821	38%	421	27%	570	23%
Construction loans	62	7%	83	10%	84	12%
Home equity loans	13	1%	39	4%	35	5%
Home mortgage	60	6%	14	2%	14	2%
Installment and credit card	45	2%	26	2%	31	3%

Subtotal	$1,881		$1,482		$1,204
Unallocated	465		843		766

Total	$2,346	100%	$2,325	100%	$1,970	100%

      The allocation presented above should not be interpreted as an indication that charges to the allowance will be incurred in these amounts or proportions. The amounts attributed to each loan category are based on the analysis described above.
      The following table presents past due and nonaccrual loans. We had no restructured loans for the periods presented.

	December 31,

	2004	2003	2002

	(Dollars in thousands)
Accruing loans past due 90 days or more	$—	$132	$18
Nonaccrual loans	$2,180	$2,443	$333
Ratios:
Accruing loans past due 90 days or more to average loans	0.00%	0.09%	0.01%
Nonaccrual loans to average loans	1.29%	1.64%	0.25%
Interest income on nonaccrual loans:
Contractually due	$197	$254	$47
Collected	$69	$14	$52
      Nonaccrual loans were $2,180,000 at December 31, 2004, $2,443,000 at December 31, 2003 and $333,000 at December 31, 2002.
      The increase in nonaccrual loans from 2002 to 2003 represents a participation in a construction loan with several other banks to a borrower who defaulted on the payment terms and filed for bankruptcy. In December 2004, the bankruptcy court approved a settlement and the borrower has, in 2005, resumed payments under the approved settlement. We have not charged off any amount of this loan, we do not anticipate any loss, and we anticipate the full repayment with interest.

Investing, funding and liquidity risk
      Liquidity risk is the risk to earnings or capital arising from the inability to meet obligations when they come due without incurring unacceptable losses. Liquidity risk includes the inability to manage unplanned decreases or changes in funding sources as well as the failure to recognize or address changes in market conditions that affect the ability to liquidate assets quickly and with minimal loss in value.

      We manage liquidity risk through Board approved policies and procedures. These policies are reviewed and approved at least annually by the Directors. Liquidity risk policies provide us with a framework for consistent evaluation of risk and establish risk tolerance parameters. Management’s Asset and Liability Committee meets regularly to evaluate liquidity risk, review and establish deposit interest rates, review loan and deposit in-flows and out-flows and reports quarterly to the Directors’ Funds Management Committee on compliance with policies. The Directors’ Audit Committee also engages a third party to perform a review of management’s asset and liability practices to ensure compliance with policies.
      We enjoy a large base of core deposits (representing checking, savings and small balance certificates of deposit). At December 31, 2004 core deposits totaled $194.9 million. Core deposits represent a significant low-cost source of funds that support our lending activities and represent a key part of our funding strategy. We seek and stress the importance of both loan and deposit relationships with customers in our business plans.
      Alternative funding sources include large balance certificates of deposits, federal funds purchased from other institutions, and borrowings.
      Large balance certificates of deposits are not central to our funding strategy; however, we have participated in the State of California time deposit program, which began in 1977, for several years. The time deposit program is one element of a pooled investment account managed by the State Treasurer for the benefit of the State of California and all participating local agencies. The pooled investment account had approximately $60 billion in investments of which approximately $7 billion represented time deposits placed at various financial institutions. At December 31, 2004, State of California time deposits placed with us, with original maturities of three and six months, were $18.0 million. We believe that the State Treasurer will continue this program; we also believe that we have the ability to establish large balance certificates of deposit rates that will enable us to attract, replace, or retain those deposits accepted in our local market area if it becomes necessary under a modified funding strategy.
      We, as a member of the FHLB, have access to borrowing arrangements with a maximum available borrowing of approximately $75.0 million. Borrowings under these arrangements are collateralized with our FHLB stock as well as with our loans and securities. As of December 31, 2004, we had borrowings outstanding with the FHLB of $32.9 million.
      In addition, we have lines of credit with three other financial institutions providing for federal funds facilities up to a maximum of $14.0 million. The lines of credit support short-term liquidity needs and cannot be used for more than 15 consecutive days. These lines are unsecured, have no formal maturity date and can be revoked at any time by the granting institutions. There were no borrowings under these lines of credit at December 31, 2004.
      We also maintain a secured borrowing facility of $800,000 with the Federal Reserve Bank of San Francisco. There were no borrowings under this facility at December 31, 2004.
      Federal funds sold to other institutions provide an immediate source of liquidity. The securities portfolio also provides a source of liquidity through the periodic remittance of interest and principal. We purchase securities to generate interest income and to assist in the management of liquidity risk. Federal funds sold were $4.1 million and securities were $77.3 million at December 31, 2004.

Securities
      Securities are classified as ‘available-for-sale’ for accounting purposes and, as such, are recorded at their fair or market values in the balance sheet. Fair values are based on quoted market prices. Changes in the fair value of securities (that is, unrealized holding gains or losses) are reported as ‘other comprehensive income,’ net of tax and carried as accumulated comprehensive income or loss within shareholders’ equity until realized.

      The following table presents securities, at amortized cost, by maturity distribution and weighted average yield:

	December 31, 2004

		After One	After Five
	One Year	Year to	Years to	Over Ten
	or Less	Five Years	Ten Years	Years	Total

	(Dollars in thousands)
Maturity distribution
Mortgage-backed securities	$1,226	$36,848	$10,314	$7,960	$56,348
Collateralized mortgage obligations	—	—	1,568	3,347	4,915
U.S. Treasury obligations	2,993	—	—	—	2,993
State and municipal securities	100	295	2,723	3,615	6,733
U.S. agency securities	3,746	3,050	—	—	6,796

Total	$8,065	$40,193	$14,605	$14,922	$77,785

Weighted average yield
Mortgage-backed securities	3.75%	3.26%	4.10%	4.50%	3.60%
Collateralized mortgage obligations	—	—	4.91%	4.72%	4.78%
U.S. Treasury obligations	2.75%	—	—	—	2.75%
State and municipal securities	7.12%	7.96%	5.47%	6.03%	5.90%
U.S. agency securities	2.69%	2.62%	—	—	2.66%

Total	2.93%	3.25%	4.44%	4.92%	3.76%

      Securities, at amortized cost, increased to $77,785,000, or 19 percent, at December 31, 2004 from $65,286,000 at December 31, 2003. Securities, at amortized cost, were $27,001,000 at December 31, 2002. The increase in securities reflect (i) the shift from investing in overnight, lower-yielding federal funds sold into longer-term, higher-yielding securities, (ii) the increase in core deposits over the periods, and (iii) a more active use of equity capital and alternative funding sources to generate interest income.
      Net unrealized holding losses at December 31, 2004 and 2003 were $440,000 and $512,000, respectively. There were net unrealized holding gains at December 31, 2002 of $308,000. As a percentage of securities, at amortized cost, unrealized holding losses and gains were 0.57 percent, 0.78 percent and 1.11 percent at the end of each respective period. Securities are comprised largely of U.S. Government Agency obligations, mortgage-backed securities and California municipal general obligation bonds.. We have evaluated the unrealized losses of these securities and determined, as of December 31, 2004, that they were temporary and were related to the fluctuation in market interest rates since purchase.

Deposits
      We primarily accept deposits of small businesses located principally in Ventura, Los Angeles and Orange Counties. Core deposits (representing checking, savings and small balance certificates of deposit (that is, balances under $100,000)) totaled $194,939,000 at December 31, 2004. Core deposits increased 6 percent for 2004 from $184,432,000 at the end of 2003. At December 31, 2002, core deposits totaled $155,471,000. Core deposits represent a significant low-cost source of funds that support our lending activities.

      The following tables present the average balance and the average rate paid on each deposit category for the periods indicated:

	For the Years Ended December 31,

	2004		2003		2002

	Average	Average	Average	Average	Average	Average
	Balance	Rate	Balance	Rate	Balance	Rate

	(Dollars in thousands)
Core deposits
Noninterest bearing demand deposits	$81,455	—	$67,400	—	$53,472	—
Interest checking	19,776	0.11%	17,946	0.11%	16,303	0.13%
Savings accounts	61,697	0.79%	51,807	0.72%	35,414	0.78%
Time deposits less than $100,000	24,783	1.79%	26,724	1.93%	33,505	3.05%

Total core deposits	190,283		165,233		138,694
Noncore deposits
Time deposits of $100,000 or more	27,355	1.33%	28,080	1.54%	28,712	2.58%

Total deposits	$215,066		$191,957		$167,405

Total interest bearing deposits	$133,611	0.98%	$124,557	1.08%	$113,933	1.81%

      Large balance certificates of deposits (that is, balances of $100,000 or more) totaled $32,251,000 at December 31, 2004. Large balance certificates of deposits were $27,497,000 at December 31, 2003 and $31,190,000 at December 31, 2002. A majority of these large balance time deposits represent deposits placed by the State Treasurer of California with the Bank. The remainder represent time deposits accepted from customers in our market area. There were no broker deposits during or as of any period presented.
      The following table presents the maturity of large balance certificates of deposits for the periods indicated:

	December 31, 2004

	Amount	Percentage

	(Dollars in thousands)
Three months or less	$17,394	54%
Over three months through six months	7,571	23%
Over six months through one year	2,086	6%
Over one year	5,200	16%

Total	$32,251	100%

Borrowings
      First California Bank is a member of the FHLB. Membership allows us to borrow, approximately $71.0 million at December 31, 2004, to meet funding needs and otherwise assist in the management of liquidity risk. Borrowings with the FHLB are collateralized with our investment in FHLB stock as well as with loans or securities from time to time. At December 31, 2004 our investment in FHLB stock totaled $1,992,000.

      The following table presents the amounts and weighted average interest rate of FHLB advances:

	As of or for the Year Ended December 31,

	2004		2003		2002

	Federal	Weighted	Federal	Weighted	Federal	Weighted
	Home	Average	Home	Average	Home	Average
	Loan Bank	Interest	Loan Bank	Interest	Loan Bank	Interest
	Advances	Rate	Advances	Rate	Advances	Rate

	(Dollars in thousands)
Amount outstanding at end of period	$32,850	2.39%	$25,000	1.63%	—	—
Maximum amount outstanding at any month-end during the period	$32,850	2.39%	$25,000	1.63%	—	—
Average amount outstanding during the period	$29,706	1.95%	$12,405	1.54%	—	—
      The following table presents the maturities for FHLB advances (dollars in thousands):

Amount	Maturity Year

$16,050	2005
11,550	2006
5,250	2007

$32,850

Capital resources
      The Board of Directors recognizes that a strong capital position is vital to growth, continued profitability, and depositor and investor confidence. The policy of the Board of Directors is to maintain sufficient capital at not less than the well-capitalized thresholds established by banking regulators. We have not paid cash or stock dividends since 2001; except, however, that a special cash dividend of $5.0 million was paid by the Bank to FCB Bancorp in connection with the South Coast Acquisition. See “Market for Common Stock and Dividends — Dividends” on page 10. In addition, South Coast Bancorp, Inc., which was acquired by us on September 30, 2005, paid cash dividends in 2004 to its shareholders.
      The following tables present the capital amounts and ratios of FCB Bancorp with a comparison to the minimum ratios for the periods indicated:

			For Capital
	Actual		Adequacy Purposes

	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
December 31, 2004
Total capital	$25,300	12.25%	$16,518	8.00%
(to risk weighted assets)
Tier I capital	$22,804	11.04%	$8,259	4.00%
(to risk weighted assets)
Tier I capital	$22,804	8.61%	$10,974	4.00%
(to average assets)

			For Capital
	Actual		Adequacy Purposes

	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
December 31, 2003
Total capital	$20,927	11.57%	$14,467	8.00%
(to risk weighted assets)
Tier I capital	$18,666	10.32%	$7,234	4.00%
(to risk weighted assets)
Tier I capital	$18,666	7.54%	$9,898	4.00%
(to average assets)
      The following tables present the capital amounts and ratios of First California Bank with a comparison to the minimum ratios for the periods indicated:

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
December 31, 2004
Total capital	$25,300	12.25%	$16,518	8.00%	$20,647	10.00%
(to risk weighted assets)
Tier I capital	$22,804	11.04%	$8,259	4.00%	$12,388	6.00%
(to risk weighted assets)
Tier I capital	$22,804	8.61%	$10,974	4.00%	$13,718	5.00%
(to average assets)
      Our capital ratios exceed the levels established by banking regulators for a “well-capitalized’ institution at December 31, 2004.

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
December 31, 2003
Total capital	$20,927	11.57%	$14,467	8.00%	$18,084	10.00%
(to risk weighted assets)
Tier I capital	$18,666	10.32%	$7,234	4.00%	$10,850	6.00%
(to risk weighted assets)
Tier I capital	$18,666	7.54%	$9,898	4.00%	$12,372	5.00%
(to average assets)
      Our capital ratios exceed the levels established by banking regulators for a “well-capitalized” institution at December 31, 2003.
Commitments, Contingent Liabilities, Contractual Obligations and Off-Balance Sheet Arrangements
      In the normal course of business, we make commitments to extend credit or issues letters of credit to customers. These commitments generally are not recognized in the balance sheet. These commitments do involve, to varying degrees, elements of credit risk; however, we use the same credit policies and procedures as we do for on-balance sheet credit facilities. Commitments to extend credit totaled $63,604,000 at December 31, 2004, compared with $45,291,000 at December 31, 2003, and $51,894,000 at December 31, 2002. Commercial and standby letters of credit were $914,000, $1,337,000, and $552,000 at December 31, 2004, 2003, and 2002, respectively.

      The following is a schedule of our current contractual obligations by maturity and/or payment due date:

	December 31, 2004

		One to	Three to	Greater
	Less Than	Three	Five	Than Five
	One Year	Years	Years	Years	Total

	(Dollars in thousands)
FHLB term advances	$16,050	$11,550	$5,250	$—	$32,850
Salary continuation benefits	—	—	—	180	180
Operating lease obligations	332	846	276	960	2,414

Total	$16,382	$12,396	$5,526	$1,140	$35,444

Quantitative and Qualitative Disclosures about Market Risk

Interest rate risk
      Interest rate risk is the risk to earnings or capital arising from movements in interest rates. Interest rate risk arises from differences between the timing of rate changes and the timing of cash flows (re-pricing risk), from changing the rate relationships among different yield curves affecting bank activities (basis risk), from changing rate relationships across the spectrum of maturities (yield curve risk), and from interest-related options embedded in loans and products (options risk).
      We manage interest risk through Board approved policies and procedures. These policies are reviewed and approved at least annually by the Directors. Interest rate risk policies provide management with a framework for consistent evaluation of risk (a modified-gap analysis, an earnings-at-risk analysis and an economic value of equity analysis) and establish risk tolerance parameters. Management’s Asset and Liability Committee meets regularly to evaluate interest rate risk, engages a third party to assist in the measurement and evaluation of risk and reports quarterly to the Directors’ Funds Management Committee on compliance with policies. The Directors’ Audit Committee also engages a third party to perform a review of management’s asset and liability practices to ensure compliance with policies.
      Our funding sources are dominated by checking and savings accounts, which either have no interest rate or are re-priced infrequently. Our loan portfolio is dominated by loans that use the Wall Street Journal prime rate as an index. Our securities portfolio is comprised chiefly of U.S. Agency mortgage-backed securities that are either fixed rate, adjustable or a hybrid. This composition produces a balance sheet that is generally asset-sensitive, that is as the general level of interest rates rise, net interest income generally increases and as the general level of interest rates fall, net interest income generally decreases.
      We focus on the net re-pricing imbalances in the cumulative 1 year gap and the Board has established a limit of plus or minus 15 percent. The Board also has established a limit of plus or minus 30 percent for the cumulative 5 year gap. No limits have been established for the cumulative 3 month gap or the gap beyond 5 years. The 1 year and 5 year gap ratios at September 30, 2005 and December 31, 2004 are within established limits. The cumulative 1 year gap at September 30, 2005 was 11.20 percent compared to 3.73 percent at December 31, 2004. The change in the cumulative gap is chiefly attributable to an increase in variable rate loans.

      The following table presents earning assets and interest bearing funds by re-pricing intervals:

	September 30, 2005
	By Repricing Interval

	0-3 Months	4-12 Months	1-5 Years	>5 Years	Total

	(Dollars in thousands)
Earning assets
Loans	$247,210	$10,092	$53,769	$15,053	$326,124
Securities	4,926	19,713	34,922	18,549	78,110
Federal funds sold	12,255				12,255

Total earning assets	$264,391	$29,805	$88,691	$33,602	$416,489
Deposits and borrowings
Deposits	66,802	136,984	67,737	—	271,523
Borrowings	26,266	11,800	9,500	10,000	57,566

Total deposits and borrowings	93,068	148,784	77,237	10,000	329,089

Interest rate sensitivity gap	$171,323	$(118,979)	$11,454	$23,602	$87,400

Cumulative gap	$171,323	$52,344	$63,798	$87,400

Cumulative gap as a percentage of earning assets	36.66%	11.20%	13.65%	18.70%

	December 31, 2004
	By Repricing Interval

	0-3 Months	4-12 Months	1-5 Years	>5 Years	Total

	(Dollars in thousands)
Earning assets
Loans	$96,499	$3,659	$69,888	$10,481	$180,527
Securities, at amortize cost	4,755	9,569	38,308	24,713	77,345
Federal funds sold	4,055	—	—	—	4,055

Total interest earning assets	$105,309	$13,228	$108,196	$35,194	$261,927

Deposits and borrowings
Deposits	$35,669	$57,048	$49,773	$—	$142,490
Borrowings	2,500	13,550	16,800	—	32,850

Total deposits and borrowings	38,169	70,598	66,573	—	175,340

Interest rate sensitivity gap	$67,140	$(57,370)	$41,623	$35,194	$86,587

Cumulative gap	$67,140	$9,770	$51,393	$86,578

Cumulative gap as a percentage of interest earning assets	25.63%	3.73%	19.62%	33.06%

BUSINESS
Our Business

Business of FCB Bancorp
      We are a one-bank holding company and First California Bank (the “Bank”) is our principal subsidiary. Our common stock is publicly traded and is currently held by approximately 285 shareholders, with the officers, directors, and their related interests controlling approximately 40% of our outstanding shares of common stock. FCB Bancorp was incorporated on January 25, 2005 under the laws of the State of California to serve as the holding company for the Bank.
      The reorganization of the Bank was accomplished on September 30, 2005, under the terms of a Plan of Reorganization and Merger Agreement that provided for the merger of the Bank with a wholly-owned merger subsidiary of FCB Bancorp. As a result of the reorganization, the Bank’s outstanding shares were exchanged on a one-for-one basis for shares of FCB Bancorp’s Common Stock, and FCB Bancorp became the Bank’s sole shareholder. Prior to acquiring the Bank, FCB Bancorp did not conduct any ongoing business activities. FCB Bancorp’s principal asset is the stock of the Bank and FCB Bancorp’s primary function is to coordinate the general policies and activities of the Bank, as well as to consider from time to time, other legally available investment opportunities.

Business of First California Bank
      First California Bank is a full-service commercial bank headquartered in Camarillo, California. The Bank is chartered under the laws of the State of California and is subject to supervision by the California Commissioner of Financial Institutions. The Federal Deposit Insurance Corporation (the “FDIC”) insures the Bank’s deposits up to the maximum legal limit.
      The Bank opened for business in 1979 under the name “Camarillo Community Bank” with one branch office located in Camarillo. The Bank provides a broad range of banking products and services, including credit, cash management and deposit services through eight full service banking offices which are located in Anaheim Hills, Camarillo, Irvine, Oxnard, Simi Valley, Thousand Oaks, Ventura and Westlake Village. In October 2001, the Bank changed its name to “First California Bank” in order to reflect the Bank’s growth beyond its initial primary market of Camarillo.
      On December 5, 2005, the Bank acquired essentially all of the assets and liabilities of South Coast Commercial Bank, our other then subsidiary, including all current loan and deposit accounts. The purchase and assumption transaction closed immediately prior to the sale of South Coast Commercial Bank to Woori America Bank, a New York banking corporation.
      The Bank’s goal is to offer our customers a consistently high level of individualized personal service. The Bank’s strategy in attaining its goals has been to implement and maintain risk management and controls to achieve a safe and sound business policy, employing an aggressive marketing plan which emphasizes relationship banking and the “personal touch,” offering competitive products and managing our growth. The Bank provides convenience through eight banking offices with ATM access, 24 hour telephone access to account information, on-line banking and courier service. The diversity of our delivery systems enables customers to choose the method of banking, which is most convenient for them. The Bank trains its staff to recognize each customer, greet them, and be able to address them by name so that they feel as if they have a “private banker.”
      Internet Banking Services. The Bank has its own “home page” address on the world wide web which serves as an additional means of providing customer access to a variety of banking services. The Bank’s website address is: www.fcbank.com.
      Premises. The Bank owns its executive offices located at 1100 Paseo Camarillo, Camarillo, California. The building has approximately 5,100 square feet of space and adequate parking facilities.

      The Bank also leases approximately 5,931 square feet of space for its administrative functions located at 730 Paseo Camarillo, Camarillo, California. The lease is with an unaffiliated third party. The lease term is for 5 years and commenced on August 1, 2004. The monthly base rent for the premises is $7,248 for 2005.
      The Bank also leases approximately 1,532 square feet of space for its Camarillo Office located at 1200 Paseo Camarillo, Suite 170, Camarillo, California. The lease term is for 5 years and commenced on July 1, 2001, with one 5-year renewal option. The monthly base rent for the premises is $2,275 for 2005. The office is being sublet to an unaffiliated third party. The sublease commenced September 28, 2004 and expires June 30, 2006. The monthly base rent for the sublease is $2,275.
      The Bank owns its main branch located at 1150 Paseo Camarillo, Camarillo, California. The building has approximately 9,032 square feet of space and adequate parking facilities.
      The Bank also leases approximately 4,000 square feet of space for its Westlake Village Branch Office located at 32111 Agoura Road, Westlake Village, California. The lease term is for 5 years and commenced on September 1, 2004, with one 5-year renewal option. The lease is with an unaffiliated third party. The monthly base rent for the premises is $6,800 for 2005.
      The Bank also leases approximately 1,672 usable square feet of space for its Oxnard Branch Office located at 300 Esplanade Drive, Suite 102, Oxnard, California. The premises is located on the first floor. The lease term is for 5 years and commenced on April 1, 2000, with one 5-year renewal option. The lease is with an unaffiliated third party. The Bank exercised its option and the monthly base rent for the premises is $3,295 for 2005.
      The Bank also leases approximately 2,373 square feet of space for its Ventura Branch Office located at 1794 S. Victoria, Suite B, Ventura, California. The premises is located on the first floor. The lease term is for 10 years and commenced on August 26, 2002, with two 5-year renewal options. The lease is with an unaffiliated third party. The monthly base rent for the premises is $6,498 for 2005.
      The Bank also leases approximately 3,850 square feet of space for its Thousand Oaks Branch Office located at 11 E. Hillcrest Drive, Suite A, Thousand Oaks, California. The lease term is for 10 years and commenced on October 15, 2003, with two 5-year renewal options. The lease is with an unaffiliated third party. The monthly base rent for the premises is $13,475 for 2005.
      The Bank also leases approximately 990 square feet of space for its Simi Valley Branch Office located at 1177 East Los Angeles Avenue, Suite A, Simi Valley, California. The lease term is for 1 year and commenced on December 1, 2004, with no renewal options. The lease is with an unaffiliated third party. The monthly base rent for the premises is $2,200 for 2005.
      The Bank also leases approximately 5,000 square feet of space for its ground lease located at Simi Valley Towne Center, Simi Valley, California. The lease term is for 20 years. Estimated occupancy will commence on January 2006, with six 5-year renewal options. The lease is with an unaffiliated third party. The monthly base rent for the premises is $10,417 for 2006.
      The Bank owns its Irvine Branch Office located at 19752 MacArthur Blvd., Irvine, California 92612.
      The Bank also leases approximately 1,585 square feet of space for its Torrance Loan Production Office located at Park Del Amo, 2377 Crenshaw Boulevard, Suite 130, Torrance, California. The lease term is for five years and commenced on April 1, 2003, with one 3-year renewal option. The lease is with an unaffiliated third party. The monthly base rent for the premises was $2,536 for each of the first 30 months, increasing to $2,694.50 for each month commencing October 1, 2005 through the end of the five-year lease term.
      The Bank also leases approximately 1,491 square feet of space for its Anaheim Hills Branch Office located at 168 S. Fairmont Boulevard, Suite O, Anaheim Hills, California. The lease term commenced on March 7, 1995, and the Bank exercised its option to renew for one year, commencing on July 16, 2005 through July 15, 2006. The monthly base rent for the premises is $2,760 during the one-year lease option to renew period.
      The Bank believes that its premises will be adequate for present and anticipated needs. The Bank also believes that it has adequate insurance to cover its premises.

      Employees. At September 30, 2005, the Bank had 88 full-time equivalent employees. The Bank’s employees are not represented by any union or other collective bargaining agreement and the Bank considers its relations with employees to be excellent.
      Market Area. The Bank offers a wide range of commercial and consumer banking services primarily within the general area commonly known as the “101” corridor stretching from the City of Ventura to Calabasas, California. The Bank’s other markets include the Moorpark-Simi Valley corridor, the western San Fernando Valley, and Orange County. The Bank’s officers have many years of experience in dealing with the businesses and professional service providers in our market area. This area has significant diversification and geographic concentration of the desired businesses with annual sales of up to $20 million and real estate development industries that we target.
      Competition. The banking business in California, generally, and in the Bank’s service areas, specifically, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks that have many offices operating over wide geographic areas. The Bank competes for deposits and loans principally with these major banks, savings and loan associations, finance companies, credit unions and other financial institutions located in our market areas. Among the advantages that the major banks have over the Bank are their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in the Bank’s service areas offer certain services (such as trust and international banking services) that are not offered directly by the Bank and, by virtue of their greater total capitalization, such banks have substantially higher lending limits.
      As of June 30, 2005, the most recent period for which figures are available, data reported by state and federal agencies indicated that the 163 banks and savings and loan offices then open in the Bank’s primary market area, Ventura County, held approximately $11.7 billion in total deposits averaging approximately $71.7 million per banking office. The Bank’s total deposits ($238.5 million) in the Ventura market area at that time constituted 2.04% of the total deposits in that market.
      Moreover, all banks face increasing competition for loans and deposits from non-bank financial intermediaries such as mortgage companies, insurance companies, credit unions and securities firms.
      In November 1999, the President signed the Gramm-Leach-Bliley Act, or the GLB Act, into law, which significantly changed the regulatory structure and oversight of the financial services industry. The GLB Act revised the Bank Holding Company Act of 1956 and repealed the affiliation prohibitions of the Glass-Steagall Act of 1933. Consequently, a qualifying holding company, called a financial holding company, can engage in a full range of financial activities, including banking, insurance, and securities activities, as well as merchant banking and additional activities that are “financial in nature” or “incidental” to those financial activities. Expanded financial affiliation opportunities for existing bank holding companies are now permitted. Moreover, various non-bank financial services providers can acquire banks while also offering services like securities underwriting and underwriting and brokering insurance products. The GLB Act also expanded passive investment activities by financial holding companies, permitting investments in any type of company, financial or non-financial, through acquisitions of merchant banking firms and insurance companies.
      Given that the traditional distinctions between banks and other providers of financial services have been effectively eliminated, the Bank will face additional competition from thrift institutions, credit unions, insurance companies and securities firms. Additionally, their ability to cross-market banking products to their existing customers or the customers of affiliated companies may make it more difficult to compete. The Bank and many similarly situated institutions have not yet experienced the full impact of the GLB Act and therefore, it is not possible to determine the potential effects, if any, that the GLB Act will have on community banks in general, or on the Bank’s operations specifically.
      In order to compete, the Bank uses to the fullest extent possible the familiarity of its directors and officers with the market area and its residents and businesses and the flexibility that the Bank’s independent status will permit. This includes an emphasis on specialized services, local promotional activity, and personal contacts by directors, officers and other employees. The Bank uses advertising, including radio and newspaper ads and direct mail pieces, to inform the community of the services it offers. The Bank also utilizes emerging marketing techniques, such as the Internet, to reach target markets. The Bank also has an active calling program where officers, including commissioned business development officers, contact targeted prospects to solicit both deposit and loan business.
      The Bank has developed programs that are specifically addressed to the needs of consumers, professionals and small-to medium-sized businesses. In the event there are customers whose loan demands exceed the Bank’s lending limits, it arranges for such loans on a participation basis with other financial institutions and intermediaries. The Bank also assists those customers requiring other services not offered by the Bank to obtain those services from correspondent banks. In addition, the Bank offers ATM services, a night depository, courier services, bank-by-mail services, merchant windows and direct deposit services.
      The Bank’s management believes that the Bank’s reputation in the communities served and personal service philosophy enhance the ability to compete favorably in attracting and retaining individual and business clients. The Bank also believes that it has an advantage over the larger national and “super regional” institutions because it is managed by well respected and experienced bankers.
      Mergers, acquisitions and downsizing have and will continue to foster impersonal banking relationships which, in turn, may cause dissatisfaction among the Bank’s targeted customer population. Moreover, larger competitors may not offer adequate personalized banking services, since their emphasis is on large volume and standardized retail products.
      The Bank faces growing competition from other community banks. These institutions have similar marketing strategies, have also been successful and are strong evidence regarding the potential success of the community banking sector.
      No assurance can be given that ongoing efforts to compete will continue to be successful.
Supervision and Regulation — FCB Bancorp
      Set forth below is a brief description of various laws, regulatory authorities and associated regulations affecting our operations. The description of laws and regulations contained in this prospectus does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.
      The Bank Holding Company Act of 1956, as amended, places us under supervision of the Board of Governors of the Federal Reserve System (the “FRB”). We are required to obtain the approval of the FRB before we may acquire all or substantially all of the assets of any bank, or ownership or control of any voting securities of any bank if, after giving effect to such acquisition, we would own or control more than 5% of the voting shares of such bank.
      A bank holding company is prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, non-banking activities unless the FRB, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB considers whether the performance of such activities by a bank holding company would offer advantages to the public which outweigh possible adverse effects.
      We are required to file reports with the FRB and provide such additional information as the FRB may require. The FRB also has the authority to examine FCB Bancorp and each of its subsidiaries with the cost thereof to be borne by us.
      Under California banking law, FCB Bancorp and its subsidiaries are also subject to examination by, and may be required to file reports with, the Commissioner. Regulations have not yet been proposed or adopted or steps otherwise taken to implement the Commissioner’s powers in this regard.
      FCB Bancorp and any subsidiaries which FCB Bancorp may acquire or organize will be deemed affiliates of FCB Bancorp within the meaning of the Federal Reserve Act. Pursuant thereto, loans by FCB Bancorp to affiliates, investments by FCB Bancorp in affiliates’ stock, and taking affiliates’ stock by FCB Bancorp as collateral for loans to any borrower will be limited to 10% of FCB Bancorp’s capital in the case of all affiliates. See “Management–Certain Relationships and Related Party Transactions” on page 75. FCB Bancorp and its subsidiaries will also be subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities.
      FCB Bancorp and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, FCB Bancorp may not condition an extension of credit on a customer’s obtaining other services provided by it, FCB Bancorp or any other subsidiary, or on a promise from its customer not to obtain other services from a competitor.
      The Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002, or the SOX, became effective on July 30, 2002, and represents the most far reaching corporate and accounting reform legislation since the enactment of the Securities Act of 1933 and the Exchange Act. The SOX is intended to provide a permanent framework that improves the quality of independent audits and accounting services, improves the quality of financial reporting, strengthens the independence of accounting firms and increases the responsibility of management for corporate disclosures and financial statements. It is intended that by addressing these weaknesses, public companies will be able to avoid the problems encountered by many notable companies in 2001-2002.
      The SOX’s provisions are significant to all companies that have a class of securities registered under Section 12 of the Exchange Act or are otherwise reporting to the SEC (or the appropriate federal banking agency) pursuant to Section 15(d) of the Exchange Act (collectively, “public companies”), including FCB Bancorp.
      The SOX’s provisions become effective at different times, ranging from immediately upon enactment to later dates specified in the SOX or the date on which the required implementing regulations become effective. Wide-ranging in scope, the SOX will have a direct and significant impact on banks and bank holding companies that are public companies, including us.
      The following briefly describes some of the key provisions of the SOX:

•	Section 301 establishes certain oversight, independence, funding and other requirements for the audit committees of public companies, and requires the SEC to issue rules that prohibit any national securities exchange or national securities association from listing the securities of a company that doesn’t comply with these audit committee requirements.

•	Section 302 mandates that the SEC adopt rules that require the principal executive officer(s) and principal financial officer(s) of public companies to include certain certifications in the company’s annual and quarterly reports filed under the Exchange Act.

•	Section 906 includes another certification requirement that is separate from the certification requirements of Section 302. Section 906 provides that all periodic reports that contain financial statements and that are filed by public companies under Sections 13(a) or 15(d) of the Exchange Act must include a written certification by the CEO and CFO (or equivalent) that (1) the report complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and (2) the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of the issuer. Section 906 became effective on July 30, 2002, and persons who knowingly or willfully violate Section 906 are subject to specified criminal penalties.

•	Section 303 which requires the SEC to issue rules prohibiting the officers and directors of public companies, and persons acting under their direction, from fraudulently influencing, coercing, manipulating, or misleading the company’s independent auditor in order to render the financial statements materially misleading.

•	Section 304 requires the CEO and CFO of public companies to reimburse the company for certain compensation and profits received if the company is required to restate its financial reports due to material noncompliance resulting from misconduct, with the federal securities laws.

•	Section 306(a) prohibits the directors and executive officers of any public company from purchasing, selling or transferring any equity security acquired by the director or executive officer in connection with his or her service as a director or executive officer during any “blackout period” with respect to the company’s securities. Blackout periods refer to periods when most public company employees are not permitted to sell shares in their 401(k) plans.

•	Section 401(b) requires the SEC to issue rules that prohibit issuers from including misleading pro forma financial information in their filings with the SEC or in any public release, and that requires issuers to reconcile any pro forma financial information included in such filings or public releases with their financial statements prepared in accordance with generally accepted accounting principles.

•	Section 404 mandates that the SEC issue rules that require all annual reports filed under Sections 13(a) or 15(d) of the Exchange Act to include certain statements and assessments related to the issuer’s internal control structures and procedures for financial reporting.

•	Section 406 mandates that the SEC adopt rules that require public companies to (1) disclose in their periodic reports filed under the Exchange Act whether the company has adopted a code of ethics for its senior financial officers and, if not, the reasons why; and (2) promptly disclose on Form 8-K any change to, or waiver of, the company’s code of ethics.

•	Section 407 mandates that the SEC adopt rules that require public companies to disclose in their periodic reports filed under the Exchange Act whether the audit committee of the company includes at least one financial expert and, if not, the reasons why.
      In addition to the provisions discussed above, the SOX also includes a variety of other provisions that will affect all public companies.
      As a financial institution, we have a history of filing regulatory reports and being subject to frequent government oversight. We have an independent audit committee and a system of internal controls. Although we cannot be certain of the effect, if any, of the foregoing legislation on our business, we do not anticipate that complying with the SOX will result in any material changes in corporate governance, business or results of operations other than the additional costs associated with such enhanced disclosures. Future changes in the laws, regulation, or policies that impact us cannot necessarily be predicted and may have a material adverse effect on our business and earnings.
      The California Corporate Disclosure Act. On January 1, 2003, the California Corporate Disclosure Act, or the CCD, became effective. The CCD, also a reaction to the “Enron scandal,” increases the frequency and expands the scope of information required in filings by publicly traded companies with the California Secretary of State. Some of the new information required includes the following:

•	The name of the independent auditor for the publicly traded company, a description of the services rendered by the auditor during the previous 24 months, the date of the last audit and a copy of the report;

•	The annual compensation paid to each director and executive officer, including options or shares granted to them that were not available to other employees of the company;

•	A statement indicating whether any bankruptcy has been filed by the company’s executive officers or directors during the past 10 years; and

•	A statement indicating whether any of the company’s executive officers or directors were convicted of fraud during the past 10 years.
      For purposes of the CCD, a “publicly traded company” is any company with securities that are listed on or admitted to trading on a national or foreign exchange, or is the subject of a two-way quotation, such as both “bid” and “asked” prices, that is regularly published by one or more broker-dealers in the National Daily Quotations Service or a similar service. We are deemed to be a “publicly traded company” under the CCD.

Permitted Non-Banking Activities
      The FRB’s Regulation “Y” sets out those activities which are regarded as closely related to banking or managing or controlling banks and, thus, permissible for bank holding companies under the law, subject to the FRB’s approval or prior notification; depending on the activity. The future scope of permitted activities may change; however, the major non-banking activities which may presently be carried on by a bank holding company or its affiliates are:

(1) Making or acquiring loans or other extensions of credit for its own account or for the account of others.

(2) Servicing loans and other extensions of credit for any person.

(3) Operating an industrial bank, Morris Plan bank, or industrial loan company, as authorized under state law, so long as the institution is not a bank.

(4) Operating a trust company in the manner authorized by federal or state law, so long as the institution is not a bank and does not make loans or investments or accept deposits, except as permitted under the FRB’s Regulation Y.

(5) Subject to certain limitations, acting as an investment or financial adviser to investment companies and other persons.

(6) Leasing personal and real property or acting as agent, broker, or adviser in leasing such property in accordance with various restrictions imposed by Regulation Y, including a restriction that it is reasonably anticipated that each lease will compensate the lessor for not less than the lessor’s full investment in the property.

(7) Making equity and debt investments in corporations or projects designed primarily to promote community welfare.

(8) Providing financial, banking, or economic data processing and data transmission services, facilities, data bases, or providing access to such services, facilities, or data bases.

(9) Acting as principal, agent, or broker for insurance directly related to extensions of credit which are limited to assuring the repayment of debts in the event of death, disability, or involuntary unemployment of the debtor.

(10) Acting as agent or broker for insurance directly related to extensions of credit by a finance company subsidiary.

(11) Owning, controlling, or operating a savings association provided that the savings association engages only in activities permitted for bank holding companies under Regulation Y.

(12) Providing courier services of limited character.

(13) Providing management consulting advice to non-affiliated bank and nonbank depository institutions, subject to the limitations imposed by Regulation Y.

(14) Selling money orders, travelers’ checks and U.S. Savings Bonds.

(15) Appraisal of real estate and personal property.

(16) Acting as an intermediary for the financing of commercial or industrial income-producing real estate.

(17) Providing securities brokerage services, related securities credit activities pursuant to Regulation T, and other incidental activities.

(18) Underwriting and dealing in obligations of the U.S., general obligations of states and their political subdivisions, and other obligations authorized for state member banks under federal law.

(19) Providing general information and statistical forecasting, advisory and transactional services with respect to foreign exchange through a separately incorporated subsidiary.

(20) Acting as a futures commission merchant for non-affiliated persons in the execution and clearance on major commodity exchanges of futures contracts and options on futures contracts through a separately incorporated subsidiary.

(21) Providing investment advice, including counsel, publications, written analysis and reports, as a futures commission merchant with respect to the purchase and sale of futures contracts and options on futures contracts.

(22) Providing advice, educational courses, and instructional materials to consumers on individual financial management matters.

(23) Providing individuals, businesses, and nonprofit organizations and tax planning and tax preparation services.

(24) Providing check guaranty services.

(25) Operating an agency for the collection of overdue accounts.

(26) Operating a consumer credit bureau for the collection and reporting of consumer credit information.
Supervision and Regulation — First California Bank
      General. As a state-chartered bank whose deposits are insured by the FDIC up to the maximum extent provided by law, the Bank is subject to supervision, examination and regulation by the California Department of Financial Institutions and by federal bank regulatory agencies. The Bank’s primary federal bank regulatory agency is the FDIC. The regulations of these agencies govern most aspects of the Bank’s business, including capital adequacy ratios, reserves against deposits, restrictions on the rate of interest which may be paid on some deposit instruments, limitations on the nature and amount of loans which may be made, the location of branch offices, borrowings, and dividends. Supervision, regulation and examination of the Bank by the regulatory agencies are generally intended to protect depositors and are not intended for the protection of the Bank’s shareholders.
      Significant Legislation. The laws, regulations and policies governing financial institutions are continuously under review by Congress, state legislatures and federal and state regulatory agencies. From time to time laws or regulations are enacted which have the effect of increasing the cost of doing business, limiting or expanding the scope of permissible activities, or changing the competitive balance between banks and other financial and non-financial institutions. Various federal laws enacted in recent years have expanded the lending authority and permissible activities of certain non-bank financial institutions, such as savings and loan associations and credit unions, and have given federal regulators increased enforcement authority. These laws have generally had the effect of altering competitive relationships existing among financial institutions, reducing the historical distinctions between the services offered by banks, savings and loan associations and other financial institutions, and increasing the cost of funds to banks and other depository institutions. Future changes in the laws, regulations or polices that impact the Bank cannot necessarily be predicted, but they may have a material effect on the Bank’s business and earnings.
      USA Patriot Act. On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, known as the USA Patriot Act. Title III of the USA Patriot Act requires financial institutions, including the Bank, to help prevent, detect and prosecute international money laundering and the financing of terrorism. The Bank has augmented its systems and procedures to accomplish this requirement. We believe that the cost of compliance with Title III of the USA Patriot Act is not likely to be material to the Company.

      Gramm-Leach-Bliley Act. In November 1999, the Gramm-Leach-Bliley Act, or the GLB Act, became law, significantly changing the regulatory structure and oversight of the financial services industry. The GLB Act repealed the provisions of the Glass-Steagall Act that restricted banks and securities firms from affiliating. It also revised the Bank Holding Company Act to permit a “qualifying” bank holding company, called a financial holding company, to engage in a full range of financial activities, including banking, insurance, securities, and merchant banking activities. It also permits qualifying bank holding companies to acquire many types of financial firms without the FRB’s prior approval.
      The GLB Act thus provides expanded financial affiliation opportunities for existing bank holding companies and permits other financial services providers to acquire banks and become bank holding companies without ceasing any existing financial activities. Previously, a bank holding company could only engage in activities that were “closely related to banking.” This limitation no longer applies to bank holding companies that qualify to be treated as financial holding companies. To qualify as a financial holding company, a bank holding company’s subsidiary depository institutions must be well-capitalized, well-managed and have at least a “satisfactory” Community Reinvestment Act examination rating. “Nonqualifying” bank holding companies are limited to activities that were permissible under the Bank Holding Company Act as of November 11, 1999.
      The GLB Act changed the powers of national banks and their subsidiaries, and made similar changes in the powers of state banks and their subsidiaries. National banks may now underwrite, deal in and purchase state and local revenue bonds. A subsidiary of a national bank may now engage in financial activities that the bank cannot itself engage in, except for general insurance underwriting and real estate development and investment. In order for a subsidiary of a national bank to engage in these new financial activities, the national bank and its depository institution affiliates must be “well capitalized,” have at least “satisfactory” general, managerial and Community Reinvestment Act examination ratings, and meet other qualification requirements relating to total assets, subordinated debt, capital, risk management, and affiliate transactions. Subsidiaries of state banks can exercise the same powers as national bank subsidiaries if they satisfy the same qualifying rules that apply to national banks, except that state-chartered banks do not have to satisfy the statutory managerial and debt rating-requirements of national banks.
      The GLB Act also reformed the overall regulatory framework of the financial services industry. In order to implement its underlying purposes, the GLB Act preempted state laws that would restrict the types of financial affiliations that are authorized or permitted under the GLB Act, subject to specified exceptions for state insurance laws and regulations. With regard to securities laws, the GLB Act removed the blanket exemption for banks from being considered brokers or dealers under the Exchange Act and replaced it with a number of more limited exemptions. Thus, previously exempted banks may become subject to the broker-dealer registration and supervision requirements of the Exchange Act. The exemption that prevented bank holding companies and banks that advise mutual funds from being considered investment advisers under the Investment Advisers Act of 1940 was also eliminated.
      Separately, the GLB Act imposes customer privacy requirements on any company engaged in financial activities. Under these requirements, a financial company is required to protect the security and confidentiality of customer nonpublic personal information. Also, for customers that obtain a financial product such as a loan for personal, family or household purposes, a financial company is required to disclose its privacy policy to the customer at the time the relationship is established and annually thereafter, including its policies concerning the sharing of the customer’s nonpublic personal information with affiliates and third parties. If an exemption is not available, a financial company must provide consumers with a notice of its information sharing practices that allows the consumer to reject the disclosure of its nonpublic personal information to third parties. Third parties that receive such information are subject to the same restrictions as the financial company on the reuse of the information. Finally, a financial company is prohibited from disclosing an account number or similar item to a third party for use in telemarketing, direct mail marketing or other marketing through electronic mail.

Risk-Based Capital Guidelines
      General. The federal banking agencies have established minimum capital standards known as risk-based capital guidelines. These guidelines are intended to provide a measure of capital that reflects the degree of risk associated with a bank’s operations. The risk-based capital guidelines include both a new definition of capital and a framework for calculating the amount of capital that must be maintained against a bank’s assets and off-balance sheet items. The amount of capital required to be maintained is based upon the credit risks associated with the various types of a bank’s assets and off-balance sheet items. A bank’s assets and off-balance sheet items are classified under several risk categories, with each category assigned a particular risk weighting from 0% to 100%. A bank’s risk-based capital ratio is calculated by dividing its qualifying capital, which is the numerator of the ratio, by the combined risk weights of its assets and off-balance sheet items, which is the denominator of the ratio.
      Qualifying Capital. A bank’s total qualifying capital consists of two types of capital components: “core capital elements,” known as Tier 1 capital, and “supplementary capital elements,” known as Tier 2 capital. The Tier 1 component of a bank’s qualifying capital must represent at least 50% of total qualifying capital and may consist of the following items that are defined as core capital elements:

•	common stockholders’ equity;

•	qualifying noncumulative perpetual preferred stock (including related surplus); and

•	minority interests in the equity accounts of consolidated subsidiaries.
      The Tier 2 component of a bank’s total qualifying capital may consist of the following items:

•	a portion of the allowance for loan and lease losses;

•	certain types of perpetual preferred stock and related surplus;

•	certain types of hybrid capital instruments and mandatory convertible debt securities; and

•	a portion of term subordinated debt and intermediate-term preferred stock, including related surplus.
      Risk Weighted Assets and Off-Balance Sheet Items. Assets and credit equivalent amounts of off-balance sheet items are assigned to one of several broad risk classifications, according to the obligor or, if relevant, the guarantor or the nature of the collateral. The aggregate dollar value of the amount in each risk classification is then multiplied by the risk weight associated with that classification. The resulting weighted values from each of the risk classifications are added together. This total is the bank’s total risk weighted assets.
      Risk weights for off-balance sheet items, such as unfunded loan commitments, letters of credit and recourse arrangements, are determined by a two-step process. First, the “credit equivalent amount” of the off-balance sheet items is determined, in most cases by multiplying the off-balance sheet item by a credit conversion factor. Second, the credit equivalent amount is treated like any balance sheet asset and is assigned to the appropriate risk category according to the obligor or, if relevant, the guarantor or the nature of the collateral. This result is added to the bank’s risk weighted assets and comprises the denominator of the risk-based capital ratio.
      Minimum Capital Standards. The supervisory standards set forth below specify minimum capital ratios based primarily on broad risk considerations. The risk-based ratios do not take explicit account of the quality of individual asset portfolios or the range of other types of risks to which banks may be exposed, such as interest rate, liquidity, market or operational risks. For this reason, banks are generally expected to operate with capital positions above the minimum ratios.
      All banks are required to meet a minimum ratio of qualifying total capital to risk weighted assets of 8%. At least 4% must be in the form of Tier 1 capital, net of goodwill. The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill. In addition, the combined maximum amount of subordinated debt and intermediate-term preferred stock that qualifies as Tier 2 capital is limited to 50% of Tier 1 capital. The maximum amount of the allowance for loan and lease losses that qualifies as Tier 2 capital is limited to 1.25% of gross risk weighted assets. The allowance for loan and lease losses in excess of this limit may, of course, be maintained, but would not be included in a bank’s risk-based capital calculation.
      The federal banking agencies also require all banks to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a bank rated in the highest of the five categories used by regulators to rate banks, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banks not rated in the highest category, the minimum leverage ratio must be at least 4% to 5%. These uniform risk-based capital guidelines and leverage ratios apply across the industry. Regulators, however, have the discretion to set minimum capital requirements for individual institutions which may be significantly above the minimum guidelines and ratios.
      The following table sets forth the Bank’s actual capital amounts and ratios and a comparison to the minimum ratios as of September 30, 2005:

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
September 30, 2005
Total capital	$22,548	9.38%	$19,222	8.00%	$24,027	10.00%
(to risk weighted assets)
Tier I capital	$19,587	8.15%	$9,611	4.00%	$14,416	6.00%
(to risk weighted assets)
Tier I capital	$19,587	6.52%	$12,017	4.00%	$15,028	5.00%
(to average assets)
      Other Factors Affecting Minimum Capital Standards. The federal banking agencies have established certain benchmark ratios of loan loss reserves to be held against classified assets. The benchmark ratio established by the federal banking agencies is the sum of:

•	100% of assets classified loss;

•	50% of assets classified doubtful;

•	15% of assets classified substandard; and

•	estimated credit losses on other assets over the upcoming twelve months.
      Our loan loss reserves equal or exceed the established benchmark ratios.
      The risk-based capital rules adopted by the federal banking agencies take account of concentrations of credit and the risks of engaging in non-traditional activities. Concentrations of credit refers to situations where a lender has a relatively large proportion of loans involving a single borrower, industry, geographic location, collateral or loan type. Non-traditional activities are considered those that have not customarily been part of the banking business, but are conducted by a bank as a result of developments in, for example, technology, financial markets or other additional activities permitted by law or regulation. The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards. The federal banking agencies also are authorized to review an institution’s management of concentrations of credit risk for adequacy and consistency with safety and soundness standards regarding internal controls, credit underwriting or other operational and managerial areas. We do not have any concentrations of credit or risk associated with non-traditional activities that would affect our capital ratios.
      The federal banking agencies also limit the amount of deferred tax assets that are allowable in computing a bank’s regulatory capital. Deferred tax assets that can be realized from taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. However, deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lesser of:

•	the amount of the deferred tax assets that can be realized within one year of the quarter-end report date; or

•	10% of Tier 1 capital.
      The amount of any deferred tax in excess of this limit would be excluded from Tier 1 capital, total assets and regulatory capital calculations. We do not have any deferred tax assets in excess of the regulatory limits.
      The federal banking agencies have also adopted a joint agency policy statement which provides that the adequacy and effectiveness of a bank’s interest rate risk management process and the level of its interest rate exposures are critical factors in the evaluation of the bank’s capital adequacy. A bank with material weaknesses in its interest rate risk management process or high levels of interest rate exposure relative to its capital will be directed by the federal banking agencies to take corrective actions. Financial institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities, and who fail to adequately manage these risks, may be required to set aside capital in excess of the regulatory minimums.
      Prompt Corrective Action. The federal banking agencies possess broad powers to take prompt corrective action to resolve the problems of insured banks. Each federal banking agency has issued regulations defining five capital categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” Under the regulations, a bank shall be deemed to be:

•	“well capitalized” if it has a total risk-based capital ratio of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a leverage capital ratio of 5.0% or more, and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure;

•	“adequately capitalized” if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more, and a leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of “well capitalized”;

•	“undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0%, or a leverage capital ratio that is less than 4.0% (3.0% under certain circumstances);

•	“significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a leverage capital ratio that is less than 3.0%; and

•	“critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.
      As of September 30, 2005, the most recent notification from the regulatory agencies categorized the Bank as “adequately capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category.
      Banks are prohibited from paying dividends or management fees to controlling persons or entities if, after making the payment the bank would be “undercapitalized,” that is, the bank fails to meet the required minimum level for any relevant capital measure. Asset growth and branching restrictions apply to “undercapitalized” banks. Banks classified as “undercapitalized” are required to submit acceptable capital plans guaranteed by its holding company, if any. Broad regulatory authority was granted with respect to “significantly undercapitalized” banks, including forced mergers, growth restrictions, ordering new elections for directors, forcing divestiture by its holding company, if any, requiring management changes, and prohibiting the payment of bonuses to senior management. Even more severe restrictions are applicable to “critically undercapitalized” banks, those with capital at or less than 2%. Restrictions for these banks include the appointment of a receiver or conservator after 90 days, even if the bank is still solvent. All of the federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action.

      A bank, based upon its capital levels, that is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for a hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. At each successive lower capital category, an insured bank is subject to more restrictions. The federal banking agencies, however, may not treat an institution as “critically undercapitalized” unless its capital ratios actually warrant such treatment.
      Deposit Insurance Assessments. The FDIC has implemented a risk-based assessment system in which the deposit insurance premium relates to the probability that the deposit insurance fund will incur a loss. The FDIC sets semi-annual assessments in an amount necessary to maintain or increase the reserve ratio of the insurance fund to at least 1.25% of insured deposits or a higher percentage as determined to be justified by the FDIC.
      Under the risk-based assessment system adopted by the FDIC, banks are categorized into one of three capital categories (“well capitalized,” “adequately capitalized,” and “undercapitalized”). Assignment of a bank into a particular capital category is based on supervisory evaluations by its primary federal regulator. After being assigned to a particular capital category, a bank is classified into one of three supervisory categories. The three supervisory categories are:

•	Group A — financially sound with only a few minor weaknesses;

•	Group B — demonstrates weaknesses that could result in significant deterioration; and

•	Group C — poses a substantial probability of loss.
      The capital ratios used by the FDIC to define “well-capitalized,” “adequately capitalized” and “undercapitalized” are the same as in the prompt corrective action regulations.
      Because of the FDIC’s favorable loss experience and a healthy reserve ratio in the Bank Insurance Fund, well-capitalized and well-managed banks have in recent years paid minimal premiums for FDIC Insurance. A number of factors suggest that as early as the first half of 2004, even well-capitalized and well-managed banks may be required to pay higher premiums for deposit insurance. The amount of any such premiums will depend on the outcome of legislative and regulatory initiatives as well as the Bank Insurance Fund loss experience and other factors, none of which we can predict.
      The current assessment rates are summarized below, expressed in terms of cents per $100 in insured deposits:

	Assessment Rates
	Supervisory Group

	Group A	Group B	Group C

Capital Group
Well capitalized	0	3	17
Adequately capitalized	3	10	24
Undercapitalized	10	24	27
      Interstate Banking and Branching. Bank holding companies from any state may generally acquire banks and bank holding companies located in any other state, subject in some cases to nationwide and state-imposed deposit concentration limits and limits on the acquisition of recently established banks. Banks also have the ability, subject to specific restrictions, to acquire by acquisition or merger branches located outside their home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to many of the laws of the states in which they are located.
      California law authorizes out-of-state banks to enter California by the acquisition of or merger with a California bank that has been in existence for at least five years, unless the California bank is in danger of failing or in certain other emergency situations, but limits interstate branching into California to branching by acquisition of an existing bank.

      Enforcement Powers. In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses, or for violation of any law, rule, regulation, condition imposed in writing by the regulatory agency, or term of a written agreement with the regulatory agency. Enforcement actions may include:

•	the appointment of a conservator or receiver for the bank;

•	the issuance of a cease and desist order that can be judicially enforced;

•	the termination of the bank’s deposit insurance;

•	the imposition of civil monetary penalties;

•	the issuance of directives to increase capital;

•	the issuance of formal and informal agreements;

•	the issuance of removal and prohibition orders against officers, directors and other institution-affiliated parties; and

•	the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the deposit insurance fund or the bank would be harmed if such equitable relief was not granted.
      The California Department of Financial Institutions, as the primary regulator for state-chartered banks, also has a broad range of enforcement measures, from cease and desist powers and the imposition of monetary penalties to the ability to take possession of a bank, including causing its liquidation.
      FDIC Receiverships. The FDIC may be appointed conservator or receiver of any insured bank or savings association. In addition, the FDIC may appoint itself as sole conservator or receiver of any insured state bank or savings association for any, among others, of the following reasons:

•	insolvency;

•	substantial dissipation of assets or earnings due to any violation of law or regulation or any unsafe or unsound practice;

•	an unsafe or unsound condition to transact business, including substantially insufficient capital or otherwise;

•	any willful violation of a cease and desist order which has become final;

•	any concealment of books, papers, records or assets of the institution;

•	the likelihood that the institution will not be able to meet the demands of its depositors or pay its obligations in the normal course of business;

•	the incurrence or likely incurrence of losses by the institution that will deplete all or substantially all of its capital with no reasonable prospect for the replenishment of the capital without federal assistance; or

•	any violation of any law or regulation, or an unsafe or unsound practice or condition which is likely to cause insolvency or substantial dissipation of assets or earnings, or is likely to weaken the condition of the institution or otherwise seriously prejudice the interests of its depositors.
      As a receiver of any insured depository institution, the FDIC may liquidate such institution in an orderly manner and dispose of any matter concerning such institution as the FDIC determines is in the best interests of such institution, its depositors and the FDIC. Further, the FDIC shall, as the conservator or receiver, by operation of law, succeed to all rights, titles, powers and privileges of the insured institution, and of any shareholder, member, account holder, depositor, officer or director of such institution with respect to the institution and the assets of the institution; may take over the assets of and operate such institution with all the powers of the members or shareholders, directors and the officers of the institution and conduct all business of the institution; collect all obligations and money due to the institution and preserve and conserve the assets and property of the institution.
      Safety and Soundness Guidelines. The federal banking agencies have adopted guidelines to assist in identifying and addressing potential safety and soundness concerns before capital becomes impaired. These guidelines establish operational and managerial standards relating to:

•	internal controls, information systems and internal audit systems;

•	loan documentation;

•	credit underwriting;

•	asset growth; and

•	compensation, fees and benefits.
      Additionally, the federal banking agencies have adopted safety and soundness guidelines for asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.
      The federal banking agencies have issued regulations prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.
      Risk Management and Exposure. The federal banking agencies have begun examining banks and bank holding companies with respect to their exposure to and management of different categories of risk, including: legal, operations, market, credit, interest rate, price, foreign exchange, transaction, compliance, strategic, credit, liquidity, and reputation risk. This examination approach causes bank regulators to focus on risk management procedures, rather than simply examining every asset and transaction. This approach supplements rather than replaces existing rating systems based on the evaluation of an institution’s capital, assets, management, earnings and liquidity.
      Money Laundering and Currency Controls. Various federal statutory and regulatory provisions are designed to enhance recordkeeping and reporting of currency and foreign transactions. Pursuant to the Bank Secrecy Act, financial institutions must report high levels of currency transactions or face the imposition of civil monetary penalties for reporting violations. The Money Laundering Control Act imposes sanctions, including revocation of federal deposit insurance, for institutions convicted of money laundering.
      The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 (“IMLAFATA”), a part of the USA Patriot Act, authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks and other financial institutions to enhance recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern. Among its other provisions, IMLAFATA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the Untied States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLAFATA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. IMLAFATA mandates that federally-insured banks and other financial institutions establish customer identification programs designed to verify the identity of persons opening new accounts, to maintain the records used for verification, and to determine whether the person appears on any list of known or suspected terrorists or terrorist organizations.
      Consumer Protection Laws and Regulations. The bank regulatory agencies are focusing greater attention on compliance with consumer protection laws and implementing regulations. These laws and implementing regulations impact overall bank operations as well as specific consumer-oriented products and services. Examination and enforcement have become more intense in nature, and insured institutions have been advised to carefully monitor compliance with various consumer protection laws and implementing regulations. Banks are subject to many federal consumer protection laws and regulations, including:

•	the Community Reinvestment Act, or the CRA;

•	the Truth in Lending Act, or the TILA;

•	the Fair Housing Act, or the FH Act;

•	the Equal Credit Opportunity Act, or the ECOA;

•	the Home Mortgage Disclosure Act, or the HMDA; and

•	the Real Estate Settlement Procedures Act, or the RESPA.
      The CRA is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal bank regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations.
      The federal banking agencies have adopted regulations which measure a bank’s compliance with its CRA obligations on a performance-based evaluation system. This system bases CRA ratings on an institution’s actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. The ratings range from “outstanding” to a low of “substantial noncompliance.”
      The ECOA prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act. In March 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination:

•	overt evidence of discrimination;

•	evidence of disparate treatment; and

•	evidence of disparate impact.
      This means that if a creditor’s actions have had the effect of discriminating, the creditor may be held liable — even when there is no intent to discriminate.
      The FH Act regulates many practices, including making it unlawful for any lender to discriminate against any person in its housing-related lending activities because of race, color, religion, national origin, sex, handicap, or familial status. The FH Act is broadly written and has been broadly interpreted by the courts. A number of lending practices have been found to be, or may be considered, illegal under the FH Act, including some that are not specifically mentioned in the FH Act itself. Among those practices that have been found to be, or may be considered, illegal under the FH Act are:

•	declining a loan for the purposes of racial discrimination;

•	making excessively low appraisals of property based on racial considerations;

•	pressuring, discouraging, or denying applications for credit on a prohibited basis;

•	using excessively burdensome qualifications standards for the purpose or with the effect of denying housing to minority applicants;

•	imposing on minority loan applicants more onerous interest rates or other terms, conditions or requirements; and

•	racial steering, or deliberately guiding potential purchasers to or away from certain areas because of race.
      The TILA is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total payments and the payment schedule.
      HMDA grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of HMDA is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. HMDA also includes a “fair lending” aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. HMDA requires institutions to report data regarding applications for one-to-four family real estate loans, home improvement loans, and multifamily loans, as well as information concerning originations and purchases of those types of loans. Federal bank regulators rely, in part, upon data provided under HMDA to determine whether depository institutions engage in discriminatory lending practices.
      RESPA requires lenders to provide borrowers with disclosures regarding the nature and costs of real estate settlements. Also, RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts.
      The GLB Act requires disclosure of our privacy policy at the time a customer relationship is established and annually thereafter. Under the provisions of the GLB Act, we must put systems in place to safeguard the non-public personal information of our customers.
      Violations of these various consumer protection laws and regulations can result in civil liability to the aggrieved party, regulatory enforcement including civil money penalties, and even punitive damages.
      Other Aspects of Banking Law. We are also subject to federal statutory and regulatory provisions covering, among other things, security procedures, insider and affiliated party transactions, management interlocks, electronic funds transfers, funds availability, and truth-in-savings. There are also a variety of federal statutes which regulate acquisitions of control and the formation of bank holding companies.
      Impact of Monetary Policies. Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by a bank on its deposits and its other borrowings and the interest rate earned by a bank on its loans, securities and other interest-earning assets comprises the major source of the bank’s earnings.
      These rates are highly sensitive to many factors which are beyond the bank’s control and, accordingly, the earnings and growth of the bank are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by:

•	its open-market dealings in United States government securities;

•	adjusting the required level of reserves for financial institutions subject to reserve requirements;

•	placing limitations upon savings and time deposit interest rates; and

•	adjustments to the discount rate applicable to borrowings by banks which are members of the FRB.
      The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect market interest rates. Since January 2001 the FRB has decreased interest rates numerous times, reducing the overnight “Federal Funds” rate from 6.50% to as low as 1.00%, the lowest level in over four decades. Since June 2004, the FRB has reversed direction and increased rates thirteen times to 4.25%. The nature and timing of any future changes in such policies and their impact on us cannot be predicted; however, depending on the degree to which our interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have a temporary effect of increasing our net interest margin, while decreases in interest rates would have the opposite effect. In addition, adverse economic conditions, including a downturn in the local or regional economy and rising energy prices, could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting our net income or other operating costs.
      Conclusion. As a result of the recent federal and California legislation, including the GLB Act, there has been a competitive impact on commercial banking. There has been a lessening of the historical distinction between the services offered by banks, savings associations, credit unions, securities dealers, insurance companies, and other financial institutions. Banks have also experienced increased competition for deposits and loans that may result in increases in their cost of funds, and banks have experienced increased overall costs. Further, the federal banking agencies have increased enforcement authority over banks and their directors and officers.
      Future legislation is also likely to impact our business. However, our management cannot predict what legislation might be enacted or what regulations might be adopted or the effects thereof.
Legal Proceedings
      The nature of our business causes us to be involved in routine legal proceedings from time to time. We do not believe that any pending or threatened legal proceedings will have a material adverse effect on our business, financial condition, results of operations or cash flows.

MANAGEMENT
Executive Officers and Directors
      The table below sets forth our executive officers and directors and their ages and positions as of December 16, 2005. Each director will hold office until the next annual meeting of shareholders or until his or her successor is elected and qualified. Officers are appointed by the Board of Directors and serve at the Board’s discretion.

Name	Age	Position

Richard D. Aldridge	57	Vice Chairman
James O. Birchfield	77	Director
John W. Birchfield	53	Chairman of the Board
Tenisha M. Fitzgerald	30	Director
C. G. Kum	51	President and Chief Executive Officer
Thomas E. Anthony	57	Executive Vice President and Chief Credit Officer
Syble R. Roberts	68	Director
Romolo Santarosa	49	Executive Vice President and Chief Financial Officer
      As used throughout this registration statement, the term “executive officer” means our President and Chief Executive Officer, our Executive Vice President and Chief Credit Officer, and our Executive Vice President and Chief Financial Officer. Our Chairman of the Board, Corporate Secretary, and other vice presidents are not deemed to be executive officers.
      The Board has not yet determined which of its directors, if any, is an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.
Biographical Information Regarding Our Executive Officers
      C. G. Kum, President and Chief Executive Officer. Mr. Kum began his banking career in 1977 as a corporate banking trainee with Bank of California in San Francisco, California. He served as Regional Vice President and Manager of Asset Quality Administration for United Banks of Colorado from 1984 until 1987. Mr. Kum then served as Vice President and Division Manager of Special Projects Division for Colorado National Bank from 1987 until 1993. Mr. Kum moved to California in 1993 and served as Executive Vice President and Chief Credit Officer of City Commerce Bank, Santa Barbara, California from 1993 until 1999.
      Mr. Kum was appointed to his current position as the President and the Chief Executive Officer of First California Bank (formerly known as Camarillo Community Bank) on September 1, 1999. Under his leadership, the Bank has grown from total assets of $100 million and two branches in 1999, to total assets as of September 30, 2005 of $467 million and eight branches. He is a graduate of University of California at Berkeley and received his Masters Degree in Business Administration from Pepperdine University. Mr. Kum also is a graduate of Stonier Graduate School of Banking. He has served as a member of Board of Directors of Casa Pacifica, a non profit organization that serves high risk youths in Ventura County, California State University at Channel Islands Foundation, and the United Way of Ventura County. He was elected to the position of the President of the Board of Directors of Community Bankers of California, an association of California community bank presidents, for the fiscal year of 2005-06. Mr. Kum lives in Camarillo, California with his wife Vikki and their three children.
      Thomas E. Anthony, Executive Vice President and Chief Credit Officer. Mr. Anthony moved from Illinois and began his banking career in 1970 as a commercial loan trainee with the then United California Bank in Los Angeles. He served as Vice President — Commercial Lender at Independence Bank from 1988 to 1992. He then served as Executive Vice President and Chief Credit Officer at Channel Islands National Bank from 1992 until 1998 when it was merged with American Commercial Bank, where he served in the same capacity from 1998 until 1999. Mr. Anthony joined First California Bank in 1999 as Executive Vice President and Chief Credit Officer.
      Mr. Anthony graduated from Northern Illinois University with a degree in Management. He has held several commercial lending and credit administration positions with banks in California and has been active on several community boards/committees and with charitable and professional organizations.
      Romolo Santarosa, Executive Vice President and Chief Financial Officer. Mr. Santarosa began his banking career in 1991 with Shawmut National Corporation as its Controller. In 1995, Mr. Santarosa joined Sanwa Bank California and served as Controller until 1997. He then served as Chief Financial Officer of Southern Pacific Bank from 1997 until 2000, of Eldorado Bancshares, Inc. from 2000 to 2001, and of Treasury Bank, N.A. from 2001 to 2002. Mr. Santarosa joined First California Bank in November 2002 as Executive Vice President and Chief Financial Officer.
      Mr. Santarosa is a graduate (1978) of Ithaca College, Ithaca, New York. He began his career in public accounting with Price Waterhouse, an international public accounting firm. He also is a certified public accountant in New York and Connecticut. Mr. Santarosa is active in several professional and community organizations.
Biographical Information Regarding Our Directors
      Richard D. Aldridge has served as the Vice Chairman of the Board since October 2005 and has been a director since 1993. After receiving an Honorable Discharge from the U.S. Air Force in 1971, Mr. Aldridge attended L.H. Bates Technical Institute and graduated with a degree in communications electronics and a Federal Communications Commission license for broadcast engineering. He was then employed for 19 years by Weyerhaeuser Company in Longview, Washington, where he began as a communications maintenance foreman for several years, then was appointed business manager for a new company profit center, quadrupling revenues in the first three years. He then served on the company’s Top Safety Committee, and represented Weyerhaeuser nationally serving on the Board of Directors of Forest Industries Telecommunications, an F.C.C. certified trade association. He also participated in frequent seminars and strategic planning meetings at the company’s corporate headquarters in Tacoma, Washington.
      Mr. Aldridge began investing in real estate in 1988 and community banking in 1990, acquiring his first shares in First California Bank (formerly Camarillo Community Bank). In 1991 he voluntarily left Washington to pursue further opportunities in real estate and banking in Ventura, California, while employed as President and CEO of B & R Supply, Inc., a long established industrial tool and supply company. Since 1990, he has held investments in Channel Islands Bank, City Commerce Bank, American Commercial Bank, Mid-State Bank and Trust, and First California Bank. Since his appointment as a director, Mr. Aldridge has served on several committees including CRA, Audit, Loan, funds management, and executive committees. Mr. Aldridge also served as interim Chairman of the Board from 1998 to 1999. First California Bank represents the largest single investment in his portfolio.
      Mr. Aldridge is the father of Tenisha M. Fitzgerald, a director of First California Bank since 1997.
      James O. Birchfield has been a director of First California Bank since 1993 and served as Chairman of the Board from 1997 until October 2005. Mr. Birchfield is a retired businessman whose active career was centered around an industrial tool and supply company which he founded in 1965. He has also been extensively involved with real estate investments since 1960.
      Mr. Birchfield has been an active investor in the local community banking industry for over twenty five years, holding positions in First State Bank of the Oaks, Ventura County National Bank, Channel Islands National Bank, American Commercial Bank, City Commerce Bank, Community West Bancshares and Mid State Bank and Trust.
      While serving as a director at First California Bank for over 14 years, Mr. Birchfield has actively provided leadership in many areas. Since becoming Chairman of the Board in 1997, he has guided the Bank through the most significant period of expansion in its history. In addition to his role as Chairman, he sits on several committees including, the Loan Committee, Funds Management Committee, Personnel Committee, and Audit Committee.
      Mr. Birchfield is the father of John W. Birchfield, the current Chairman of the Board and a director of First California Bank since 1993.
      John W. Birchfield has served as the Chairman of the Board since October 2005 and has been a director since 1993. Mr. Birchfield was awarded a Bachelor of Science degree in Business Finance in 1973 from the College of Business Administration at Northern Arizona University. Since 1995, Mr. Birchfield has served as the Chairman of the Board at B & R Supply Inc. He is also the managing partner of Ralston Properties LP, a privately held real estate management company.
      Since first being elected to the Board of Directors of First California Bank in 1993, he has actively participated in guiding the Bank through various business cycles, a management change and a name change as well as the development and execution of a long-term strategic plan. In 1998-99 he chaired the Board’s Y2K compliance committee.
      Currently he serves as the Chairman of the Board as well as the Chairman of the Audit Committee at First California Bank. He is also an active member of the Loan Committee, the Funds Management Committee and Personnel Committee.
      Mr. Birchfield is the son of James O. Birchfield, a director of First California Bank for over 14 years.
      Tenisha M. Fitzgerald has been a director since 1997. Ms. Fitzgerald graduated in 1997 from California Lutheran University with a degree in music education and a teaching certificate. Ms. Fitzgerald then taught at several elementary schools for approximately 6 years in the Port Hueneme, California school district. For the last two years, Ms. Fitzgerald has been serving as the accounts receivable manager for B & R Supply, Inc. Since her appointment to the Board of Directors in 1997, she has served on the Bank’s Loan and CRA Committees.
      Ms. Fitzgerald is the daughter of Richard D. Aldridge, the current Vice Chairman of the Board and a director of First California Bank since 1993.
      Syble R. Roberts has been a director of First California Bank since 1989 and is the personnel committee chairman. Ms. Roberts was also a Founding Director of City Commerce Bank, Santa Barbara, opened in 1978 and now owned by Mid-State Bank.
      Ms. Roberts’ background is in the legal, title insurance and escrow, and real estate investment fields. Ms. Roberts attended Ventura Junior College and studied first year law through LaSalle Extension University, as well as continuing studies of business management, taxation and real estate. Ms. Roberts became a specialist in the escrow field of multiple tax-deferred exchanges and long order leasehold estates and was involved in the start-ups of a title insurance company and several escrow and mortgage banking companies. Ms. Roberts has served on numerous community organizations including See International, Hospice, and Recordings for the Blind, and Women’s Council of NAREB.
Director Compensation
      Directors are paid for attendance at Board and committee meetings at the rate of $2,000 per month. In addition, the Chairman of the Board receives an additional $1,000 each month. Mr. C. G. Kum does not receive directors’ fees.

Executive Compensation
      The following table sets forth a summary of annual and long-term compensation for services in all capacities to FCB Bancorp for FCB Bancorp’s President and Chief Executive Officer and its two other executive officers for the years noted:

		Annual Compensation			Long-Term
					Compensation Awards
				Other Annual	Securities Underlying	All Other
Name and Title	Year	Salary	Bonus	Compensation(1)	Options	Compensation

C. G. Kum,	2004	$210,047	$65,759	—	9,000	$0
President and Chief	2003	$195,000	$75,000	—	10,000	$0
Executive Officer	2002	$180,000	$50,058	—	0	$0
Thomas E. Anthony,	2004	$134,000	$28,765	—	4,500	$0
Executive Vice President	2003	$120,721	$39,396	—	5,000	$0
and Chief Credit Officer	2002	$114,243	$30,617	—	0	$0
Romolo Santarosa,	2004	$133,951	$34,587	—	4,500	$0
Executive Vice President	2003	$120,000	$39,396	—	1,000	$0
and Chief Financial Officer	2002	$15,000	$0	—	0	$0

(1)	Perquisites paid to an executive officer that total less than the lesser of $50,000 or 10% of salary and bonus are omitted.
Stock Option Grants in Last Fiscal Year
      Our 2005 Stock Option Plan (the “Plan”) allows for the granting of both incentive and nonstatutory stock options. See “— 2005 Stock Option Plan” below for a detailed discussion of the Plan. The option price for incentive stock options cannot be less than 100% of the fair market value of the shares of our common stock on the date of grant. The stock options expire eight years from the date of grant. The option price, number of shares granted to recipients and duration for the plan stock options are determined and approved by our Board of Directors.
      As of December 31, 2004, all options outstanding vest five years and expire eight years after the date of grant. Under the Plan, an aggregate of no more than 200,000 shares of our common stock were approved for grant. At December 31, 2004, there were 121,750 shares reserved and available for grant.
      The following table summarizes information regarding stock options outstanding at December 31, 2004:

Incentive Stock Options			Nonstatutory Stock Options

		Weighted Average			Weighted Average
		Remaining			Remaining
	Number	Contractual Life		Number	Contractual Life
Exercise Price	Outstanding	(In Years)	Exercise Price	Outstanding	(In Years)

$11.25	31,750	6.47	$11.25	10,000	6.47
$20.25	26,500	7.31	$20.25	10,000	7.31

	58,250			20,000

				All Executive	All Directors
				Officers as a	as a Group
			Romolo	Group (3 in	(6 in
	C. G. Kum	Thomas E. Anthony	Santarosa	Number)	Number)

Options granted during 2004:
Number of shares	9,000	4,500	4,500	18,000	19,000
Average exercise price per share	$20.25	$20.25	$20.25	$20.25	$20.25

Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Stock Option Values
      The following table sets forth certain information regarding unexercised stock options and the value of securities underlying options for each of our Named Executive Officers for the year ended December 31, 2004. No stock options were exercised by any of the Named Executive Officers during 2004.

	Number of		Value of Unexercised
	Unexercised Options at		In-the-Money Options at
	December 31, 2004		December 31, 2004(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

C. G. Kum	0	19,000	0	$52,500
Thomas E. Anthony	0	9,500	0	$26,250
Romolo Santarosa	0	5,500	0	$5,250

(1)	Assuming a market value of $16.50 per share on December 31, 2004
2005 Stock Option Plan
      On May 19, 2005, the Board of Directors of FCB Bancorp adopted the FCB Bancorp 2005 Stock Option Plan (the “Plan”). On September 8, 2005, the Plan was approved by the shareholders of First California Bank and the Plan replaced First California Bank’s 2003 Stock Option Plan. The Plan became effective upon consummation of FCB Bancorp’s formation on September 30, 2005. All stock options previously issued by First California Bank under its 2003 Stock Option Plan were exchanged for options in our common stock at the consummation of the merger. The Plan provides for the grant of “incentive stock options” as permitted under Section 422 of the Internal Revenue Code of 1986 (the “Code”), as well as for the grant of non-qualified stock options. The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
      The Plan provides for the issuance of up to 200,000 shares of our common stock to directors, officers, and key employees of FCB Bancorp or any subsidiary, subject to adjustment in the event of certain changes in our capital structure. The option price for incentive stock options cannot be less than 100% of the fair market value of the shares on the date of grant. The option price, number of shares granted to recipients, and duration for the plan stock options are determined and approved by the Board of Directors.
      The following description of the Plan is intended to highlight and summarize the principal terms of the Plan, and is qualified in its entirety by the text of the Plan, which is included as Exhibit 10.1 to the registration of which this prospectus forms a part.
      Administration. The Plan will be administered by our Board of Directors (the “Board”), one or more of whom may also be executive officers and therefore may not be deemed to be “independent,” as that term is defined in the listing standards of the Nasdaq Stock Market, Inc. Each director will abstain from approving the grant of any options to himself or herself. Options may be granted only to directors, officers and key employees of FCB Bancorp and any of its subsidiaries. Subject to the express provisions of the Plan, the Board is authorized to construe and interpret the Plan, and make all the determinations necessary or advisable for administration of the Plan.
      Eligible Participants. The Plan provides that all directors, officers, and key employees of FCB Bancorp and any of its subsidiaries are eligible to receive grants of stock options. The Plan provides that if options are granted to officers or key employees who own, directly or indirectly, 10% or more of FCB Bancorp’s outstanding shares, and the options are intended to qualify as “incentive stock options,” then the minimum option price must be at least 110% of the stock’s fair market value on the date of grant, and the term of the option grant may not exceed five years. Subject to the foregoing limitations, the Board is empowered to determine which eligible participants, if any, should receive options, the number of shares subject to each option, and the terms and provisions of the option agreements.
      Shares Subject to the Plan. 200,000 shares are covered by the Plan, which constitutes approximately 6.1% of the shares of our common stock outstanding as of December 16, 2005. Options will be granted at no less than the fair market value of our common stock as of the date of grant; provided, however, options to 10% shareholders must be at least 110% of fair market value.
      Incentive and Non-Qualified Stock Options. The Plan provides for the grant of both incentive stock options and non-qualified options. Incentive stock options are available only to persons who are employees of FCB Bancorp or any of its subsidiaries, and are subject to limitations imposed by applicable sections of the Code, including a $100,000 limit on the aggregate fair market value (determined on the date the options are granted) of shares of our common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year. Any options granted under the Plan which do not meet the limitations for incentive stock options, or which are otherwise not deemed to be incentive stock options, shall be deemed “non-qualified.” Subject to the foregoing and other limitations set forth in the Plan, the exercise price, permissible time or times of exercise, and the remaining terms pertaining to any option are determined by the Board; however, the per share exercise price under any option may not be less than 100% of the fair market value of our common stock on the date of grant of the option.
      Terms and Conditions of Options. Subject to the limitations set forth in the Plan, options granted thereunder may be exercised in such increments, which need not be equal, and upon such contingencies as the Board may determine. If an optionee does not exercise an increment of an option in any period during which such increment becomes exercisable, the unexercised increment may be exercised at any time prior to expiration of the option unless the respective stock option agreement provides otherwise.
      Subject to earlier termination as may be provided in any optionee’s stock option agreement, options granted under the Plan will expire not later than ten years from the date of grant. Under the terms of the Plan, the date of grant is deemed to be either: (i) the date fixed by the Board to be the date of grant; or (ii) if no such date is fixed, the date on which the Board made its final determination to grant a stock option.
      Options granted under the Plan may not be transferred otherwise than by will or by the laws of descent and distribution, and during his or her lifetime, only the optionee or, in the event of the disability of the optionee, his or her guardian or the conservator of his or her estate may exercise the option.
      Exercise of Options. Subject to the restrictions set forth in the Plan, an option may be exercised in accordance with the terms of the individual stock option agreement. Full payment by the optionee for all shares as to which the option is being exercised is due and payable at the time of exercise of the option. Payment must be in cash.
      An option may be exercised with respect to whole shares only, although fractional share interests may be accumulated and exercised from time to time as whole shares during the term of the option. Options may only be exercised with respect to a minimum of ten whole shares, unless the option agreement requires that a larger number of shares be exercised at any one time and unless fewer than ten shares remain subject to the option at the time of exercise. Any shares subject to an option which expires or terminates without being exercised become available again for issuance under the Plan.
      Neither an eligible participant nor an optionee has any rights as a shareholder with respect to the shares of our common stock covered by any option which may be or has been granted to such person, and which is thereafter exercised, until date of issuance of the stock certificate by us to such person.
      Stock Option Agreement. Every grant of an option will be evidenced by a written stock option agreement executed by us and the optionee. Subject to the terms and conditions of the Plan, the stock option agreement will contain the terms and provisions pertaining to each option so granted, such as exercise price, permissible date or dates of exercise, termination date, and such other terms and conditions as the Board deems desirable and not inconsistent with the Plan.
      Termination of Employment or Affiliation. In the event an optionee ceases to be affiliated with FCB Bancorp or a subsidiary for any reason other than disability, death or termination for cause, the stock options granted to such optionee shall expire at the earlier of the expiration dates specified for the options, or ninety days after the optionee ceases to be so affiliated. During such period after cessation of affiliation, the optionee may exercise the option to the extent that it was exercisable as of the date of such termination, and thereafter the option expires in its entirety.
      If an optionee’s stock option agreement so provides, and if an optionee’s status as an eligible participant is terminated for cause, the option held by such person will expire thirty days after termination, although the Board may, in its sole discretion, within thirty days of such termination, reinstate the option. If the option is reinstated, the optionee will be permitted to exercise the option only to the extent, for such time, and upon such terms and conditions as if the optionee’s status as an eligible participant had been terminated for a reason other than cause, disability or death, as described above.
      The Plan, and all stock options previously granted under the Plan, shall terminate upon the dissolution or liquidation of FCB Bancorp, upon a consolidation, reorganization, or merger as a result of which FCB Bancorp is not the surviving corporation, or upon a sale of all or substantially all of the assets of FCB Bancorp. However, all options theretofore granted shall become immediately exercisable in their entirety upon the occurrence of any of the foregoing, and any options not exercised immediately upon the occurrence of any of the foregoing events will terminate unless provision is made for the assumption or substitution thereof. As a result of this acceleration provisions, even if an outstanding option were not fully vested as to all increments at the time of the event, that option will become fully vested and exercisable.
      Amendment and Termination of the Plan. The Board may at any time suspend, amend or terminate the Plan, and may, with the consent of the respective optionee, make such modifications to the terms and conditions of outstanding options as it shall deem advisable. Shareholder approval of the Plan is required to qualify incentive stock options pursuant to the Code. Certain amendments to the Plan may also require shareholder approval to maintain incentive stock option qualifications. The amendment, suspension or termination of the Plan will not, without the consent of the optionee, alter or impair any rights or obligations under any outstanding option under the Plan.
      Adjustments Upon Changes in Capitalization. The total number of shares covered by the Plan and the price, kind and number of shares subject to outstanding options thereunder, will be appropriately and proportionately adjusted if the outstanding shares of our common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of FCB Bancorp through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, without consideration to us as provided in the Plan. Fractional share interests of such adjustments may be accumulated, although no fractional shares of stock will be issued under the Plan.
Employment Agreements
      In March 2003, the Bank entered into a Salary Continuation Agreement with C. G. Kum. The agreement provides for a maximum annual benefit of $160,471, which will be paid over the lesser of 17 years or such shorter period of time based upon the number of years that Mr. Kum is employed by the Bank prior to normal retirement. The Salary Continuation Agreement is an unfunded arrangement, which means that Mr. Kum has no rights under the agreement beyond those of a general creditor of the Bank, and there are no specific assets set aside by the Bank in connection with the establishment of the agreement. The Salary Continuation Agreement is not an employment contract. If Mr. Kum leaves the Bank’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined the agreement), he will not be eligible for a benefit under the agreement. In the event Mr. Kum leaves the Bank’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement or certain benefits under the Split Dollar Agreement (see below). The Bank also entered into a split-dollar life insurance agreement with Mr. Kum in March 2003. Pursuant to the terms of that agreement, the Bank owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Upon Mr. Kum’s death, the beneficiary is entitled to receive $1.5 million of the total proceeds, with the Bank entitled to the balance. The Bank paid an aggregate premium in 2002 amounting to $1.4 million.

      In March 2003, the Bank also entered into a Salary Continuation Agreement with Thomas E. Anthony. The agreement provides for a maximum annual benefit of $84,667, which will be paid over the lesser of 11 years or such shorter period of time based upon the number of years that Mr. Anthony is employed by the Bank prior to normal retirement. If the Bank agrees to extend Mr. Anthony’s employment beyond normal retirement (age 65 for purposes of the agreement), the annual benefit payment will be extended for one additional year for each full year of service beyond normal retirement to a maximum aggregate of 15 years. The Salary Continuation Agreement is an unfunded arrangement, which means that Mr. Anthony has no rights under the agreement beyond those of a general creditor of the Bank, and there are no specific assets set aside by the Bank in connection with the establishment of the agreement. The Salary Continuation Agreement is not an employment contract. If Mr. Anthony leaves the Bank’s employ by virtue of early voluntary retirement (prior to attaining age 65) or is terminated “for cause” (as defined in the agreement), he will not be eligible for a benefit under the agreement. In the event Mr. Anthony leaves the Bank’s employ by virtue of death (either prior or subsequent to retirement), involuntary termination (without cause), disability or, under certain circumstances, a change in control, he will receive partial benefits under the agreement or certain benefits under the Split Dollar Agreement (see below). The Bank also entered into a split-dollar life insurance agreement with Mr. Anthony in March 2003. Pursuant to the terms of that agreement, the Bank owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Upon Mr. Anthony’s death, the beneficiary is entitled to receive $1.05 million of the total proceeds, with the Bank entitled to the balance. The Bank paid an aggregate premium in 2002 amounting to $1.0 million.
Employee 401(k) Plan
      We have adopted a 401(k) savings investment plan which allows employees to defer certain amounts of compensation for income tax purposes under Section 401(k) of the Internal Revenue Code. Essentially, all eligible employees may elect to defer and contribute up to statutory limits. We may, at our discretion, make matching contributions, the total of which may not exceed 15% of eligible compensation. For the years ending December 31, 2004, 2003, and 2002, we made matching contributions of approximately $89,000, $59,000, and $67,000, respectively, to the plan.
      We have also established an employee incentive compensation program which provides eligible participants additional compensation based upon the achievement of certain goals. For the years ending December 31, 2004, 2003 and 2002, additional compensation expense of approximately $270,000, $350,000, and $260,000, respectively, was recognized and paid subsequent to each year-end to eligible employees, pursuant to this program.
Board Committees
      The members of FCB Bancorp’s audit committee are John W. Birchfield (Chair), Richard D. Aldridge and Syble R. Roberts. The audit committee is responsible for providing assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving our accounting, auditing, financial reporting, internal control and legal compliance function, as well as those of our subsidiaries.
      The members of FCB Bancorp’s stock option committee are John W. Birchfield (Chair) and all other remaining directors.
      The members of the Bank’s personnel committee are directors Richard D. Aldridge (Chair), James O. Birchfield, Tenisha M. Fitzgerald and C. G. Kum, none of whom serve as an officer of FCB Bancorp except for Mr. Kum, who is FCB Bancorp’s President and Chief Executive Officer. The personnel committee is responsible for reviewing and approving the Bank’s overall compensation and benefit programs, and for administering the compensation of the Bank’s executive and senior officers.
Personnel Committee Interlocks and Insider Participation
      None of FCB Bancorp’s executive officers served on the board of directors or compensation committee, or equivalent, of another entity, one of whose executive officers served on FCB Bancorp’s Personnel

Committee or FCB Bancorp’s Board of Directors. Mr. Kum does not participate in Committee deliberations and voting regarding his compensation.
Certain Relationships and Related Party Transactions
      There are no existing or proposed material transactions between us and any of our directors, executive officers or beneficial owners of 5% or more of our common stock, or the immediate family or associates of any of the foregoing persons, except as indicated below.
      Some of our directors and executive officers and their immediate families, as well as the companies with which they are associated, are customers of, and have had banking transactions with, us in the ordinary course of our business, and we expect to have banking transactions with such persons in the future. In our opinion, all loans and commitments to lend made in 2004 included in such transactions were made in compliance with applicable laws, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable contemporaneous transactions with other persons of similar creditworthiness, and did not involve more than a normal risk of collectability or present other unfavorable features. As of December 16, 2005, there were no outstanding loans or commitments to lend to any of our directors, officers or principal shareholders, or their associates.
      Tenisha M. Fitzgerald, who serves as a director of First California Bank and FCB Bancorp, is the daughter of Richard D. Aldridge. For her service as a director of First California Bank, Ms. Fitzgerald received aggregate fees of $23,200 during 2004.
      Richard D. Aldridge, who serves as the Vice Chairman of First California Bank and FCB Bancorp, is the father of Tenisha M. Fitzgerald. For his service as a director of First California Bank, Mr. Aldridge received aggregate fees of $23,200 during 2004.
      John W. Birchfield, who serves as the Chairman of First California Bank and FCB Bancorp, is the son of James O. Birchfield. For his service as a director of First California Bank, John W. Birchfield received aggregate fees of $23,200 during 2004.
      James O. Birchfield, who serves as a director of First California Bank and FCB Bancorp, is the father of John W. Birchfield. For his service as a director of First California Bank, James O. Birchfield received aggregate fees of $34,800 during 2004.
      Our Articles of Incorporation and Bylaws provide, among other things, for the indemnification of our directors, officers and agents, and authorize us to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for us within the scope of his or her employment. The provisions of our Articles of Incorporation and Bylaws are subject to certain limitations imposed under California and federal law. For example, under California law, directors remain personally liable for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law or for any transaction from which the director derived an improper personal benefit. Under the Federal Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, indemnification payments may be prohibited by the regulatory authorities if FCB Bancorp is insolvent, is in conservatorship or receivership, is in troubled condition, or has a CAMELS rating of 4 or 5, and if the regulatory authority believes that the party who is to receive the indemnification payment has violated banking laws or regulations, breached a fiduciary duty, or is otherwise responsible for substantial loss to FCB Bancorp. It is FCB Bancorp’s policy that our directors and executive officers shall be indemnified to the maximum extent permitted under applicable law and FCB Bancorp’s Articles of Incorporation and Bylaws. FCB Bancorp has purchased liability insurance covering all of its directors and officers; however, no assurance can be given that the proceeds of the policy would be adequate to protect FCB Bancorp in all circumstances.

DESCRIPTION OF CAPITAL STOCK
      The following summary description of FCB Bancorp’s capital stock does not purport to be complete. This description is only a summary. You should also refer to our Articles of Incorporation and Bylaws which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.
      The authorized capital stock of FCB Bancorp consists of 10,000,000 shares of our common stock, no par value, and 10,000,000 shares of serial preferred stock (the “Preferred Stock”). As of December 16, 2005, FCB Bancorp had 3,277,807 shares of our common stock and no shares of Preferred Stock issued and outstanding.
Common Stock
      General. The holders of our common stock have no preemptive rights to subscribe for new issue securities, and shares of our common stock are not subject to redemption, conversion, or sinking fund provisions. All issued and outstanding shares of our common stock are fully paid and non-assessable.
      Voting Rights. Except as provided in the following paragraph, the holders of shares of our common stock are entitled to one vote for each share held of record on all matters voted upon by shareholders, subject, however, to any special voting rights by class as are or may be granted to holders of Preferred Stock. The affirmative vote of the majority of the shares represented and voting at a duly held meeting at which a quorum is present shall be the act of the shareholders, except as otherwise required by the California Corporations Code or by FCB Bancorp’s Articles of Incorporation and Bylaws.
      FCB Bancorp’s Bylaws provide that, at a shareholders’ meeting at which directors are to be elected, a shareholder shall be entitled to cumulate votes either (i) by giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which that shareholder’s shares are normally entitled or (ii) by distributing the shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit, if the candidate or candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice prior to the voting of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination. The candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, shall be elected; votes against any candidate and votes withheld shall have no legal effect.
      Dividend Rights. FCB Bancorp’s Articles of Incorporation provide that after the preferential dividends upon all other classes and series of stock entitled thereto have been paid or declared and set apart for payment and after FCB Bancorp has complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or for a redemption account on any class of stock, then the holders of our common stock are entitled to receive any dividends declared by the Board of Directors out of funds legally available therefor under the laws of the State of California. Under California law, however, FCB Bancorp is prohibited from paying dividends unless: (1) its retained earnings immediately prior to the dividend payment equals or exceeds the amount of the dividend; or (2) immediately after giving effect to the dividend, the sum of FCB Bancorp’s assets would be at least equal to 125% of its liabilities, or, if the average of its earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of its interest expense for the two preceding fiscal years, the current assets of FCB Bancorp would be at least equal to 125% of its current liabilities.
      Liquidation Rights. Upon liquidation or dissolution of FCB Bancorp, the assets legally available for distribution to holders of shares of our common stock, after payment of all obligations of FCB Bancorp and payment of any liquidation preference of all other classes and series of stock entitled thereto, including Preferred Stock, if any, are distributable ratably among the holder of our common stock.
Preferred Stock
      The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. There currently are no shares of Preferred Stock outstanding, and our Board of Directors has no present plans to issue any shares of Preferred Stock. The issuance of Preferred Stock could affect the rights of the holders of our common stock.
Certain Anti-Takeover Provisions
      Our Articles of Incorporation and Bylaws contain certain provisions that deal with matters of corporate governance and certain rights of shareholders which might be deemed to have a potential “anti-takeover” effect. Certain provisions allow our Board of Directors to authorize the issuance of preferred stock with rights superior to those of our common stock. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual shareholders may deem to be in their best interest, or in which shareholders may receive a substantial premium for their shares over then current market prices. In addition, our directors, executive officers and their related interests have voting control with respect to approximately 40% of our outstanding shares. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These factors also render the removal of any or all incumbent directors or members of management more difficult. Also, as a result, an attempt to acquire a controlling interest in our securities or to replace any or all of its directors would be highly difficult without the approval of the Board of Directors. For this reason and because of our low trading volume, acquiring a large block of our securities may be difficult. See “Principal and Selling Shareholders” on page 80.
REGISTRATION RIGHTS
      In connection with our September 30, 2005 private placement of 1,115,000 shares of our common stock (collectively, the “Shares”), we entered into a registration rights agreement with each purchaser of such Shares. The following description of certain provisions of the registration rights agreement is a summary and, accordingly, is not complete. The summary is subject to, and qualified in its entirety by reference to, the provisions of the registration rights agreement, a copy of which is included as Exhibit 10.11 to the registration statement of which this prospectus forms a part.
      Pursuant to the terms of the registration rights agreement and for the benefit of the holders of Shares, we have agreed, at our expense, to:

•	file a shelf registration statement with the SEC to register all transfer restricted Shares on or prior to December 29, 2005;

•	use our best reasonable efforts to have the shelf registration statement declared effective on or prior to February 27, 2006; and

•	use our best reasonable efforts to keep the shelf registration statement effective until September 30, 2007 or such shorter period as will terminate upon the earliest to occur of the following:

(1) All Shares have been sold pursuant to the shelf registration statement, and

(2) all Shares, other than those held by us and our affiliates, are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor rule thereof.
      We have also agreed to use our best reasonable efforts to take a number of other actions necessary to permit public resales of the Shares, including, but not limited to, notifying each holder of Shares when the shelf registration statement becomes effective and providing copies of the prospectus included in the shelf registration statement to each holder of Shares.

      We have also agreed use our best reasonable efforts to list the Shares on the OTC Bulletin Board or such other exchange or automated quotation system on which FCB Bancorp’s similar securities are then listed to the extent our common stock satisfies applicable listing requirements.
      Before a holder may include its Shares in the shelf registration statement, the holder must furnish us in writing, within 20 days after receipt of a request therefor, with certain information regarding the holder, its holdings of Shares, its plan of distribution of Shares, and certain other information required by the registration rights agreement for use in connection with any shelf registration statement or prospectus or preliminary prospectus included therein. Each holder has agreed to be named as a selling security holder in the shelf registration statement and any prospectus included therein, and to comply with all applicable requirements of the Securities Act, including the prospectus delivery requirements thereof.
Liquidated Damages
      We have agreed to pay liquidated damages, in cash, if the shelf registration statement:

•	has not been filed with the SEC on or prior to December 29, 2005;

•	is not declared effective on or prior to February 27, 2006; or

•	ceases to be effective or fails to be usable for its intended purpose without being promptly succeeded by a post-effective amendment that cures such failure, with certain exceptions.
      Liquidated damages accrue at a rate of 1.0% of the aggregate purchase price per annum for the first 90 days of registration default, increasing by an additional 0.5% per annum for each subsequent 90-day period of registration default up to a maximum rate of 2.0% per annum. Liquidated damages will accrue at such rate from and after a registration default until the earlier of the curing of the registration default or the date on which such registration rights have terminated. At no time will we be required to pay liquidated damages in excess of 2.0% of the aggregate purchase price per annum, regardless of whether one or multiple registration defaults exist.
      Liquidated damages accrue only on securities that are then restricted securities. Liquidated damages will be paid quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, with the first quarterly payment due on the first such payment date following the date on which the liquidated damages began to accrue.
Indemnification
      Pursuant to the registration rights agreement, we have agreed to indemnify the selling shareholders and related parties against losses, claims, damages or liabilities and judgments arising out of or based upon any untrue statement of material fact or an omission of a material fact required to be stated in the shelf registration statement or any prospectus included therein. As a consequence of having their Shares included in the shelf registration statement, the selling security holders will agree to indemnify us against losses, claims, damages or liabilities that arise out of or are based upon an untrue statement of material fact or an omission of a material fact contained in the shelf registration statement or any prospectus included therein, but only with reference to information relating to such holder furnished in writing to us by such holder for use in the shelf registration statement or prospectus.
SHARES ELIGIBLE FOR FUTURE SALE
      Our common stock has been quoted on the OTC Bulletin Board since October 1, 2005 under the symbol “FCBA.” Prior to October 1, 2005, our common stock traded under the symbol “FCAA.” Future sales of substantial amounts of our common stock in the public market, or the availability of such shares for sale, including shares issued upon the exercise of outstanding options, could adversely affect the market price of our common stock. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Sale of Restricted Shares
      We currently have 3,277,807 shares of common stock outstanding. We also have approximately 119,500 shares issuable upon the exercise of stock options we have granted to our directors, officers and employees. Substantially all currently outstanding shares of our common stock are freely tradable, except for shares held by “affiliates,” as that term is defined in Rule 144(a) under the Securities Act. For purposes of Rule 144, an “affiliate” of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. The 1,115,000 shares of common stock to be sold in this offering will not be freely tradable until registered. Under the registration rights agreement to be executed by FCB Bancorp and each purchaser of Shares pursuant to this offering, we will be required to use our best reasonable efforts to cause the shelf registration statement to be declared effective by the SEC by December 29, 2005. See “Registration Rights” on page 77.
Rule 144
      In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of those shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of our common stock on The OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.
      Sales under Rule 144 are also subject to other requirements regarding the manner of sale, notice filing and the availability of current public information about us. We cannot estimate the number of shares of common stock our existing shareholders will sell under Rule 144, as this will depend on the market price for our common stock, the personal circumstances of the shareholder, and other factors.
Rule 144(k)
      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, all “144(k) shares” may be sold without restriction.
Stock Options
      As of December 16, 2005, options to purchase approximately 119,500 shares of common stock were outstanding under our 2005 Stock Option Plan, and 80,500 shares of common stock were reserved for future issuance pursuant to such plans. In the near future, we expect to file a registration statement on Form S-8 to register all of the shares of common stock which could be purchased upon the exercise of such stock options. Accordingly, the shares purchased upon exercise of options granted under our 2005 Stock Option Plan will be available for resale in the public market, subject to Rule 144 limitations applicable to affiliates.

PRINCIPAL AND SELLING SHAREHOLDERS
      On September 30, 2005, FCB Bancorp issued and sold 1,115,000 shares of its common stock at a price per share of $19.75, for aggregate proceeds of approximately $20.7 million. The shares were sold in a private placement transaction to “accredited investors” pursuant to Regulation D under the Securities Act. Pursuant to a registration rights agreement, this prospectus generally covers the sale of the 1,115,000 shares of our common stock by the selling shareholders. See “Registration Rights” on page 77. The selling shareholders, including their transferees, pledgees, donees or successors, may from time to time, offer and sell any or all of the registrable securities pursuant to this prospectus or prospectus supplement. The selling shareholders will receive the proceeds from this offering. FCB Bancorp will not receive any of the proceeds from this offering.
      The following table sets forth certain information with respect to the beneficial ownership of our common stock at December 16, 2005 for:

•	each person who we know beneficially owns more than five percent of our common stock;

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	all of the selling shareholders.
      Management is not aware of any change in control of the Company as of January 1, 2005, or of any arrangement which may, at a subsequent date, result in a change in control of the Company.
      Except as set forth in a footnote to the following table and except with respect to the individuals listed under the heading “executive officers and directors” in the following table, to the best of FCB Bancorp’s knowledge, none of the selling shareholders, nor any of their affiliates, have had any material relationship with FCB Bancorp or any of FCB Bancorp’s affiliates within the past three years. See “Management” beginning on page 67 for more information regarding the executive officers and directors contained in the following table. The selling shareholders have represented to FCB Bancorp that none of them, nor any of their affiliates, are broker-dealers or required to be licensed as a broker-dealer, except that certain selling shareholders are affiliated with KBW Asset Management, Inc. — namely, KBW Small Cap Financial Services Fund LP and DCM Limited (together, the “KBW Selling Shareholders”). KBW Asset Management, Inc. is an affiliate of Keefe, Bruyette & Woods, Inc., which is a licensed broker-dealer and which served as placement agent in FCB Bancorp’s September 30, 2005 private placement of the 1,115,000 Shares being offered hereby. The KBW Selling Shareholders have also represented to FCB Bancorp that they purchased their Shares in the ordinary course of business and that, at the time of the purchase of securities to be resold pursuant to this prospectus, there was no agreement or understanding, either directly or indirectly, with any person to distribute the securities. Each of the KBW Selling Shareholders may be deemed a statutory underwriter under the Securities Act.
      Information about the selling shareholders may change over time. The selling shareholders identified above may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act, all or a portion of their registrable securities since the date on which they provided the information regarding the table above. FCB Bancorp prepared this table based on the information supplied to FCB Bancorp by the selling shareholders named in the table.
      Because each selling shareholder may sell all or some of the registrable securities from time to time pursuant to transactions exempt from the registration requirements of the Securities Act, the information contained in the last two columns in the table below assumes the sale of all of the Shares offered by the selling shareholders pursuant to this prospectus. See “Plan of Distribution” on page 83.
      Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o FCB Bancorp, 1100 Paseo Camarillo, Camarillo, California 93010.

	Shares Beneficially			Shares Beneficially
	Owned Prior to			Owned After
	Offering(1)			Offering(1)
			Maximum Number of
Name of Beneficial Owner	Shares	%	Shares Being Offered	Shares	%

Officers and Directors:
John W. Birchfield	317,743	9.69	26,832	290,911	8.88
Richard Aldridge	223,277	6.81	27,389	195,888	5.98
C. G. Kum	27,950	*	1,002	26,948	*
Thomas E. Anthony	15,222	*	1,000	14,222	*
Romolo Santarosa	1,500	*	1,000	500	*
James O. Birchfield	463,275	14.13	3,005	460,270	14.04
Tenisha M. Fitzgerald	39,198	1.20	557	38,641	1.18
Syble R. Roberts	231,754	7.07	0	231,754	7.07
All Executive Officers and Directors as a Group (8 persons)	1,319,919	40.27	60,785	1,259,134	38.41
Selling Stockholders:
Brian J. Aldridge Trust	557	*	557	0	*
Selling Shareholders Affiliated with Axia Capital Management, LLC(2):
Axia Financial, LP	25,000	*	25,000	0	*
Axia Offshore Partners, LP	8,967	*	8,967	0	*
Axia Partners, LP	27,744	*	27,744	0	*
Axia Partners Qualified, LP	63,289	1.93	63,289	0	*

Total	125,000	3.81	125,000	0	*

Selling Shareholders Affiliated with The Banc Funds Company, L.L.C.(3):
Banc Fund V L.P.	40,000	1.22	40,000	0	*
Banc Fund VI L.P.	70,000	2.14	70,000	0	*
Banc Fund VII L.P.	51,450	1.57	40,000	11,450	*

Total	161,450	4.93	150,000	11,450	*

Selling Shareholders Affiliated with Morgan Stanley & Co.(4):
Bay Pond Partners, L.P.	94,300	2.88	94,300	0	*
Bay Pond Investors (Bermuda) L.P.	31,400	*	31,400	0	*

Total	125,700	3.83	125,700	0	*

Shane O. Birchfield Trust(5)	810	*	810	0	*
Selling Shareholders Affiliated with KBW Asset Management(6):
DCM Limited	3,275	*	3,275	0	*
KBW Small Cap Financial Service Fund LP	29,573	*	29,573	0	*

Total	32,848	1.0	32,848	0	*

First Financial Fund, Inc.(7)	79,300	2.42	79,300	0	*

	Shares Beneficially			Shares Beneficially
	Owned Prior to			Owned After
	Offering(1)			Offering(1)
			Maximum Number of
Name of Beneficial Owner	Shares	%	Shares Being Offered	Shares	%

Selling Shareholders Affiliated with OZ Management, LLC(8):
Fleet Maritime, Inc.	4,715	*	4,715	0	*
OZ Master Fund, Ltd.	200,285	6.11	200,285	0	*

Total	205,000	6.25	205,000	0	*

FrontPoint Financial Services Fund, L.P.(9)	35,000	1.07	35,000	0	*
Selling Shareholders Affiliated with SuNOVA Capital, LP(10):
SuNOVA Long Term Opportunity Fund, L.P.	14,500	*	14,500	0	*
SuNOVA Offshore Ltd.	123,000	3.75	123,000	0	*
SuNOVA Partners, L.P.	67,500	2.06	67,500	0	*

Total	205,000	6.25	205,000	0	*

Tiedemann Rosinus L.P.(11)	35,000	1.07	35,000	0	*
Triumph Investment Fund, L.P.(12)	60,000	1.83	60,000	0	*

*	Less than one percent.

(1)	Percentage of beneficial ownership is based on 3,277,807 shares of our common stock outstanding as of December 16, 2005.

(2)	C/o Axia Capital Management, LLC, 425 Eagle Rock Avenue, 2nd Floor, Roseland, New Jersey 07068, Attn: Raymond Garea.

(3)	C/o The Banc Funds Company, L.L.C., 208 S. LaSalle Street, Suite 1680, Chicago, Illinois 60604, Attn: Terry Murphy.

(4)	C/o Morgan Stanley & Co., 1221 Avenue of the Americas, 28th Floor, New York, New York 10020, Attn: Jim.

(5)

(6)	C/o KBW Asset Management, 2 Hudson Place, 4th Floor, Hoboken, New Jersey 07030, Attn: Meghan O’Connor.

(7)	C/o The Bank of New York, One Wall Street, 3rd Floor, Window A, New York, New York, 10286.

(8)	C/o OZ Management, LLC, 9 West 57th Street, 39th Floor, New York, New York 10019, Attn: Joel M. Frank.

(9)	Two Greenwich Plaza, Greenwich, Connecticut 06830, Attn: Louis Garcia.

(10)	C/o SuNOVA Capital, LP, 780 Third Avenue, 5th Floor, New York, New York 10017, Attn: John Frigiola, Chief Financial Officer.

(11)	1 Northfield Plaza, Suite 300, Northfield, Illinois 60093, Attn: Michael Rosinus.

(12)	Coldstream Park, 116B South River Road, Bedford, New Hampshire 03110, Attn: Robert Keller.

PLAN OF DISTRIBUTION
      The selling shareholders and their successors, which term includes their transferees, pledgees or donees or their successors, may, from time to time, sell the Shares directly to purchasers. Alternatively, the selling shareholders may offer the Shares from time to time to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities, for whom they may act as agents. The compensation as to a particular broker-dealer may be in excess of customary commissions. The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of Shares may, in connection with these sales, be deemed to be “underwriters” within the meaning of the Securities Act, and any profit from the sale of such securities by them and any underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.
      The selling shareholders may sell the Shares from time to time, in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices, as determined by the selling shareholders. The sale of Shares may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.
      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus. The selling shareholders may not sell any security described herein pursuant to this prospectus, and may not transfer, devise or gift such securities pursuant to this prospectus, by means other than those described in this prospectus.
      These sales may include block transactions or “crosses.” Crosses are transactions in which the same broker acts as an agent on both sides of the transaction. The selling shareholders may also enter into hedging transactions with broker-dealers in connection with the sales of Shares. These broker-dealers may in turn engage in short sales of Shares in the course of hedging their positions. The selling shareholders may sell short the Shares to close out short positions, or loan or pledge the Shares to broker-dealers that, in turn, may sell the Shares.
      At the time a particular offering of Shares is made, if required, a prospectus supplement will be distributed setting forth the names of the selling shareholders, the aggregate amount of Shares being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commission or concessions allowed or reallowed or paid to the broker-dealers.
      To comply with certain states’ securities laws, if applicable, the selling shareholders will offer or sell Shares in such jurisdictions only through registered or licensed brokers-dealers. In addition, in some states the selling shareholders may not sell Shares unless the Shares have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and the conditions of which have been satisfied.
      Pursuant to the registration rights agreement, all expenses of the registration of Shares will be paid by FCB Bancorp, including, without limitation, any SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions and any expenses of such holder in connection with the shelf registration statement, including such holder’s fees of counsel. The selling shareholders will be indemnified by FCB Bancorp against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. FCB Bancorp will be indemnified by the selling shareholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.
      Pursuant to the registration rights agreement, FCB Bancorp is required to use its best reasonable efforts to keep the shelf registration statement continuously effective for a period of two years from the closing of the issuance of the Shares (that is, until September 30, 2007) or such shorter period that will terminate upon the earlier of the date on which the Shares have all been sold pursuant to the shelf registration statement and the date on which the Shares are permitted to be freely sold or distributed to the public pursuant to Rule 144(k) of the Securities Act. See “Registration Rights” on page 77.
USE OF PROCEEDS
      The selling shareholders will receive all of the proceeds from the sale of our common stock offered pursuant to this prospectus. FCB Bancorp will not receive any of the proceeds from the sale of the securities offered pursuant to this prospectus.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      This summary of material United States federal tax considerations is for general information only and is not tax advice. We urge you to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the Federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
Consequences to U.S. Holders
      The following is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder of the Shares. “Non-U.S. holders” of the Shares should consult their tax advisors with respect to tax consequences arising under the tax laws of both the United States and other jurisdictions. “U.S. holder” means a beneficial owner of a Share that is:

•	an individual citizen or resident of the United States;

•	A corporation or other entity taxable as a corporation for United States federal income tax purposes, or partnership, or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless its source; or

•	A trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Sale, Exchange or Redemption of the Shares
      Upon the sale, exchange (other than a conversion or other tax-tree exchange) or redemption of a Share, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received and (ii) your adjusted tax basis in the Share. Your adjusted tax basis in a Share purchased will equal the amount you paid for the Share.
      Any gain or loss recognized on the sale or exchange of a Share will be capital gain or loss. Long-term capital gains and losses are derived from the sales and exchanges of capital assets held for more than 1 year. Under The Jobs and Growth Tax Relief Reconciliation Act of 2003, for taxable years beginning before January 1, 2009, generally the maximum rate of tax on net long-term capital gain in excess of net short-term capital loss of a non-corporate taxpayer is 15 percent. In addition, any such net capital gain which otherwise would have been taxed at a 10- or 15-percent rate generally is taxed at a five-percent rate (zero for taxable years beginning after 2007, as the law presently stands). For taxable years beginning after December 31, 2008, generally the rates on such net capital gain are scheduled to become 20-percent and 10-percent, respectively. Any gain from the sale or exchange of property held more than five years that would otherwise be taxed at the 10-percent rate is scheduled to be taxed at an 8-percent rate. If the Code is not amended in this respect before then, any gain from the sale or exchange of property held more than five years and the holding period for which began after December 31, 2000, which would otherwise be taxed at a 20-percent rate will be taxed at an 18-percent rate. If the Share was held for 1 year or less, any resulting gain will be taxed at ordinary income rates. Your ability to deduct capital losses may be limited.

Dividends
      Distributions, if any, made on a Share generally will be dividend income, to the extent of our current or accumulated earnings and profits.
      Dividends that you receive before 2009 will be taxed at the rates that apply to net long-term capital gain in excess of net short-term capital loss (i.e., 15% or 5%) if they constitute “qualified dividend income” paid to noncorporate shareholders and,otherwise, at ordinary income rates, to the extent that we have current or accumulated earnings and profits (E&P). The part of a distribution in excess of E&P is treated as a tax-free return of capital and is applied against (reduces) your basis in the stock. Any remaining excess (once basis is reduced to zero) is treated as payment for the stock, i.e., as capital gain if the stock is a capital asset in your hands.
      Generally, the dividends that we pay, if any, will be qualified dividend income to you. However, in order for you to treat a dividend as qualified dividend income, you must hold the underlying stock for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date. If the dividend was declared on preferred stock and is attributable to a period of more than 366 days, you must hold the underlying stock for at least 91 days during the 181-day period beginning 90 days before the ex-dividend date.
      Qualified dividend income does not include the following:

•	any dividend on any share of stock to the extent that you are under an obligation to make related payments with respect to positions in substantially similar or related property, for example, in connection with a short sale;

•	any payment in lieu of dividends, for example, payments received by a person who lends stock in connection with a short sale;

•	any dividend that you elect to treat as investment income for purposes of the rules governing the deduction of investment interest.
      While qualified dividend income is taxed at the same rates as long-term capital gain, it isn’t actually long term capital gain. Therefore, you can’t use capital losses that otherwise enter into the computation of your taxable “net capital gain” (the excess of net long-term capital gain over net short-term capital loss) to offset your qualified dividend income. As a result, generally, your qualified dividend income will be taxed in full at the 5% or 15% rates.
      However, if your capital losses exceed your capital gains for the tax year, the excess, up to $3,000, can be used to offset other income. This offset can be used against qualified dividend income, but only after it’s been used against taxable income other than qualified dividend income. However, this “ordering” rule is actually a benefit, because offsetting taxable income other than qualified dividend income, which is taxable at rates up to 39.6%, saves more tax than offsetting qualified dividend income, which is currently taxed at no more than 15%.
      Subject to certain restrictions, if you are a corporate U.S. holder, dividends received by you will be eligible for a dividends received deduction.

Liquidated Damages
      In the event of a registration default, we are required to pay liquidated damages. You must include any such liquidated damages paid or accrued as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for United States federal income tax purposes. See “Registration Rights — Liquidated Damages” on page 78.

Sale, Exchange or Redemption of Common Stock
      Upon the sale, exchange or redemption of our common stock you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. The treatment of such capital gains and losses is the same as that set forth above under “— Sale, Exchange or Redemption of the Shares.”

Backup Withholding and Information Reporting
      We are required to furnish to the record holders of the Shares, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on Shares.
      You may be subject to backup withholding with respect to dividends paid on the Shares or with respect to proceeds received from a disposition of the Shares. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (i) fail to furnish your taxpayer identification number (“TIN”), which, for an individual is ordinarily his or her social security number; (ii) furnish an incorrect TIN; (iii) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (iv) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. holders will be entitled to credit any amounts withheld under the backup withholding rules against your actual tax liabilities provided the required information is furnished to the IRS.
      The preceding discussion of material United States federal income and estate tax considerations is for general information only and is not tax advice. Accordingly, you are urged to consult your tax advisors as to the particular tax considerations to you of the acquisition, ownership and disposition of the Shares, including the effect and applicability of state, local, foreign or other tax laws, as well as the consequences of any proposed change in applicable laws.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the Shares offered by this prospectus. This does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and with respect to our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete; we refer you to the copy of each contract or other document filed as an exhibit to the registration statement. These statements are qualified in all respects by reference to the applicable exhibit. The registration statement, including the exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Information on the operation of the public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a world wide web site that contains reports, proxy and information statements and other information regarding registrants like us who file electronically with the Commission. The address of the web site is http://www.sec.gov. Such documents are also available through FCB Bancorp’s website at www.fcbank.com.
LEGAL MATTERS
      The validity of the Shares offered by this prospectus has been passed upon for FCB Bancorp by Horgan, Rosen, Beckham & Coren, L.L.P., Calabasas, California.
EXPERTS
      The consolidated financial statements of FCB Bancorp as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 2004, have been audited by Moss Adams LLP, independent auditors, as stated in their report, and have been included in this prospectus and registration statement in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

FCB BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2005	2004

	(In thousands, except per
	share data)
ASSETS
Cash and due from banks	$16,989	$7,194
Federal funds sold	12,255	4,055
Securities available-for-sale	77,171	77,345
Loans, net	322,156	180,527
Premises and equipment, net	10,002	4,696
Goodwill	17,241	—
Federal Home Loan Bank stock	2,372	1,992
Cash surrender value of life insurance	5,123	4,982
Accrued interest receivable and other assets	4,082	2,954

Total assets	$467,391	$283,745

LIABILITIES
Checking	$90,782	$84,699
Interest checking	21,793	21,424
Regular savings	24,395	14,639
Money market savings	61,094	52,900
Certificates of deposit, under $100,000	88,885	21,277
Certificates of deposit, $100,000 and over	74,238	32,251

Total deposits	361,187	227,190
Federal Home Loan Bank advances	47,566	32,850
Junior subordinated debentures	10,000	—
Accrued interest payable and other liabilities	3,678	1,160

Total liabilities	422,431	261,200

SHAREHOLDERS’ EQUITY
Common stock, no par value, 10,000,000 authorized; shares issued and outstanding:
3,277,807 at September 30, 2005 and 2,162,807 at December 31, 2004	32,666	11,965
Retained earnings	12,807	10,839
Accumulated other comprehensive loss	(513)	(259)

Total shareholders’ equity	44,960	22,545

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$467,391	$283,745

See accompanying notes.

FCB BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(In thousands, except per share data)
INTEREST INCOME
Interest and fees on loans	$3,804	$2,757	$10,128	$8,336
Taxable interest on securities	547	581	1,716	1,452
Nontaxable interest on securities	86	73	234	225
Interest on federal funds sold	9	1	77	45

Total interest income	4,446	3,412	12,155	10,058

INTEREST EXPENSE
Interest on deposits	600	335	1,456	944
Interest on borrowings	279	195	670	395

Total interest expense	879	530	2,126	1,339

NET INTEREST INCOME	3,567	2,882	10,029	8,719
PROVISION FOR LOAN LOSSES	122	105	366	313

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,445	2,777	9,663	8,406

NONINTEREST INCOME
Service charges on deposit accounts	290	298	839	785
Earnings on cash surrender value of life insurance	57	57	168	168
Commissions on brokered loans	49	83	139	97
Net gain on sales of loans	20	—	98	75
Net servicing fees	15	12	36	32
Net gain (loss) on sales of securities	—	12	2	24
Other income	77	47	169	212

Total noninterest income	508	509	1,451	1,393

NONINTEREST EXPENSE
Salaries and employee benefits	$1,521	$1,373	$4,541	$4,074
Premises and equipment	445	335	1,220	927
Data processing	145	199	418	609
Legal, audit, and other professional services	116	109	377	269
Printing, stationary, and supplies	39	40	133	104
Telephone	39	38	111	111
Directors’ fees	33	33	99	95
Advertising and marketing	79	106	288	275
Postage	20	15	48	60
Other expenses	290	133	708	563

Total noninterest expense	2,727	2,381	7,943	7,087

INCOME BEFORE PROVISION FOR INCOME TAXES	1,226	905	3,171	2,712
PROVISION FOR INCOME TAXES	464	308	1,203	949

NET INCOME	$762	$597	$1,968	$1,763

EARNINGS PER SHARE
Basic	$0.35	$0.28	$0.91	$0.86
Diluted	$0.35	$0.27	$0.90	$0.83
See accompanying notes.

FCB BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,

	2005	2004	2005	2004

	(In thousands)
Unrealized holding gains (losses) on securities available-for-sale arising during the period	$(282)	$1,339	$(431)	$(664)
Reclassification adjustments for (gains) included in net income	—	(12)	(2)	(24)

OTHER COMPREHENSIVE INCOME (LOSS), BEFORE TAX	(282)	1,327	(433)	(688)
Income tax (expense) benefit related to items of other comprehensive income	116	(561)	175	248

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	(166)	766	(258)	(440)
NET INCOME	762	597	1,968	1,763

COMPREHENSIVE INCOME	$596	$1,363	$1,710	$1,323

See accompanying notes.

FCB BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

				Accumulated
	Common Stock			Other
				Comprehensive	Total
	Shares		Retained	Income	Shareholders’
	Outstanding	Amount	Earnings	(Loss)	Equity

	(Dollars in thousands, except share data)
BALANCE, December 31, 2003	1,983,508	$10,262	$8,404	$(301)	$18,365
Comprehensive income	—	—	2,435	42	2,477
Exercise of warrants	179,299	1,703	—	—	1,703

BALANCE, December 31, 2004	2,162,807	11,965	10,839	(259)	22,545
Comprehensive income	—	—	1,968	(254)	1,714
Issuance of Common Stock	1,115,000	20,701	—	—	20,701

BALANCE, September 30, 2005	3,277,807	$32,666	$12,807	$(513)	$44,960
See accompanying notes.

FCB BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW

	Nine Months Ended
	September 30,

	2005	2004

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,968	$1,763
Adjustments to reconcile net income to net cash from operating activities:
Realized gains on sale of securities and loans	(100)	(99)
Net amortization of premiums on securities available-for-sale	280	419
Federal Home Loan Bank stock dividends	(43)	(65)
Provision for loan losses	366	313
Deferred income taxes	183	1
Depreciation and amortization	376	316
Net appreciation in cash surrender value of life insurance	(141)	(160)
Change in accrued interest receivable and other assets	(291)	(159)
Change in accrued interest payable and other liabilities	1,468	727

Net cash from operating activities	4,066	3,056

CASH FLOWS FOR INVESTING ACTIVITIES
Net change in federal funds sold	3,200	15,780
Proceeds from maturities, calls, and paydowns of securities available-for-sale	12,112	12,188
Proceeds from sales of securities available-for-sale	774	3,346
Purchases of securities available-for-sale	(6,516)	(26,828)
Purchase of Federal Home Loan Bank stock	(337)	(398)
Net increase in loans	(23,922)	(15,498)
Cash paid, net of cash received for net assets of bank subsidiary	(29,585)	—
Purchases of premises and equipment, net	(1,666)	(995)

Net cash from investing activities	(45,940)	(12,405)

CASH FLOW FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	6,252	(3,051)
Increase in Federal Home Loan Bank advances	14,716	10,665
Proceeds from issuance of junior subordinated debentures	10,000	—
Proceeds from issuance of common stock	20,701	—
Proceeds from exercise of warrants	—	1,703

Net cash from financing activities	51,669	9,317

CHANGE IN CASH AND DUE FROM BANKS	$9,795	$(32)
CASH AND DUE FROM BANKS, beginning of period	7,194	7,770

CASH AND DUE FROM BANKS, end of period	$16,989	$7,738

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$1,965	$1,299
Income taxes	$1,037	$1,015
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES
Change in fair value of securities available-for-sale, net of taxes	$(254)	$(392)
See accompanying notes.

NOTE A — BASIS OF PRESENTATION AND MANAGEMENT REPRESENTATION
      FCB Bancorp is a new bank holding company arising from a transaction in which the shareholders of First California Bank exchanged their common stock for that of FCB Bancorp on a share-for-share basis. As a result of this transaction First California Bank became a wholly-owned subsidiary of FCB Bancorp on September 30, 2005. FCB Bancorp and First California Bank are related entities; accordingly, the consolidated financial position and results of operations as of and for the three and nine months ended September 30, 2005 and all other prior periods have been restated to reflect the combined entities.
      The accompanying unaudited consolidated financial statements for FCB Bancorp and subsidiaries include the parent company, FCB Bancorp (“FCB”), and its wholly-owned subsidiaries, First California Bank, South Coast Commercial Bank, FCB Statutory Trust I, and SC Financial (all collectively referred to as the “Company”). SC Financial is an inactive subsidiary and FCB Statutory Trust I is special purpose entity formed to issue trust preferred securities and related junior subordinated debentures. First California Bank is a commercial bank doing business primarily in Ventura County, California and South Coast Commercial Bank is a commercial bank doing business primarily in Orange County, California.
      These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements and related notes for the year ended December 31, 2004. A summary of our significant accounting policies is included in the notes that accompany the consolidated financial statements.
      These unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a basis consistent with the accounting policies reflected in the audited consolidated financial statements for the year ended December 31, 2004. They do not, however, include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments including normal recurring accruals considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole.
NOTE B — ACQUISITION OF SOUTH COAST BANCORP, INC.
      On September 30, 2005, FCB completed the acquisition of South Coast Bancorp, Inc. and its wholly-owned subsidiaries, South Coast Commercial Bank and SC Financial. SC Financial is an inactive subsidiary. Shareholders of South Coast Bancorp, Inc. received cash of $36.0 million in exchange for their common shares; South Coast Bancorp Inc. was then merged with and into FCB.
      The acquisition was accounted for using the purchase method of accounting; accordingly, the assets acquired and liabilities assumed of South Coast Bancorp, Inc. were recorded at their respective fair values as of the date of the acquisition. Goodwill, which is the excess of the purchase price over the fair value of the net assets acquired, was recorded at $17.2 million. At the time of acquisition, South Coast Bancorp, Inc. had the following assets and liabilities:

As of
September 30,
2005

(In thousands)
Assets
Cash and due from banks	$6,484
Federal funds sold	11,400
Securities	6,972
Loans	119,050
Allowance for loan losses	(1,184)
Premises and equipment, net	1,612
Other assets	622
Goodwill	—

Total	$144,956

As of
September 30,
2005

(In thousands)

Liabilities and Net Assets
Deposits	$127,178
Borrowings	—
Other liabilities	1,051

Total liabilities	128,229
Book value of net assets	16,727

Total	$144,956

      The following information presents the pro forma results of operations for the nine months ended September 30, 2005 and the year ended December 31, 2004, as though the acquisition had occurred on January 1, 2004. The pro forma data was derived by combining the historical consolidated financial information of FCB and South Coast Bancorp, Inc. using the purchase method of accounting for business combinations. In addition, the effect of severance and other merger related charges have been excluded, the effects of the stock and debt offerings have been included, and the income tax effects for all adjustments as well as the income tax effects on the pre-tax earnings of South Coast Bancorp, Inc. (which was an S Corporation for the periods presented) have been provided using a combined statutory tax rate of 41.15 percent. The pro forma results do not necessarily indicate results that would have been obtained had the acquisition actually occurred on January 1, 2004 or the results that may be achieved in the future.

	Pro Forma Results of Operations

	Three Months	Nine Months	Year
	Ended	Ended	Ended
	September 30, 2005	September 30, 2005	December 31, 2004

	(In thousands, except per share)
Net interest income	$5,155	$14,517	$17,092
Noninterest income	579	1,633	2,640
Noninterest expense	3,547	10,585	13,101
Provision for loan losses	160	395	363

Income before tax	2,027	5,170	6,268
Income taxes	831	2,073	2,374

Net income	$1,196	$3,097	$3,894

Earnings per share
Basic	$0.36	$0.94	$1.22
Diluted	$0.36	$0.94	$1.20
Weighted average shares
Basic	3,278	3,278	3,195
Diluted	3,293	3,300	3,251

      The following table shows the pro forma adjustments to the combined historical consolidated financial information necessary to reflect the merger based on the purchase method of accounting.

	Nine Months	Year
	Ended	Ended
	September 30, 2005	December 31, 2004

	Increase (decrease)
	(In thousands)
Net interest income
Securities discount	$18	$44
Loan premium	(10)	(13)
Deposit discount	(141)	(211)
Junior subordinated debt interest	459	615
Noninterest expense
Premises & equipment	11	14
Intangible amortization	52	69
Organization expenses	(50)	50
Severance and related merger charges	(1,733)	—
Income taxes
Income taxes	802	950
      The fair value of assets acquired and liabilities assumed as of the September 30, 2005 acquisition date were recorded as follows:

As of
September 30,
2005

(In thousands)
Assets
Cash and due from banks	$6,415
Federal funds sold	11,400
Securities	6,904
Loans	119,159
Allowance for loan losses	(1,184)
Premises and equipment, net	4,016
Other assets	1,345

Total	$148,055

Liabilities and Net Assets
Deposits	$127,647
Other liabilities	1,050

Total liabilities	128,697
Fair value of net assets	19,358

Total	$148,055

      The purchase price was as follows:

(In thousands)
Cash paid to common shareholders of South Coast Bancorp, Inc.	$36,000
Transaction costs — investment banking, legal and accounting fees	400
Estimated restructuring charges	200

Total	$36,600

NOTE C — EARNINGS PER SHARE
      The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute earnings per share. Figures are in thousands, except earnings per share data.

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,

	2005		2004		2005		2004

	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic

	(Dollars in thousands, except per share data)
Income available to common shareholders	$762	$762	$597	$597	$1,968	$1,968	$1,763	$1,763

Weighted average common shares Outstanding	2,174,927	2,174,927	2,162,807	2,162,807	2,166,891	2,166,891	2,052,385	2,052,385
Net effect of dilutive warrants and options — based on the treasury stock method using average market price	14,886	—	11,710	—	22,475	—	66,672	—

	2,189,813	2,174,927	2,174,517	2,162,807	2,189,366	2,166,891	2,119,057	2,052,385

Earnings per share	$0.35	$0.35	$0.27	$0.28	$0.90	$0.91	$0.83	$0.86

NOTE D — SECURITIES
      The amortized cost and estimated fair values of securities available-for-sale at September 30, 2005 and December 31, 2004 are summarized as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
September 30, 2005	Cost	Gains	Losses	Value

	(In thousands)
Mortgage-backed securities	$47,443	$19	$(802)	$46,660
Collateralized mortgage Obligations	3,469	27	(49)	3,447
U.S. Treasury securities	7,796	0	(86)	7,710
Municipal securities	9,142	92	(20)	9,214
U.S. agency securities	10,261	—	(120)	10,141

Securities available-for-sale	$78,110	$138	$(1,077)	$77,171

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2004	Cost	Gains	Losses	Value

	(In thousands)
Mortgage-backed securities	$56,348	$126	$(622)	$55,852
Collateralized mortgage obligations	4,915	57	(8)	4,964
U.S. Treasury securities	2,993	—	(10)	2,983
Municipal securities	6,733	90	(16)	6,807
U.S. agency securities	6,796	—	(57)	6,739

Securities available-for-sale	$77,785	$273	$(713)	$77,345

      Management has evaluated the unrealized losses on securities and determined that the decline in value at September 30, 2005 and December 31, 2004 is temporary and is related to the fluctuation in market prices since purchase.
NOTE E — LOANS AND ALLOWANCE FOR LOAN LOSSES
      The loan portfolio consists of the following:

	September 30,	December 31,
	2005	2004

	(Dollars in thousands)
Commercial real estate	$224,383	$83,457
Commercial loans	56,271	68,996
Construction loans	23,004	12,330
Home equity loans	7,482	2,114
Home mortgage	10,696	11,558
Installment and credit card	4,315	4,418

Total loans	326,151	182,873
Allowance for loan losses	(3,995)	(2,346)

	$322,156	$180,527

      Changes in the allowance for loan losses are as follows:

			Nine Months
			Ended
	Third Quarter		September 30,

	2005	2004	2005	2004

	(Dollars in thousands)
Beginning balance	$2,593	$2,533	$2,346	$2,325
Balance acquired in purchase	1,184	—	1,184	—
Provision for loan losses	122	105	366	313
Loans charged-off	—	(73)	(73)	(86)
Recoveries on loans charged-off	96	—	172	13

Ending balance	$3,995	$2,565	$3,995	$2,565

NOTE F — STOCK-BASED COMPENSATION
      The Company applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its 2003 Stock Option Plan using the intrinsic value-based method. Accordingly, compensation costs are recognized as the difference between the exercise price of each option and the market price of the Company’s stock at the date of each grant. Had compensation cost for the grants under the 2003 Stock Option Plan been determined consistent with the fair value-based method defined in Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” net income and earnings per common share for the three and nine months ended

September 30, 2005 and 2004 would approximate the pro forma amounts shown below (in thousands, except per share data).

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2005		2005

	2005	2004	2005	2004

	(Dollars in thousands, except
	per share data)
Net income, as reported	$762	$597	$1,968	$1,763
Total stock-based employee compensation expense determined under fair value-based methods for all awards, net of related tax effects	(6)	(3)	(19)	(10)

	$754	$594	$1,949	$1,753
Pro forma net income
Earnings per share:
Diluted — as reported	$0.35	$0.27	$0.90	$0.83
Diluted — pro forma	$0.34	$0.27	$0.89	$0.83
Basic — as reported	$0.35	$0.28	$0.91	$0.86
Basic — pro forma	$0.35	$0.27	$0.90	$0.85
      The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for the three and nine months ending September 30, 2005 and 2004.

	Three Months Ended		Nine Months Ended
	September 30, 2005		September 30, 2005

	2005	2004	2005	2004

Dividend yield	None	None	None	None
Expected life	5 years	6 years	5 years	6 years
Expected volatility	Nil	Nil	Nil	Nil
Risk-free rate	4.17%	3.95%	4.17%	3.95%
NOTE G — RECENTLY ISSUED ACCOUNTING STANDARDS
      In May 2005, Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standard (“FAS”) No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3.” This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. The Company is required to adopt this statement for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, and does not expect the adoption to have a material affect on its financial statements.
      In December 2004, the FASB issued FAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment of APB Opinion No. 29. This Standard modifies the accounting for nonmonetary exchanges of similar productive assets. The Company was required to adopt the Standard on July 1, 2005, and does not expect the adoption to have a material affect on its financial statements. In November 2004, the FASB issued FAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. This Standard requires that items such as idle facility expense and excess spoilage be recognized as current period charges. Under ARB No. 43, such costs were considered inventoriable costs unless they were considered so abnormal as to require immediate expensing. The Company is required to adopt the Standard on January 1, 2006, and does not expect the adoption to have a material affect on its financial statements.
      In March 2005, the FASB issued FIN 47 which clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS 143), refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement.
      Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when occurred — generally upon acquisition, construction, or development and/or through the normal operation of the asset. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for the Company). The Company has not yet determined the full impact of implementing FIN 47, but it is not expected to have a material impact on the Company’s financial position, results of operations or cash flows. The Company plans to implement FIN 47 by December 31, 2005.
      On April 14, 2005, the Securities and Exchange Commission announced the adoption of a new rule that amends the compliance dates for Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payments, a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123R was to be effective for us on July 1, 2005. The new rule permits public companies to delay adoption of SFAS No. 123R to the beginning of their next fiscal period beginning after June 15, 2005, which for us would be as of January 1, 2006. SFAS No. 123R addresses the accounting for transactions in which an entity exchanges its equity instruments for goods and services. SFAS No. 123R eliminates the ability to account for share-based compensation transactions under the intrinsic-value method utilizing Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires that such transactions be accounted for using the fair-value method. We will adopt SFAS 123R on January 1, 2006, and are presently reviewing the standard to determine what effect, if any, it will have on our financial condition and results of operations.

FIRST CALIFORNIA BANK
REPORT OF INDEPENDENT REGISTERED PUBIC ACCOUNTING FIRM AND
FINANCIAL STATEMENTS
December 31, 2004 and 2003

FIRST CALIFORNIA BANK
Note: These financial statements have not been reviewed, or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
First California Bank
      We have audited the accompanying balance sheets of First California Bank as of December 31, 2004 and 2003, and the related statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of First California Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First California Bank as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moss Adams LLP
Portland, Oregon
February 11, 2005

FIRST CALIFORNIA BANK
BALANCE SHEETS

	December 31,

	2004	2003

	(Dollars in thousands)
ASSETS
Cash and due from banks	$7,194	$7,770
Federal funds sold	4,055	15,780
Securities available-for-sale	77,345	64,774
Federal Home Loan Bank stock	1,992	1,512
Loans, net	180,527	155,627
Premises and equipment, net	4,696	3,748
Cash surrender value of life insurance	4,982	4,792
Accrued interest receivable and other assets	2,954	2,282

TOTAL ASSETS	$283,745	$256,285

LIABILITIES
Checking	$84,699	$76,182
Interest checking	21,424	25,710
Regular savings	14,639	12,172
Money market savings	52,900	48,145
Certificates of deposit, under $100,000	21,277	22,223
Certificates of deposit, $100,000 and over	32,251	27,497

Total deposits	227,190	211,929
Federal Home Loan Bank advances	32,850	25,000
Accrued interest payable and other liabilities	1,160	991

TOTAL LIABILITIES	261,200	237,920

COMMITMENTS AND CONTINGENCIES (Notes 14 and 15)

SHAREHOLDERS’ EQUITY
Common stock, no par value, 2,500,000 authorized; 2,162,807 and 1,983,508 shares issued and outstanding at December 31, 2004 and 2003, respectively	11,965	10,262
Retained earnings	10,839	8,404
Accumulated other comprehensive loss	(259)	(301)

Total shareholders’ equity	22,545	18,365

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$283,745	$256,285

See accompanying notes.

FIRST CALIFORNIA BANK
STATEMENTS OF INCOME

	Years Ended December 31,

	2004	2003	2002

	(In thousands, except per share
	data)
INTEREST INCOME
Interest and fees on loans	$11,209	$10,938	$10,126
Taxable interest on securities	1,970	1,194	643
Nontaxable interest on securities	299	212	199
Interest on federal funds sold	74	85	232

Total interest income	13,552	12,429	11,200

INTEREST EXPENSE
Interest on deposits	1,315	1,340	2,059
Interest on borrowings	581	191	—

Total interest expense	1,896	1,531	2,059

NET INTEREST INCOME	11,656	10,898	9,141
PROVISION FOR LOAN LOSSES	418	510	510

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,238	10,388	8,631

NONINTEREST INCOME
Service charges on deposit accounts	1,056	965	744
Earnings on cash surrender value of life Insurance	224	260	—
Commissions on brokered loans	132	307	43
Net gain on sales of loans	87	75	119
Net servicing fees	42	34	32
Net gain (loss) on sales of securities	94	(22)	31
Other income	290	280	271

Total noninterest income	1,925	1,899	1,240

NONINTEREST EXPENSE
Salaries and employee benefits	5,373	5,220	4,131
Premises and equipment	1,301	972	693
Data processing	758	836	743
Legal, audit, and other professional services	418	328	326
Printing, stationary, and supplies	141	166	199
Telephone	163	161	92
Directors’ fees	128	106	103
Advertising and marketing	299	298	289
Postage	81	84	86
Other expenses	747	665	560

Total noninterest expense	9,409	8,836	7,222

INCOME BEFORE PROVISION FOR INCOME TAXES	3,754	3,451	2,649
PROVISION FOR INCOME TAXES	1,319	1,244	1,035

NET INCOME	$2,435	$2,207	$1,614

EARNINGS PER SHARE
Diluted	$1.14	$1.10	$0.86
Basic	$1.17	$1.12	$0.91
See accompanying notes.

FIRST CALIFORNIA BANK
STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Unrealized holding gains (losses) on securities available-for-sale arising during the period	$165	$(834)	$58
Reclassification adjustments for (gains) losses included in net income	(94)	22	(31)

OTHER COMPREHENSIVE INCOME (LOSS), BEFORE TAX	71	(812)	27
Income tax (expense) benefit related to items of other comprehensive income	(29)	330	(11)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	42	(482)	16
NET INCOME	2,435	2,207	1,614

COMPREHENSIVE INCOME	$2,477	$1,725	$1,630

See accompanying notes.

FIRST CALIFORNIA BANK
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY INCOME

				Accumulated
	Common Stock			Other
				Comprehensive	Total
	Shares		Retained	Income	Shareholders’
	Outstanding	Amount	Earnings	(Loss)	Equity

	(Dollars in thousands)
Balance, December 31, 2001	1,562,808	$6,500	$4,583	$165	$11,248
Comprehensive income	—	—	1,614	16	1,630
Issuance of stock, net of issuance costs	400,000	3,570	—	—	3,570

Balance, December 31, 2002	1,962,808	10,070	6,197	181	16,448
Comprehensive income	—	—	2,207	(482)	1,725
Exercise of warrants	20,700	192	—	—	192

Balance, December 31, 2003	1,983,508	10,262	8,404	(301)	18,365
Comprehensive income	—	—	2,435	42	2,477
Exercise of warrants	179,299	1,703	—	—	1,703

Balance, December 31, 2004	2,162,807	$11,965	$10,839	$(259)	$22,545

See accompanying notes.

FIRST CALIFORNIA BANK
STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,435	$2,207	$1,614
Adjustments to reconcile net income to net cash from operating activities:
Realized gains on sale of securities, loans, and premises and equipment	(181)	(53)	(150)
Net amortization of premiums on securities available-for-sale	567	327	105
Federal Home Loan Bank stock dividends	(82)	(21)	(7)
Provision for loan losses	418	510	510
Deferred income taxes	188	(39)	(89)
Depreciation and amortization	460	383	299
Net appreciation in cash surrender value of life Insurance	(190)	(234)	—
Change in accrued interest receivable and other assets	(889)	(315)	(80)
Change in accrued interest payable and other liabilities	169	313	(55)

Net cash from operating activities	2,895	3,078	2,147

CASH FLOWS FROM INVESTING ACTIVITIES
Net change in federal funds sold	11,725	(4,780)	(11,000)
Proceeds from maturities, calls, and paydowns of securities available-for-sale	16,830	14,577	15,696
Proceeds from sales of securities available-for-sale	6,098	7,541	5,008
Purchases of securities available-for-sale	(35,901)	(60,744)	(32,128)
Purchase of Federal Home Loan Bank stock	(398)	(1,331)	—
Net increase in loans	(25,231)	(15,653)	(21,280)
Purchases of premises and equipment, net	(1,408)	(906)	(1,723)
Purchase of life insurance	—	(58)	(4,500)

Net cash from investing activities	(28,285)	(61,354)	(49,927)

CASH FLOW FROM FINANCING ACTIVITIES
Net increase in deposits	15,261	25,268	47,305
Increase in Federal Home Loan Bank advances	7,850	25,000	—
Issuance of common stock, net of issuance costs	—	—	3,570
Proceeds from exercise of warrants	1,703	192	—

Net cash from financing activities	24,814	50,460	50,875

CHANGE IN CASH AND DUE FROM BANKS	$(576)	$(7,816)	$3,095
CASH AND DUE FROM BANKS, beginning of year	7,770	15,586	12,491

CASH AND DUE FROM BANKS, end of year	$7,194	$7,770	$15,586

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$1,519	$1,603	$2,123

Income taxes	$1,154	$1,177	$1,073

Supplemental Disclosure of Noncash Investing Activities
Change in fair value of securities available-for-sale, net of taxes	$42	$(482)	$16

See accompanying notes.

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS

NOTE 1 —	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      Organization and Nature of Operations — First California Bank (the Bank) operates under a state charter in Ventura and Los Angeles counties, and provides a full range of banking services to individual and corporate customers through six full-service branches located in Camarillo, Oxnard, Simi Valley, Thousand Oaks, Ventura, and Westlake Village, California. As a state chartered bank, the Bank is subject to regulation by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation (FDIC). The accounting and reporting policies of the Bank are in accordance with generally accepted accounting principles and conform to practices within the banking industry.
      Management’s Estimates and Assumptions — The preparation of the financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheets, and revenues and expenses for the reporting period. Actual results could differ significantly from those estimates. Significant estimations made by management primarily involve the calculation of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans, and deferred tax assets or liabilities.
      Cash and Due from Banks — Cash and due from banks include amounts the Bank is required to maintain to meet certain average reserve and compensating balance requirements of the Federal Reserve Bank of San Francisco. As of December 31, 2004 and 2003, the Bank had reserve requirements of $569,000 and $563,000, respectively. At December 31, 2004, the Bank had cash deposits at other financial institutions in excess of FDIC insured limits. However, as the Bank places these deposits with large, well-capitalized financial institutions, management believes the risk of loss to be minimal.
      Securities Available-for-Sale — Securities are generally classified as available-for-sale if the instrument may be sold in response to such factors as (1) changes in market interest rates and related changes in the prepayment risk, (2) need for liquidity, (3) changes in the availability of and the yield on alternative instruments, and (4) changes in funding sources and terms. Unrealized holding gains and losses, net of taxes, on securities available-for-sale are reported as other comprehensive income and carried as accumulated comprehensive income or loss within shareholders’ equity until realized. Fair values for securities are based on quoted market prices. Realized gains and losses on the sale of securities available-for-sale are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the effective interest method over the period to maturity.
      Declines in the fair value of individual securities available-for-sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. At each financial statement date, management assesses each investment to determine if investments are temporarily impaired or if the impairment is other-than-temporary based upon the positive and negative evidence available. Evidence evaluated includes, but is not limited to, industry analyst reports, credit market conditions, and interest rate trends.
      Loans, Net of Allowance for Loan Losses and Unearned Loan Fee Income — Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and unearned loan fee income. Interest on loans is calculated by the simple-interest method on daily balances of the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield over the life of the related loan.
      The Bank does not accrue interest on loans for which payment in full of principal and interest is not expected, or which payment of principal or interest has been in default 90 days or more, unless the loan is well-secured and in the process of collection. Nonaccrual loans are considered impaired loans. Impaired loans are carried at the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s market price, or the fair value of collateral if the loan is collateral dependent. When interest accrual is

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)
discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received or when the loan is removed from nonaccrual status. Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for evaluation of impairment.
      The allowance for loan losses is established through a provision charged to expense. Loans are charged against the allowance when management believes that the collectibility of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. Various regulatory agencies, as a regular part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examinations.
      Premises and Equipment — Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed by the straight-line and accelerated methods over the estimated useful lives of the assets, which range from 3 to 7 years for furniture and equipment, and 25 to 39 years for building premises. Leasehold improvements are amortized over the estimated life of the lease. Maintenance and repairs are expensed as incurred, while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.
      Federal Home Loan Bank Stock — The Bank’s equity investment in the Federal Home Loan Bank of San Francisco is carried at cost and classified as a restricted equity security since ownership of this instrument is restricted and there is no active trading market.
      Other Real Estate Owned — Other real estate owned, acquired through foreclosure or deeds in lieu of foreclosure, is carried at the lower of cost or estimated net realizable value. When property is acquired, any excess of the loan balance over its estimated net realizable value is charged to the allowance for loan losses. Subsequent write-downs to net realizable value, if any, or any disposition gains or losses are included in noninterest income and expense in the statements of income. The Bank did not possess any other real estate owned as of December 31, 2004 or 2003.
      Income Taxes — Deferred income tax assets and liabilities are determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
      Advertising — Advertising costs are charged to expense during the year in which they are incurred. Advertising expenses were $92,000, $94,000, and $125,000 for the years ended December 31, 2004, 2003, and 2002, respectively.
      Earnings per Share — Basic earnings per share is computed by dividing net income available to shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock dividends and splits. Diluted earnings per share is computed similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued.

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)
      Stock-Based Compensation — The Bank applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its 2003 Stock Option Plan using the intrinsic value-based method. Accordingly, compensation costs are recognized as the difference between the exercise price of each option and the market price of the Bank’s stock at the date of each grant. Had compensation cost for the grants under the 2003 Stock Option Plan been determined consistent with the fair value-based method defined in Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” net income and earnings per common share for the years ending December 31, 2004 and 2003, would approximate the pro forma amounts shown below (in thousands, except per share data).

	2004	2003

Net income, as reported	$2,435	$2,207
Total stock-based employee compensation Expense determined under fair value-based methods for all awards, net of related tax effects	(14)	(3)

Pro forma net income	$2,421	$2,204

Earnings per share:
Diluted — as reported	$1.14	$1.10
Diluted — pro forma	$1.13	$1.10
Basic — as reported	$1.17	$1.12
Basic — pro forma	$1.16	$1.12
      The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ending December 31, 2004 and 2003:

	2004	2003

Dividend yield	None	None
Expected life	6 years	6 years
Expected volatility	Nil	Nil
Risk-free rate	3.95%	2.87%
      The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts.
      Off-Balance Sheet Financial Instruments — In the ordinary course of business, the Bank enters into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. These financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Bank maintains an allowance for off-balance sheet items, established as an accrued liability. The allowance is an amount that management believes will be adequate to absorb possible losses associated with off-balance sheet credit risk. The evaluations take into consideration such factors as changes in the nature and volume of the commitments to extend credit and undisbursed balances of existing lines of credit and letters of credit.
      Fair Value of Financial Instruments — The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

Cash and Cash Equivalents — The carrying amounts of cash and short-term instruments approximate their fair value.

Available-for-Sale and Restricted Equity Securities — Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities, including Federal Home Loan Bank stock, approximate fair values.

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)

Loans — For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using a discounted cash flow analysis or underlying collateral values, where applicable.

Deposits — The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate money market accounts and fixed-term certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank (FHLB) Advances — The fair value of the Bank’s FHLB advances is estimated using a discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements.

Off-Balance Sheet Instruments — The Bank’s off-balance sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.
      Recently Issued Accounting Standards — In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R) “Share-Based Payment.” This statement replaces existing requirements under SFAS No. 123, “Accounting for Stock-Based Compensation,” and eliminates the ability to account for share-based compensation transactions under APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires stock-based transactions to be recognized as compensation expense in the statement of income based on their fair values at the date of grant. The fair value should be estimated using option pricing models such as the Black-Scholes model or a binomial model. This statement is effective in 2006. At this time, the Bank does not believe the future impact on earnings to be significantly different from what has historically been reported as the pro forma effect to income in Note 1. The impact to operating and financing cash flows is not considered to be material to the financial statements.
      In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-3 (SOP 03-3), “Accounting for Certain Loans or Debt Securities Acquired in a Transfer,” which addresses the accounting for certain loans acquired in a transfer when it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. SOP 03-3 is to be applied prospectively, effective for loans acquired in years beginning after December 15, 2004. SOP 03-3 requires acquired loans with evidence of credit deterioration to be recorded at fair value and prohibits recording any valuation allowance related to such loans at the time of purchase. This SOP limits the yield that may be accreted on such loans to the excess of the investor’s estimated cash flows over its initial investment in the loan. The excess of contractual cash flows over cash flows expected to be collected is not to be recognized as an adjustment of yield. Subsequent increases in cash flows expected to be collected are recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected are recognized as impairment. Loans carried at fair value, mortgage loans held-for-sale, and loans to borrowers in good standing under revolving credit agreements are excluded from the scope of SOP 03-3. The Bank’s management does not expect the application of the provisions of this statement of position to have a material impact on the Bank’s financial statements.

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)
      At its November 2003 meeting, the Emerging Issues Task Force (EITF) reached a consensus on Issue 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115 and 124 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The Bank adopted the disclosure requirements in fiscal year 2003. At the March 2004 meeting, the EITF reached a consensus which approved an impairment model for debt and equity securities. In FASB Staff Position (FSP) 03-01-01, issued in September 2004, the effective date for the measurement and recognition guidance contained in paragraphs 10 through 20 of Issue 03-01 was delayed. The disclosure guidance in paragraphs 21 and 22 of Issue 30-01 remains effective. The Bank has adopted the applicable disclosure provisions of Issue 03-01.
      In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” and requires existing unconsolidated variable interest entities (VIEs) to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. This interpretation explains how to identify VIEs and how an enterprise assesses its interest in a VIE to decide whether to consolidate that entity. In December 2003, the FASB made revisions and delayed implementation of certain provisions of FIN 46. As a nonpublic entity, the Bank is now required to apply FIN 46 immediately to all unconsolidated VIEs created after December 31, 2003, and to all remaining VIEs no later than the first annual period beginning after December 15, 2004. The Bank’s management does not expect the application of the provisions of this statement to have a material impact on the Bank’s financial statements.
      Reclassifications — Certain reclassifications have been made to the 2003 and 2002 financial statements to conform to current year presentations.

NOTE 2 —	SECURITIES
      The amortized cost and estimated fair values of securities available-for-sale at December 31, 2004 and 2003, are summarized as follows:

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(In thousands)
December 31, 2004:
Mortgage-backed securities	$56,348	$126	$(622)	$55,852
Collateralized mortgage Obligations	4,915	57	(8)	4,964
U.S. Treasury securities	2,993	—	(10)	2,983
Municipal securities	6,733	90	(16)	6,807
U.S. agency securities	6,796	—	(57)	6,739

Securities available-for-sale	$77,785	$273	$(713)	$77,345

December 31, 2003:
Mortgage-backed securities	$50,066	$140	$(866)	$49,340
Municipal securities	7,195	240	(11)	7,424
U.S. agency securities	8,025	34	(49)	8,010

Securities available-for-sale	$65,286	$414	$(926)	$64,774

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The securities in the table below had gross unrealized losses at December 31, 2004. Five securities have had gross unrealized losses for 12 months or more. The Bank has evaluated the unrealized losses for these mortgage-backed securities and municipal securities and determined that the decline in value at December 31, 2004, is temporary and is related to the fluctuation in market interest rates since purchase.

	Less Than 12 Months		Greater Than 12 Months

		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses

	(In thousands)
Mortgage-backed securities	$7,362	$(69)	$24,048	$(553)
Municipal securities	1,338	(8)	294	(8)
Collateralized mortgage Obligations	1,004	(8)	—	—
U.S. Treasury securities	2,983	(10)	—	—
U.S. agency securities	5,688	(57)	—	—

	$18,375	$(152)	$24,342	$(561)

      The amortized cost and estimated fair value of securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

	(In thousands)
Due in one year or less	$8,065	$8,039
Due after one year through five years	40,193	39,692
Due after five years through ten years	14,605	14,724
Due after ten years	14,922	14,890

	$77,785	$77,345

      For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted average contractual maturities of underlying collateral. Mortgage-backed securities may mature earlier than their weighted average contractual maturities because of principal prepayments.
      As of December 31, 2004 and 2003, securities with an amortized cost of $54.0 million and $47.4 million, respectively, have been pledged to secure public and other deposits, as required by law, and to secure borrowing facilities with the Federal Home Loan Bank of San Francisco and the Federal Reserve Bank of San Francisco.

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE 3 —	LOANS AND ALLOWANCE FOR LOAN LOSSES
      The loan portfolio consists of the following:

	2004	2003

	(In thousands)
Commercial real estate	$83,457	$87,638
Commercial loans and lines	68,996	42,076
Construction	12,330	16,540
Home equity loans and lines	2,114	5,808
Home mortgage	11,558	2,898
Installment and credit card	4,418	2,992

Total loans	182,873	157,952
Less allowance for loan losses	(2,346)	(2,325)

Loans, net	$180,527	$155,627

      Nonaccrual loans had a recorded investment of $2.2 million and $2.8 million at December 31, 2004 and 2003, respectively. The Bank’s average investment in impaired loans was $2.4 million and $2.1 million during 2004 and 2003, respectively. The allowance for loan losses related to these loans at December 31, 2004 and 2003, was $436,000 and $560,000, respectively. Had the impaired loans performed according to their original terms, additional interest income of $197,000, $254,000, and $47,000 would have been recognized in 2004, 2003 and 2002, respectively. No interest income has been recognized on impaired loans during the period of impairment.
      Changes in the allowance for loan losses were as follows:

	2004	2003	2002

	(In thousands)
BALANCE, beginning of year	$2,325	$1,970	$1,680
Provision for loan losses charged to expense	418	510	510
Loans charged off	(359)	(124)	(336)
Transfer to undisbursed commitment liability	(50)	(100)	—
Recoveries on loans previously charged off	12	69	116

BALANCE, end of year	$2,346	$2,325	$1,970

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	PREMISES AND EQUIPMENT
      The major classifications of premises and equipment are summarized as follows:

	2004	2003

	(In thousands)
Land	$894	$894
Building	1,419	1,415
Furniture and equipment	3,300	2,422
Leasehold improvements	1,668	1,345
Work in progress	228	25

Total premises and equipment	7,509	6,101
Less accumulated depreciation and amortization	(2,813)	(2,353)

Premises and equipment, net	$4,696	$3,748

NOTE 5 —	CERTIFICATES OF DEPOSIT
      At December 31, 2004, the scheduled maturities for all certificates of deposit are as follows (in thousands):

	Under	$100,000
	$100,000	and Over	Total

Years ending December 31, 2005	$15,217	$27,051	$42,268
2006	4,664	4,283	8,947
2007	1,257	917	2,174
2008	52	—	52
2009	87	—	87

	$21,277	$32,251	$53,528

NOTE 6 —	LINES OF CREDIT AND BORROWED FUNDS
      The Bank has lines of credit with two financial institutions providing for federal funds facilities up to a maximum of $7.0 million. The lines of credit support short-term liquidity and cannot be used for more than 1 to 15 consecutive business days, depending on the lending institution. These lines are unsecured, have no formal maturity date, and can be revoked at any time by the granting institution. At December 31, 2004 and 2003, there were no borrowings outstanding under these agreements. As a state nonmember bank, the Federal Reserve Bank of San Francisco also provides a secured borrowing facility of $800,000.
      The Bank, as a member of the Federal Home Loan Bank of San Francisco (FHLB), has entered into credit arrangements with the FHLB, with maximum available borrowings of approximately $71.0 million. Borrowings under the credit arrangements are collateralized by the Bank’s FHLB stock as well as loans or

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)
other instruments which may be pledged. As of December 31, 2004, the Bank had borrowings outstanding with the FHLB as follow (in thousands):

	Maturity	Weighted Average
Amount	Year	Interest Rate

$16,050	2005	1.95%
11,550	2006	2.49%
5,250	2007	3.51%

$32,850		2.39%

NOTE 7 —	INCOME TAXES
      The provision for income taxes consists of the following:

	2004	2003	2002

	(In thousands)
Current:
Federal	$796	$924	$860
State	335	359	264

	1,131	1,283	1,124

Deferred:
Federal	143	(30)	(55)
State	45	(9)	(34)

	188	(39)	(89)

Provision for income taxes	$1,319	$1,244	$1,035

      The net deferred tax assets, included in accrued interest receivable and other assets in the accompanying balance sheets, consists of the following:

	2004	2003

	(In thousands)
Deferred tax assets:
Allowance for loan losses	$864	$867
Net benefit for state taxes	115	123

	979	990

Deferred tax liabilities:
Depreciation and amortization	(293)	(203)
Certain prepaid assets	(170)	(136)
Other	(68)	(15)

	(531)	(354)

Net deferred tax assets	$448	$636

      Management believes, based upon the Bank’s historical performance, that the deferred tax assets will be realized in the normal course of operations and, accordingly, management has not reduced deferred tax assets by a valuation allowance.

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)
      A reconciliation between the statutory federal income tax rate and the effective tax rate is as follows:

	2004	2003	2002

Tax provision at federal statutory rate	34.0%	34.0%	34.0%
State franchise tax, net of federal income tax benefit	6.9	6.6	7.2
Tax-exempt interest	(3.3)	(2.0)	(2.4)
Increase in cash surrender value of life insurance	(1.7)	(2.6)	—
Other	(0.8)	—	0.3

Effective tax rate	35.1%	36.0%	39.1%

NOTE 8 —	SHAREHOLDER TRANSACTIONS
      On June 30, 2002, the Bank issued 400,000 shares of common stock, at an offering price of $9.00 per share, for cash consideration of $3.6 million, net of issuance costs of $30,000. For every two shares of common stock acquired, the purchaser received one warrant to purchase one additional share of common stock. Each warrant entitled the purchaser to acquire one share of common stock, either at a price of $9.25 per share from April 1, 2003, to June 30, 2003, or at a price of $9.50 per share from April 1, 2004, to June 30, 2004. In June 2003, warrants for 20,700 shares of common stock were exercised. From April to June 2004, the remaining 179,299 warrants were exercised. The shares in this private placement offering were sold primarily to directors and executive officers of the Bank, who represented a controlling interest in the Bank prior to the offering.

NOTE 9 —	EARNINGS PER SHARE
      Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the year. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of common stock options under the 2003 Stock Option Plan, or exercise of warrants under the June 30, 2002, private placement offering. The following table illustrates the computations of basic and diluted earnings per share for the years ended December 31, 2004, 2003, and 2002:

	2004		2003		2002

	Diluted	Basic	Diluted	Basic	Diluted	Basic

	(Dollars in thousands, except per share data)
Income available to common shareholders	$2,435	$2,435	$2,207	$2,207	$1,614	$1,614

Weighted average common shares outstanding	2,080,142	2,080,142	1,974,286	1,974,286	1,765,548	1,765,548
Net effect of dilutive warrants and options — based on the treasury stock method using average market price	55,492	—	37,682	—	101,370	—

	2,135,634	2,080,142	2,011,968	1,974,286	1,866,918	1,765,548

Earnings per share	$1.14	$1.17	$1.10	$1.12	$0.86	$0.91

NOTE 10 —	STOCK OPTION PLAN
      The Bank adopted the 2003 Stock Option Plan that allows for the granting of both incentive and nonstatutory stock options. The option price for incentive stock options cannot be less than 100% of the fair

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)
market value of the shares on the date of grant. The stock options expire eight years from the date of grant. The option price, number of shares granted to recipients, and duration for the plan stock options are determined and approved by the Board of Directors.
      The following summarizes options available and outstanding under this plan:

				Weighted	Weighted
			Non-	Average	Average
	Total	Incentive	Statutory	Exercise	Fair
	Options	Options	Options	Price	Value

Options granted in 2003:
Incentive stock options	34,250	34,250	—	$11.25	$1.77
Nonstatutory stock options	10,000	—	10,000	$11.25	$1.77

Options under grant — December 31, 2003	44,250	34,250	10,000

Options granted in 2004:
Incentive stock options	28,400	28,400	—	$20.25	$4.24
Nonstatutory stock options	10,000	—	10,000	$20.25	$4.24
Options forfeited	(4,400)	(4,400)	—	$13.09

Options under grant — December 31, 2004	78,250	58,250	20,000	$16.56

Options under grant and exercisable — December 31, 2004	—	—	—	$—

Options reserved and available for grant — December 31, 2004	121,750

      As of December 31, 2004, all options outstanding vest five years and expire eight years after the date of grant. The following table summarizes information regarding stock options outstanding at December 31, 2004:

Incentive Stock Options			Nonstatutory Stock Options

		Weighted			Weighted
		Average			Average
		Remaining			Remaining
Exercise	Number	Contractual	Exercise	Number	Contractual
Price	Outstanding	Life	Price	Outstanding	Life

		(In years)			(In years)
$11.25	31,750	6.47	$11.25	10,000	6.47
$20.25	26,500	7.31	$20.25	10,000	7.31

	58,250			20,000

      Under the plan, an aggregate of no more than 200,000 shares of the Bank’s common stock are available for grant.

NOTE 11 —	EMPLOYEE BENEFITS
      The Bank has adopted a 401(k) savings investment plan which allows employees to defer certain amounts of compensation for income tax purposes under Section 401(k) of the Internal Revenue Code. Essentially, all eligible employees may elect to defer and contribute up to statutory limits. The Bank may, at its discretion, make matching contributions, the total of which may not exceed 15% of eligible compensation. For the years ending December 31, 2004, 2003, and 2002, the Bank made matching contributions of approximately $89,000, $59,000, and $67,000, respectively, to the plan.

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)
      The Bank has established an employee incentive compensation program which provides eligible participants additional compensation based upon the achievement of certain Bank goals. For the years ending December 31, 2004, 2003 and 2002, additional compensation expense of approximately $270,000, $350,000, and $260,000, respectively, was recognized and paid subsequent to each year-end to eligible employees, pursuant to this program.
      On December 30, 2002, the Bank purchased life insurance to support life insurance benefits for several key employees and salary continuation benefits for certain executives. As of December 31, 2004 and 2003, the cash surrender value of the life insurance was $5.0 million and $4.8 million, respectively. As of December 31, 2004, the Bank recognized a liability for salary continuation benefits of $180,000. Payments under the salary continuation plan commence when the respective executive reaches the age of 65 and continue for a period of 20 years.

NOTE 12 —	TRANSACTIONS WITH RELATED PARTIES
      Certain directors, executive officers, and principal shareholders are customers of and have had banking transactions with the Bank, and the Bank expects to have such transactions in the future. All loans and commitments to loan included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present any other unfavorable features. Loans outstanding to directors, executive officers, principal shareholders, and companies with which they are associated totaled $510,000 at December 31, 2003. Payments on these loans totaled $510,000 and $35,000 for 2004 and 2003, respectively. There were no new advances to related parties in 2004 or 2003.
      Deposits of related parties held by the Bank at December 31, 2004 and 2003, amounted to approximately $61,000 and $71,000, respectively.

NOTE 13 —	CONCENTRATIONS OF CREDIT RISK
      Substantially all of the Bank’s loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank’s market areas, primarily Ventura County, California. The majority of such customers are also depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers as of December 31, 2004. The Bank’s loan policies do not allow the extension of credit to any single borrower or group of related borrowers in excess of $400,000 without approval from the Bank’s loan committee.
      The Bank’s investment in state and municipal securities represent general obligations and revenue bonds of agencies located in the state of California.

NOTE 14 —	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
      In the normal course of business to meet the financing needs of its customers, the Bank is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and the issuance of letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
      The Bank’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written, is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)
obligations as it does for on-balance sheet instruments. The Bank may or may not require collateral or other security to support financial instruments with credit risk, depending on its loan underwriting guidelines.
      The following summarizes the Bank’s outstanding commitments as of December 31, 2004 and 2003:

	2004	2003

	(In thousands)
Financial instruments whose contract amounts contain credit risk:
Commitments to extend credit	$63,604	$45,291
Commercial and standby letters of credit	914	1,337

	$64,518	$46,628

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon an extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing properties.
      Letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash, marketable securities, or real estate as collateral supporting those commitments for which collateral is deemed necessary.
      As of December 31, 2004 and 2003, the Bank maintained a reserve for undisbursed commitments of $150,000 and $100,000, respectively. The reserve is included in accrued interest payable and other liabilities on the balance sheet.

NOTE 15 —	COMMITMENTS AND CONTINGENCIES
      Operating Lease Commitments — As of December 31, 2004, the Bank leased certain properties. Future minimum lease commitments are as follows (in thousands):

Years ending December 31, 2005	$332
2006	314
2007	261
2008	271
2009	276
Thereafter	960

$2,414

      Rental expense for all operating leases was $416,000, $268,000, and $167,000 for the years ended December 31, 2004, 2003, and 2002, respectively.
      Legal Contingencies — The Bank may become a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, there are no matters presently known to the Bank that are expected to have a material adverse effect on the financial condition of the Bank.

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE 16 —	REGULATORY MATTERS
      The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on a bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of the bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.
      As of the most recent notification from its regulatory agencies, the Bank was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum Total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage capital ratios as set forth in the table below. There are no conditions or events since that notification that management believes may have changed the Bank’s category.

					To be Well-Capitalized
					Under Prompt
			For Capital Adequacy		Corrective Action
	Actual		Purposes		Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
December 31, 2004:
Total capital to risk-weighted Assets	$25,300	12.25%	$16,518	$8.00%	$20,647	$10.00%
Tier 1 capital to risk-weighted Assets	$22,804	11.04%	$8,259	$4.00%	$12,388	$6.00%
Tier 1 capital to average Assets	$22,804	8.61%	$10,974	$4.00%	$13,718	$5.00%
December 31, 2003:
Total capital to risk-weighted Assets	$20,927	11.57%	$14,467	$8.00%	$18,084	$10.00%
Tier 1 capital to risk-weighted Assets	$18,666	10.32%	$7,234	$4.00%	$10,850	$6.00%
Tier 1 capital to average Assets	$18,666	7.54%	$9,898	$4.00%	$12,372	$5.00%

FIRST CALIFORNIA BANK
NOTES TO FINANCIAL STATEMENTS — (Continued)

NOTE 17 —	FAIR VALUES OF FINANCIAL INSTRUMENTS
      The following table estimates fair values and the related carrying amounts of the Bank’s financial instruments:

	2004		2003

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(In thousands)
Financial assets:
Cash and due from banks	$7,194	$7,194	$7,770	$7,770
Federal funds sold	4,055	4,055	15,780	15,780
Securities available-for-sale	77,345	77,345	64,774	64,774
Loans	182,873	182,492	157,952	160,367
FHLB stock	1,992	1,992	1,512	1,512
Financial liabilities:
Deposits	$227,190	$227,065	$211,929	$211,847
FHLB advances	32,850	33,301	25,000	24,949
      While estimates of fair value are based on management’s judgment of the most appropriate factors, there is no assurance that, were the Bank to dispose of such items at December 31, 2004, the estimated fair values would necessarily be achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 2004, should not necessarily be relied upon at subsequent dates.
      In addition, other assets and liabilities of the Bank, such as property and equipment, are not defined as financial instruments and are not included in the above disclosures. Also, nonfinancial instruments typically not recognized in the financial statements, nevertheless, may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the trained work force, customer goodwill, and similar items.

NOTE 18 —	SUBSEQUENT EVENTS
      On February 2, 2005, the Bank entered into an Agreement of Merger with South Coast Bancorp, Inc. (SCB), pursuant to which SCB would merge with and into a newly formed holding company. SCB is the holding company for South Coast Commercial Bank, a community bank headquartered in Orange County, California, with two branches in the southern California communities of Irvine and Anaheim Hills. The merger is pending approval by both parties’ shareholders and regulators. SCB shareholders will receive approximately $36.0 million in cash. The Bank intends on forming a holding company and raising debt and equity capital. The Bank will be a wholly-owned subsidiary of the newly formed holding company. The transaction will be accounted for as a purchase; accordingly, the results of operations from the acquisition will be included in the consolidated financial statements of the newly formed holding company from the date of acquisition forward.

SOUTH COAST BANCORP, INC.
CONSOLIDATED BALANCE SHEET
Unaudited

	June 30,	December 31,
	2005	2004

Cash and due from banks	$1,251,000	$1,285,000
Federal funds sold	11,000,000	7,000,000

Cash and cash equivalents	12,251,000	8,285,000
Interest earning deposits	7,920,000	12,006,000
Investment securities held to maturity	4,509,000	4,528,000

	24,680,000	24,819,000
Loans receivable	121,691,000	120,763,000
Deferred loan fees	—	(44,000)
Allowance for loan losses	(1,174,000)	(1,183,000)

Net loans receivable	120,517,000	119,536,000
Accrued interest receivable	557,000	481,000
Property and equipment, net	1,685,000	1,774,000
Other assets	93,000	115,000

Total Assets	$147,532,000	$146,725,000

Demand deposits	$3,671,000	$2,811,000
Statement savings	24,928,000	28,572,000
Certificates of deposits	100,874,000	97,416,000

Total deposits	129,473,000	128,799,000
Accounts payable and accrued expenses	550,000	1,035,000
Deferred income taxes	2,000	2,000
Dividends payable	79,000	122,000

Total liabilities	130,104,000	129,958,000

Stockholders’ equity
Common stock, no par value-authorized, 8,000,000 shares	2,265,000	2,265,000
Retained earnings	15,163,000	14,502,000

Total stockholders’ equity	17,428,000	16,767,000

Total liabilities and stockholders’ equity	$147,532,000	$146,725,000

The accompanying notes are an integral part of these statements.

SOUTH COAST BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

INTEREST INCOME
Loans	$2,414,000	$2,271,000	$4,736,000	$4,594,000
Interest earning deposits	69,000	76,000	152,000	138,000
Investment securities	31,000	23,000	59,000	48,000
Federal funds sold	56,000	17,000	92,000	40,000

Total interest income	2,570,000	2,387,000	5,039,000	4,820,000
INTEREST EXPENSE
Demand deposits	8,000	6,000	14,000	12,000
Statement savings	213,000	185,000	415,000	362,000
Certificates of deposit	858,000	703,000	1,683,000	1,419,000

Total interest expense	1,079,000	894,000	2,112,000	1,793,000

NET INTEREST INCOME	1,491,000	1,493,000	2,927,000	3,027,000
PROVISION (CREDIT) FOR LOAN LOSSES	1,000	(6,000)	(9,000)	(50,000)

NET INTEREST INCOME AFTER CREDIT FOR LOAN LOSSES	1,490,000	1,499,000	2,936,000	3,077,000
NONINTEREST INCOME
Delinquency charges	3,000	6,000	8,000	17,000
Rental income	55,000	35,000	107,000	99,000
Fee income	80,000	85,000	172,000	262,000
Other	2,000	4,000	4,000	6,000

Total noninterest income	140,000	130,000	291,000	384,000
NONINTEREST EXPENSE
Salaries and wages	530,000	605,000	1,107,000	1,272,000
General and administrative	206,000	213,000	474,000	420,000
Occupancy	100,000	85,000	199,000	167,000

Total noninterest expense	836,000	903,000	1,780,000	1,859,000

EARNINGS BEFORE INCOME TAXES	794,000	726,000	1,447,000	1,602,000
INCOME TAXES	28,000	25,000	51,000	56,000

NET EARNINGS	$766,000	$701,000	$1,396,000	$1,546,000

The accompanying notes are an integral part of these statements.

SOUTH COAST BANCORP, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
Unaudited

		Common	Retained
	Shares	Stock	Earnings	Total

Balance at December 31, 2004	3,049,504	$2,265,000	$14,502,000	$16,767,000
Net earnings			1,396,000	1,396,000
Dividend paid			(476,000)	(476,000)
Distribution			(259,000)	(259,000)

Balance at June 30, 2005	3,049,504	$2,265,000	$15,163,000	$17,428,000

Balance at December 31, 2003	3,043,650	2,181,000	13,600,000	15,781,000
Net earnings			1,546,000	1,546,000
Stock Grant		4,000		4,000
Dividend paid			(986,000)	(986,000)

Balance at June 30, 2004	3,043,650	2,185,000	14,160,000	16,345,000

The accompanying notes are an integral part of these statements.

CONSOLIDATED FINANCIAL STATEMENTS
SOUTH COAST BANCORP, INC.
STATEMENTS OF CASH FLOWS

	6/30/2005	6/30/2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$1,396,000	$1,546,000
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	89,000	63,000
Credit for loan losses	(9,000)	(22,000)
Amortization of premiums and discount investments	19,000	(40,000)
Stock compensation expense	—	4,000
Decrease in unearned finance charges	(44,000)	6,000
(Increase) Decrease in accrued interest receivable	(76,000)	36,000
Increase in other assets	22,000	(8,000)
Decrease in accounts payable and accrued expenses	(528,000)	(327,000)

Net cash provided by operating activities	869,000	1,258,000
CASH FLOWS FROM INVESTING ACTIVITIES
Redemption of U.S. Treasury Notes	—	—
(Increase) decrease in interest deposits	4,086,000	(2,871,000)
Loan originations and principal collections, net	(928,000)	(235,000)
Increase (Decrease) in property and equipment	—	(169,000)

Net cash used in investing activities	3,158,000	(3,275,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease (Increase) in demand deposits	$860,000	$(1,166,000)
(Decrease) increase in statement savings	(3,644,000)	1,001,000
Increase in certificates of deposit	3,458,000	(2,402,000)
Stock Buy Out Transactions	—	—
Distribution	(259,000)	—
Dividends paid	(476,000)	(986,000)

Net cash provided by financing activities	(61,000)	(3,553,000)

Net (decrease) increase in cash and cash equivalents	3,966,000	(5,570,000)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	8,285,000	12,672,000

CASH AND CASH EQUIVALENTS AT END OF YEAR	$12,251,000	$7,102,000

The accompanying notes are an integral part of these statements.

SOUTH COAST BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Six Months Ended June 30,

	2005	2004

Supplemental Disclosures of Cash Flow Information
Cash paid during the period
Interest	$2,112,000	$1,793,000
Taxes	58,000	80,000
Supplemental Schedule of Noncash Investing and Financing Activities
Dividends declared and not paid	$72,000	$172,000
The accompanying notes are an integral part of these statements.

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
BASIS OF PRESENTATION
      The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.
      In management’s opinion, the information and amount furnished in this report reflect all adjustments which are necessary for the fair presentation of the financial position and results of operations for the periods presented. All adjustments are of a normal and recurring nature. These financial statements should read in conjunction with the Company’s audited financial statements for the fiscal year ended December 31, 2004.
LOANS RECEIVABLE
      At June 30, 2005 and December 31, 2004, real estate loans amounted to $121,691,000 and 120,763,000, respectively.
      Accrued interest on loans amounted to $486,000 and $426,000 at June 30, 2005 and December 31, 2004, respectively. There were no non-accrual loans for these periods.
      The following is a summary of transactions affecting the allowance for loan losses:

	June 30,	December 31,
	2005	2004

	(In thousands)
Beginning balance	$1,183	$1,211
Credit for loan losses	(9)	(55)
Loans charged-off	—	—
Recoveries on loans charged-off	—	27

Ending balance	$1,174	$1,183

      The allowance for loan losses, as a percentage of total loans, was 0.96% at June 30, 2005 compared with 0.98% at December 31, 2004.

SOUTH COAST BANCORP, INC.
December 31, 2004 and 2003
CONTENTS

Page

CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS	F-44
CONSOLIDATED STATEMENTS OF EARNINGS	F-45
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY	F-46
CONSOLIDATED STATEMENTS OF CASH FLOWS	F-47
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-48-61

SOUTH COAST BANCORP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
Cash and due from banks	$1,285,000	$2,672,000
Federal funds sold	7,000,000	10,000,000

Cash and cash equivalents	8,285,000	12,672,000
Interest earning deposits	12,006,000	9,226,000
Investment securities held to maturity	4,528,000	4,005,000

	24,819,000	25,903,000
Loans receivable	120,763,000	115,968,000
Deferred loan fees	(44,000)	(322,000)
Allowance for loan losses	(1,183,000)	(1,211,000)

Net loans receivable	119,536,000	114,435,000
Accrued interest receivable	481,000	498,000
Property and equipment, net	1,774,000	1,726,000
Other assets	115,000	117,000

TOTAL ASSETS	$146,725,000	$142,679,000

Demand deposits	$2,811,000	$4,018,000
Statement savings	28,572,000	31,769,000
Certificates of deposits	97,416,000	89,698,000

Total deposits	128,799,000	125,485,000
Accounts payable and accrued expenses	1,035,000	1,224,000
Deferred income taxes	2,000	25,000
Dividends payable	122,000	164,000

Total liabilities	129,958,000	126,898,000

COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Common stock, no par value — authorized, 8,000,000 shares; issued and outstanding, 3,049,504 and 3,043,650 shares at December 31, 2004 and 2003, respectively	2,265,000	2,181,000
Retained earnings	14,502,000	13,600,000

Total stockholders’ equity	16,767,000	15,781,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$146,725,000	$142,679,000

The accompanying notes are an integral part of these statements.

SOUTH COAST BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS

	Year Ended December 31,

	2004	2003

INTEREST INCOME
Loans	$9,075,000	$9,445,000
Interest earning deposits	308,000	308,000
Investment securities	94,000	123,000
Federal funds sold	105,000	92,000

Total interest income	9,582,000	9,968,000
INTEREST EXPENSE
Demand deposits	24,000	52,000
Statement savings	773,000	793,000
Certificates of deposit	2,976,000	2,868,000

Total interest expense	3,773,000	3,713,000

NET INTEREST INCOME	5,809,000	6,255,000
Credit for loan losses	(55,000)	(4,000)

NET INTEREST INCOME AFTER CREDIT FOR LOAN LOSSES	5,864,000	6,259,000
Noninterest income
Delinquency charges	37,000	34,000
Rental income	194,000	264,000
Fee income	481,000	409,000
(Loss) gain on sale of assets	(9,000)	38,000
Net gain on sales of loans held for sale	—	516,000
Other	12,000	10,000

Total noninterest income	715,000	1,271,000
NONINTEREST EXPENSE
Salaries and wages	2,394,000	2,582,000
General and administrative	792,000	926,000
Occupancy	372,000	380,000

Total noninterest expense	3,558,000	3,888,000

EARNINGS BEFORE INCOME TAXES	3,021,000	3,642,000
Income taxes	106,000	127,000

NET EARNINGS	$2,915,000	$3,515,000

The accompanying notes are an integral part of these statements.

SOUTH COAST BANCORP, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Two Years Ended December 31, 2004

		Common	Retained
	Shares	Stock	Earnings	Total

Balance at December 31, 2002	3,166,400	$2,234,000	$12,803,000	$15,037,000
Net earnings	—	—	3,515,000	3,515,000
Stock grants	2,250	11,000	—	11,000
Stock buyout	(125,000)	(64,000)	(592,000)	(656,000)
Dividend paid	—	—	(2,126,000)	(2,126,000)

Balance at December 31, 2003	3,043,650	2,181,000	13,600,000	15,781,000
Net earnings	—	—	2,915,000	2,915,000
Stock grants	15,854	89,000	—	89,000
Stock buyout	(10,000)	(5,000)	(80,000)	(85,000)
Dividend paid	—	—	(1,933,000)	(1,933,000)

Balance at December 31, 2004	3,049,504	$2,265,000	$14,502,000	$16,767,000

The accompanying notes are an integral part of these statements.

SOUTH COAST BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$2,915,000	$3,515,000
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	151,000	162,000
Credit for loan losses	(55,000)	(4,000)
Amortization of premiums and discount investments	(13,000)	3,000
Loss (gain) on sale of property and equipment	9,000	(38,000)
Stock compensation expense	89,000	11,000
Loans held for sale, net	—	2,536,000
Decrease in unearned finance charges	(278,000)	(16,000)
Provision (credit) for deferred income taxes	(23,000)	(89,000)
Decrease in accrued interest receivable	17,000	26,000
Decrease in other assets	2,000	15,000
Decrease in accounts payable and accrued expenses	(189,000)	(5,000)

Net cash provided by operating activities	2,625,000	6,116,000
CASH FLOWS FROM INVESTING ACTIVITIES
Redemption of U.S. Treasury Notes	2,500,000	2,000,000
Purchase of U.S. Treasury Notes	(3,010,000)	(2,000,000)
(Increase) decrease in interest deposits	(2,780,000)	2,597,000
Loan originations and principal collections, net	(4,768,000)	(10,900,000)
Purchase of property and equipment	(222,000)	(96,000)
Proceeds from sale of property and equipment	14,000	84,000

Net cash used in investing activities	(8,266,000)	(8,315,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in demand deposits	$(1,207,000)	$(782,000)
(Decrease) increase in statement savings	(3,197,000)	(1,305,000)
Increase in certificates of deposit	7,718,000	10,312,000
Stock buyouts	(85,000)	(656,000)
Dividends paid	(1,975,000)	(2,127,000)

Net cash provided by financing activities	1,254,000	5,442,000

Net (decrease) increase in cash and cash equivalents	(4,387,000)	3,243,000
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	12,672,000	9,429,000

CASH AND CASH EQUIVALENTS AT END OF YEAR	$8,285,000	$12,672,000

Supplemental disclosures of cash flow information
Cash paid during the year
Interest	$3,768,000	$3,731,000

Income taxes	$108,000	$104,000

Supplemental schedule of noncash investing and finance activities
Dividends declared and not paid	$122,000	$164,000

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE 1 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	General
      South Coast Bancorp, Inc. (“Bancorp”) was incorporated on February 22, 1978. The Bancorp’s only active subsidiary is South Coast Commercial Bank (“Bank”). The Bank was incorporated on February 22, 1978 and was certificated by the State of California Department of Corporations on March 20, 1980, at which time it commenced operations as an industrial loan company. On March 11, 1985, the Bank obtained insurance of its customer deposit accounts by the Federal Deposit Insurance Corporation (“FDIC”). Effective January 1, 1997, the Bank converted its charter from a thrift and loan association to a commercial bank.
      The Bank conducts a commercial banking business in the State of California. The Bank issues demand deposit accounts, passbook savings and certificates of deposit. In addition, the Bank is subject to the regulatory requirements of the FDIC and the California Department of Financial Institutions.
      The consolidated financial statements include the accounts of South Coast Bancorp, Inc. and its wholly-owned subsidiaries, South Coast Commercial Bank and SC Financial (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated.

B.	Use of Estimates
      The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America applicable to depository institutions. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date, and revenues and expenses for the periods presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

C.	Investments
      The Company classifies investment securities as held to maturity at time of purchase.
      Investment securities held to maturity are those securities management has the positive intent and ability to hold to maturity. These securities are reported at amortized cost and any premium or discount is amortized using the interest method over the life of the security.

D.	Cash Equivalents
      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

E.	Loans Receivable
      Loans receivable consist primarily of commercial real estate loans.
      The Company’s loan portfolio is collateralized primarily by commercial, retail and industrial properties located throughout Southern California. Although the Company has a diversified portfolio, a substantial portion of its debtors’ ability to honor their contracts is dependent upon the economy of Southern California.
      Loans receivable are recorded at amortized cost. All origination fees and direct costs associated with lending are netted, deferred and amortized to operations as an adjustment to yield over the respective lives of the loans using the interest method. Amortization of net origination fees and direct costs associated with a loan ceases once that loan is placed on nonaccrual status. Loans originated and intended for sale in the secondary

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
market are recorded at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.
      Income reported for interest earning real estate loans is recorded on the accrual basis in accordance with the terms of the loans.
      Loans whose payments are 90 days or more past due cease to accrue interest and uncollected interest on such loans is reversed. Subsequent payments are either recognized, in part, as interest income or credited to the loan principal based on management’s determination of the ultimate collectibility of the loan.

F.	Allowance for Loan Losses
      The Company considers a loan to be impaired when, based upon current information and events, it believes it is probable the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company ceases to accrue interest on impaired loans when full payment of principal and interest is not expected and such loans are not performing or are greater than 90 days delinquent and therefore meet the criteria for nonaccrual status.
      The Company bases the measurement of loan impairment on the fair value of the loans’ collateral. Impairment losses are included in the allowance for loan losses through a charge to provision for loan losses. Adjustments to impairment losses due to changes in the fair value of impaired loans’ collateral are included in the provision for loan losses.
      The allowance for loan losses is maintained by additions charged to operations as provisions for loan losses and by loan recoveries, with actual losses charged as reductions to the allowance. There are three basic elements to the Company’s process for evaluating the adequacy of the allowance for loan losses: first, the identification of impaired loans; second, the establishment of appropriate loan loss allowances once individual specific impaired loans are identified; and third, a methodology for estimating loan losses based on the inherent risk in the remainder of the loan portfolio. Loss allowances are established for specifically identified impaired loans based on the fair value of the underlying collateral property.
      Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans receivable which are deemed probable and can be reasonably estimated, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

H.	Property and Equipment
      Property and equipment are recorded at cost. The Company’s building is depreciated on a straight-line basis over an estimated useful life of thirty years. Furniture and fixtures is depreciated on a straight-line basis over an estimated useful life of five years. Leasehold improvements are depreciated on a straight-line basis over the shorter of the lease term or the useful life of the improvements. For income tax purposes, property and equipment is depreciated on the Modified Accelerated Recovery Cost System.

I.	Stock Grants
      Stock grants are valued at fair market value at the time of grant as estimated by management and treated as compensation expense. In 2004, there were 25,000 stocks granted to be fully vested over 5 years at 5,000 shares per year starting in 2004. As of December 31, 2004, the Bank had 20,000 grants outstanding and unvested.

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

J.	Income Taxes
      Effective January 1, 2002, the Company, with the consent of its shareholders, elected to be taxed as an S Corporation under sections of the Internal Revenue Code and state income tax laws.
      The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized in the statement of earnings in the period that includes the enactment date.

K.	Related Party Transactions
      The Company has a policy of not granting loans to principal officers, directors and their affiliates.

L.	Recent Accounting Pronouncements
      In December 2003, the “Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities” — an interpretation of Accounting Research Bulletin (“ARB”) No. 51. This Interpretation defines a variable interest entity and provides that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities and results of the activities of the variable interest entity should be included in consolidated financial statements with those of the business enterprise. Furthermore, the FASB indicated that the voting interest approach of ARB No. 51 is not effective in identifying controlling financial interests in entities that are not controllable through voting interests or in which the equity investors do not bear the residual economic risk. This Interpretation became applicable immediately to variable interest entities created or in which an interest was acquired after January 31, 2004, and beginning after June 15, 2004, in the case of variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2004.
      In January 2004, subsequent to the issuance of FIN 46, the FASB issued a revised interpretation, the provisions of which were required to be applied to certain variable interest entities by March 31, 2004. However, the adoption of FIN 46 and its revisions did not have a material impact on the Company’s financial statements.

M.	Recent Accounting Pronouncements
      In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123, (revised 2004), “Share-Based Payment”. SFAS No. 123R, which supersedes Accounting Principle Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, requires entities that grant stock options and shares to employees to recognize the fair value of those options and shares as compensation over the service (vesting) period in their financial statements; pro forma disclosure will no longer be permitted. The cost of the equity instruments is to be measured based on the fair value of the instruments on the date they are granted and is required to be recognized over the period during which the employees are required to provide services in exchange for the equity instruments. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The adoption of SFAS No. 123R is not expected to have a material impact on the Company’s financial statements.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets — An Amendment of APB Opinion No. 29”. SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of the provisions of SFAS No. 153 is not expected to have a material impact on the Company’s financial statements.

N.	Reclassifications
      Certain reclassifications have been made to prior year’s balances to conform to the December 31, 2004 presentation.

NOTE 2 —	INVESTMENT SECURITIES
      The following table summarizes the amortized cost, gross unrealized gains and losses, and fair value on investment securities held to maturity at December 31:

2004

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

U.S. Treasury Notes	$4,528,000	$1,000	$24,000	$4,505,000

2003

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gain	Loss	Fair Value

U.S. Treasury Notes	$4,005,000	$28,000	$1,000	$4,032,000

      At December 31, 2004, U.S. Treasury Notes have scheduled maturities as follows:

	Amortized
	Cost	Fair Value

One year or less	$1,500,000	$1,494,000
One to five years	3,028,000	3,011,000

	$4,528,000	$4,505,000

      Despite the unrealized loss position of these securities, the Bank has concluded, as of December 31, 2004, that these investments are not other-than-temporarily impaired. This assessment was based on the following factors: i) the length of time and the extent to which the market value has been less than cost; ii) the financial condition and near-term prospects of the issuer; iii) the intent and ability of the Bank to retain its investment in a security for a period of time sufficient to allow for any anticipated recovery in market value; and iv) general market conditions which reflect prospects for the economy as a whole, including interest rates and sector credit spreads.
      Accrued interest on investment securities and interest earning deposits amounted to $55,000 and $39,000 at December 31, 2004 and 2003, respectively.

NOTE 3 —	LOANS RECEIVABLE
      At December 31, 2004 and 2003, real estate loans amounted to $120,763,000 and $115,968,000, respectively.
      Accrued interest on loans amounted to $426,000 and $459,000 at December 31, 2004 and 2003, respectively. There were no non-accrual loans as of December 31, 2004. Non-accrual loans as of December 31, 2003 were $78,000.

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The aggregate recorded investment in impaired loans at December 31, 2004 and 2003 was $0 and $78,000, respectively, with specific reserves of $0 and $4,000, respectively. The average net recorded investment in impaired loans was $13,000 and $77,000 during 2004 and 2003, respectively. Interest income recorded on impaired loans amounted to $0 and $33,000 for the years ended December 31, 2004 and 2003. There were no amounts charged off during December 31, 2004 and 2003 in connection with impaired loans.
      The following is a summary of transactions affecting the allowance for loan losses:

	2004	2003

Balance at beginning of year	$1,211,000	$1,199,000
Credit for loan losses	(55,000)	(4,000)
Recoveries on amounts charged off	27,000	16,000

Balance at end of year	$1,183,000	$1,211,000

NOTE 4 —	PROPERTY AND EQUIPMENT
      Property and equipment at December 31, is summarized as follows:

	2004	2003

Land	$637,000	$637,000
Building	1,288,000	1,277,000
Furniture and fixtures	1,040,000	1,065,000
Leasehold improvements	341,000	180,000

	3,306,000	3,159,000
Less accumulated depreciation	(1,532,000)	(1,433,000)

Balance at end of year	$1,774,000	$1,726,000

      Depreciation expense was $151,000 and $162,000 for the years ended December 31, 2004 and 2003, respectively.

NOTE 5 —	DEPOSITS
      Deposits at December 31 are summarized as follows:

	2004	2003

Certificates of deposit
Consumer	$77,718,000	$69,789,000
IRA	9,069,000	8,420,000
Business	10,629,000	11,489,000

	$97,416,000	$89,698,000

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Certificates of deposit have scheduled maturities as follows:

Year Ending December 31:

2005	$59,686,000
2006	9,572,000
2007	12,823,000
2008	6,468,000
2009	8,867,000

$97,416,000

      The aggregate amount of statement savings and certificates of deposit denominated in amounts of $100,000 or more was $44,408,000 and $27,671,000 at December 31, 2004 and 2003, respectively. Certificates of deposit denominated in amounts of $100,000 or more was $36,859,000 and $19,410,000 as of December 31, 2004 and 2003, respectively. Interest expense for certificates of deposit denominated in amounts of $100,000 or more was approximately $1,191,000 and $1,091,000 for the years ended December 31, 2004 and 2003, respectively.
      In the ordinary course of business, the Bank has deposits from related parties and affiliates with which they are associated. These deposits are accepted under terms that are consistent with the Bank’s normal policies. Deposits from related parties were approximately $701,000 and $702,000 at December 31, 2004 and 2003, respectively.

NOTE 6 —	INCOME TAXES
      Effective January 1, 2002, the Bank elected to be taxed as an S Corporation under sections of the Internal Revenue Code and state income tax laws. These laws provide that, in lieu of corporation income taxes, the shareholder separately accounts for its share of the Bank’s income, deductions, losses and credits. As a result, no corporate income taxes have been provided in the accompanying 2004 and 2003 financial statements except for certain state income taxes and federal taxes on built-in-gains.
      Built-in-gains taxes apply to sales or realization of assets, during the first 10 years of the S Corporation election that had a fair value greater than their tax basis at the time of the election. The tax is computed at the maximum corporate tax rate, currently 35% of the difference between the fair value of the asset over the income tax basis of the asset.
      The components of the income tax provision for the years ended December 31, are as follows:

	2004

	Current	Deferred	Total

Federal	$—	$—	$—
State	129,000	(23,000)	106,000

	$129,000	$(23,000)	$106,000

	2003

	Current	Deferred	Total

Federal	$60,000	$(65,000)	$(5,000)
State	156,000	(24,000)	132,000

	$216,000	$(89,000)	$127,000

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Income taxes (payable) receivable was ($9,000) and $(30,000) as of December 31, 2004 and 2003, respectively.
      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are as follows:

	2004	2003

Deferred tax assets:
Allowance for loan losses	$41,000	$42,000
Property and equipment	—	1,000

Total gross deferred tax assets	41,000	43,000

Deferred tax liabilities:
Property and equipment	1,000	—
Bad debt recapture	23,000	22,000
Deferred loan origination fees and costs	19,000	46,000

Total gross deferred tax liabilities	43,000	68,000

Net deferred tax liabilities	$2,000	$25,000

NOTE 7 —	STOCKHOLDERS’ EQUITY

A.	Stock Grants
      The Bancorp granted 15,854 and 2,250 shares of common stock during the years ended 2004 and 2003, respectively. These stock grants were valued at $89,000 and $11,000 which, was charged to salaries and wages to officers.

B.	Dividends Paid
      During 2004 and 2003, the Bancorp declared dividends to its stockholders of approximately $0.74 and $0.68 per share, totaling $1,933,000 and $2,126,000, respectively, which includes $122,000 and $164,000, respectively, of dividends payable to stockholders as of December 31, 2004 and 2003, respectively.

NOTE 8 —	COMMITMENTS AND CONTINGENCIES
      The Company leases certain office space under operating leases with terms of three years. Repairs, maintenance and property taxes related to lease assets are paid by the Company. Rental expense relating to these agreements totaled $111,000 and $103,000 in 2004 and 2003, respectively. These leases call for minimum annual rental payments:

Year Ending December 31:

2005	$92,000
2006	49,000
2007	32,000
2008	8,000

$181,000

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company leases certain office space to third parties with terms from three to four years. Rental income relating to these agreements totaled $194,000 and $264,000 in 2004 and 2003, respectively. These leases call for minimum annual rental receipts:

Year Ending December 31:

2005	$196,000
2006	82,000

$278,000

      The Company has a $4,000,000 line of credit agreement, which expires in June 2005. The Company pledges all U.S. Treasury Notes as collateral for amounts borrowed on the repurchase line. At December 31, 2004 and 2003, the Company had no borrowings on the line of credit or the repurchase line and was in compliance with all covenants.
      There are no commitments to originate loans as of December 31, 2004 or 2003.

NOTE 9 —	CAPITAL RESTRICTION AND REGULATORY MATTERS
      The Company and the Bank are subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors. The Company is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.
      Management believes, as of December 31, 2004 and 2003, that the Bank met all capital adequacy requirements to which it is subject. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).
      As of December 31, 2004 and 2003, the most recent notification from the FDIC categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Bank must maintain minimum total risk-based, Tier 1 risk based and Tier 1 Leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.
      The Bank’s actual capital amounts and ratios are presented in the table (dollar amounts in thousands).

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2004:
Total capital (to risk weighted assets)	$17,691	14.01%	$10,100	8.00%	$12,625	10.00%
Tier I capital (to risk weighted assets)	16,508	13.07%	5,051	4.00%	7,577	6.00%
Tier I capital (to average assets)	16,508	11.24%	5,874	4.00%	7,342	5.00%

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2003:
Total capital (to risk weighted assets)	$16,741	15.23%	$8,794	8.00%	$10,992	10.00%
Tier I capital (to risk weighted assets)	15,530	14.13%	4,396	4.00%	6,594	6.00%
Tier I capital (to average assets)	15,530	11.25%	5,522	4.00%	6,902	5.00%

NOTE 10 —	401(k) PLAN
      The Company’s employees are eligible to participate in the Company’s 401(k) plan, which allows participants to contribute from 1% to 15% of their annual salary. The Company matches 50% of these contributions up to 6% of the employees’ annual salary. The Company’s contributions become fully vested after five years. Employees become eligible on January 1 or July 1 following the end of their probationary period and may change their contribution elections semiannually. Plan expenses were $49,000 and $46,000 for the years ended December 31, 2004 and 2003, respectively.

NOTE 11 —	GENERAL AND ADMINISTRATIVE EXPENSES
      General and administrative expenses for the year ended December 31, are comprised of the following:

	2004	2003

Postage and supplies	$94,000	$119,000
FDIC assessment	18,000	19,000
Data processing	83,000	73,000
Insurance and fidelity bonds	97,000	87,000
Accounting and audit services	69,000	88,000
State supervision and examination	31,000	26,000
Appraisal costs	30,000	31,000
Equipment maintenance	44,000	36,000
Automobile	22,000	18,000
Board meetings and directors’ fees	48,000	49,000
Dues and subscriptions	24,000	29,000
Promotion and advertising	120,000	174,000
Credit reports	15,000	13,000
Other	97,000	164,000

	$792,000	$926,000

NOTE 12 — DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS
      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
amounts that could be realized in a current market exchange. The use of different market assumptions or estimation methodologies may have a material impact on the estimated fair value amounts.
      Fair value information related to financial instruments is as follows at December 31:

	2004		2003

	Book Value	Fair Value	Book Value	Fair Value

Cash and cash equivalents	$8,285,000	$8,285,000	$12,672,000	$12,672,000
Interest earning deposits	12,006,000	12,006,000	9,226,000	9,226,000
Investment securities held to maturity	4,528,000	4,505,000	4,005,000	4,032,000
Loans receivable	120,763,000	125,755,000	115,968,000	124,718,000
Accrued interest receivable	481,000	481,000	498,000	498,000
Demand deposits	17,112,000	17,112,000	19,409,000	19,409,000
Statement savings	14,271,000	14,271,000	16,378,000	16,378,000
Certificates of deposit	97,416,000	98,765,000	89,698,000	91,636,000
Accrued interest payable	152,000	152,000	147,000	147,000

A.	Cash and Cash Equivalents
      The carrying amount for cash and cash equivalents approximates fair value because these instruments are demand deposits and do not present unanticipated interest rate or credit concerns. The carrying amount of federal funds included in cash and cash equivalents sold approximates fair value because these are overnight deposits and do not present unanticipated interest rate or credit concerns.

B.	Interest Earning Deposits
      The carrying amount approximates fair value because these certificates have maturities of one year or less and do not present unanticipated interest rate or credit concerns.

C.	Investment Securities
      The fair value of investment securities is estimated based on an average between bid and ask prices published in financial journals.

D.	Loans Receivable
      The fair value of loans receivable is estimated by a method that discounts the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and maturities. Most of the Bank’s loans receivable contain terms, which include variable interest rates with “floors” and “ceilings” as to the range of interest rate change.

E.	Accrued Interest
      The carrying amounts of accrued interest approximate their fair values.

F.	Deposits
      For statement savings and demand deposits, fair value is the amount reported as payable in the financial statements as such amounts are payable on demand. For certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 13 —	PARENT ONLY FINANCIAL INFORMATION
      The following is condensed information as to the financial condition, results of operations and cash flows of the Bancorp:
Condensed Balance Sheets

	December 31,

	2004	2003

Assets
Cash	$31,000	$16,000
Certificates of deposit	225,000	225,000
Investment in subsidiaries	16,511,000	15,530,000
Dividends receivable from Bank	122,000	174,000

Total assets	$16,889,000	$15,945,000

Condensed Balance Sheets

	2004	2003

Liabilities and Stockholders’ Equity
Liabilities	$122,000	$164,000
Stockholders’ equity:
Common stock	2,265,000	2,181,000
Retained earnings	14,502,000	13,600,000

Total liabilities and stockholders’ equity	$16,889,000	$15,945,000

Condensed Statements of Earnings

	Year Ended December 31,

	2004	2003

Earnings
Equity in undistributed earnings of subsidiaries	$892,000	$752,000
Dividend income	2,018,000	2,756,000
Interest income	5,000	7,000

Net earnings	$2,915,000	$3,515,000

SOUTH COAST BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Condensed Statements of Cash Flows

	Year Ended December 31,

	2004	2003

Cash flows from operating activities:
Net earnings	$2,915,000	$3,515,000
Adjustments to reconcile net earnings to net Cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(892,000)	(752,000)
Net decrease (increase) in dividends receivable	52,000	(3,000)

Net cash provided by operating activities	2,033,000	2,760,000
Cash flows from investing activities:
Purchase of investment	—	(75,000)

Net cash used in investing activities	—	(75,000)
Cash flows from financing activities:
Stock buyout	(85,000)	(656,000)
Dividends paid	(1,975,000)	(2,127,000)

Net cash used in financing activities	(2,060,000)	(2,783,000)

Net increase (decrease) in cash	15,000	(98,000)
Cash and cash equivalents at beginning of year	16,000	114,000

Cash and cash equivalents at end of year	$31,000	$16,000

NOTE 14 —	SUBSEQUENT EVENTS
      In February 2005, the Company signed a definitive agreement with First California Bank to acquire all the outstanding common stock of the Company in a cash transaction valued at approximately $36 million. The Boards of both companies have approved the transaction, which is subject to regulatory and shareholder approvals, as well as other customary conditions of closing. First California Bank is expected to form a holding company, First California Bancorp, in connection with this transaction. The transaction is expected to be completed in the second quarter of 2005.

FIRST CALIFORNIA BANK AND SOUTH COAST BANCORP, INC.
UNAUDITED PRO FORMA FINANCIAL DATA
      The following “pro forma” information was presented in FCB Bancorp’s registration statement on Form S-4, as amended, as filed with the SEC on September 8, 2005. At that time, none of the following events had occurred:

•	bank holding company formation

•	$20.7 million private placement offering

•	$10.0 million trust preferred offering

•	acquisition of South Coast Bancorp, Inc.
      Please see FCB Bancorp’s unaudited interim financial statements for the period ended September 30, 2005 for updated consolidated information.
Unaudited Pro Forma Combined Consolidated Financial Information
      The following tables present financial data at and for the six months ended June 30, 2005, and for the year ended December 31, 2004 for First California Bank after giving effect to the formation of the holding company (“FCB Bancorp”), completion of the proposed common stock offering and trust preferred securities offering, and acquisition of South Coast Bancorp, Inc. (referred to as “pro forma” information).
      The pro forma combined financial data gives effect to the acquisition under the purchase method of accounting in accordance with accounting principles generally accepted in the United States of America. The unaudited pro forma combined consolidated financial statements combine the historical financial statements of First California Bank and the historical consolidated financial statements of South Coast Bancorp, Inc., giving effect to the acquisition of South Coast Bancorp, Inc. as if it had been effective on June 30, 2005 with respect to the applicable unaudited pro forma combined consolidated balance sheet and as of the beginning of the period indicated with respect to the unaudited pro forma combined consolidated statements of income.
      The information for the year ended December 31, 2004 is derived from First California Bank’s audited financial statements, including the related notes, and from South Coast Bancorp, Inc.’s audited consolidated financial statements, including the related notes, reflected in the financial statements included in this proxy statement-prospectus. See “Index to Financial Statements” at page F-1 of this proxy statement-prospectus.
      First California Bank expects to incur reorganization and restructuring expenses as a result of the proposed acquisition. The effect of the estimated merger and reorganization costs expected to be incurred in connection with the proposed acquisition has been reflected in the unaudited pro forma combined condensed consolidated balance sheet. First California Bank also anticipates that the acquisition will provide the combined company with some future financial benefits that include reduced operating expenses and opportunities to earn more revenue. However, First California Bank does not reflect any of these anticipated cost savings or benefits in the pro forma financial information. Therefore, the pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. The pro forma financial information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout the periods presented. First California Bank has included in the pro forma financial combined consolidated statements all the adjustments necessary for a fair statement of results of the historical periods.

FIRST CALIFORNIA BANK AND SOUTH COAST BANCORP, INC.
UNAUDITED PRO FORMA FINANCIAL DATA — (Continued)
      Given the information regarding the proposed acquisition, the actual consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because, among other reasons:

a) assumptions used in preparing the pro forma financial data may be revised in the future due to changes in values of assets or liabilities, including finalization of the calculation of a core deposit intangible, and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the acquisition takes place; and

b) adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based.

FIRST CALIFORNIA BANK AND SOUTH COAST BANCORP, INC.
SELECTED PRO FORMA COMBINED HISTORICAL FINANCIAL DATA

	Six Months	Year Ended
	Ended June 30,	December 31,
	2005	2004

	(In thousands, except share and
	per share amounts and ratios)
STATEMENT OF OPERATIONS DATA:
Net interest income	$8,631	$15,951
Provision for loan losses	$235	$363
Noninterest income	$1,234	$2,640
Noninterest expense	$7,018	$13,012
Income before income taxes	$2,612	$5,216
Income taxes	$494	$833
Net income	$2,118	$4,383
PER SHARE DATA:
Earnings per share — basic	$0.65	$1.37
Earnings per share — diluted	$0.64	$1.35
Cash dividends per share	$—
Book value per share	$13.51
Tangible book value per share	$8.64
Common shares outstanding — basic	3,277,807	3,195,142
Common shares outstanding — diluted	3,299,062	3,250,634
Common shares outstanding — actual	3,277,807
BALANCE SHEET DATA:
Assets	$463,509
Loans	$326,313
Allowance for loan losses	$3,767
Deposits	$369,292
Shareholders’ equity	$44,294
SELECTED RATIOS:(1)
Return on average equity	10.44%	12.03%
Return on average tangible equity	17.21%	22.15%
Return on average assets	0.96%	1.07%
Net interest margin (tax equivalent)	4.28%	4.17%
Efficiency ratio (noninterest expense to net interest income and noninterest income)	71.14%	69.99%
Total capital ratio	11.92%
Tier 1 capital ratio	10.67%
Tier 1 leverage ratio	8.66%
Nonaccrual loans to total loans	0.70%
Net chargeoffs (recoveries) to average loans	0.00%
Allowance for loan losses to total loans	1.15%
Allowance for loan losses to nonaccrual loans	165.66%

(1)	Selected ratios for the six months ended June 30, 2005 have been annualized.

FIRST CALIFORNIA BANK AND SOUTH COAST BANCORP, INC.
PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
Six Months Ended June 30, 2005

					Pro Forma
	Pro Forma FCB		Pro Forma		FCB
	Bancorp	South Coast	Purchase		Bancorp
	Consolidated(1)	Bancorp, Inc.	Adjustments(3)		Consolidated

	(Unaudited)
	(In thousands, except per share data)
Interest income
Interest and fees on loans	$6,325	$4,736	$(624	)(g)	$10,437
Taxable interest on securities	1,168	59	7	(g)	1,234
Nontaxable interest on securities	148	—	—		148
Interest on federal funds sold and other	68	244	(25	)(c)	287

Total interest income	7,709	5,039	(642)		12,106
Interest expense
Interest on deposits	857	2,112	(135	)(g)	2,834
Interest on borrowings	391	—	250	(d)	641

Total interest expense	1,248	2,112	115		3,475
Net interest income	6,461	2,927	(757)		8,631
Provision (credit) for loan losses	244	(9)	—		235

Net interest income after provision (credit) for loan losses	6,217	2,936	(757)		8,396
Noninterest income
Service charges on deposit accounts	549	180	—		729
Other income	394	111	—		505

Total noninterest income	943	291	—		1,234

Noninterest expense
Salaries and employee benefits	3,020	1,107	—		4,127
Premises and equipment	775	199	23	(g)	997
Other expenses	1,420	474	—	(e)	1,894

Total noninterest expense	5,215	1,780	23		7,018

Income before provision for income taxes	1,945	1,447	(780)		2,612
Provision for income taxes	739	51	(296	)(f)	494

Net income	$1,206	$1,396	$(484)		$2,118

Earnings per share:(i)
Basic	$0.56				$0.65
Diluted	$0.55				$0.64
Average shares outstanding:
Basic	2,162,807		1,115,000		3,277,807
Diluted	2,184,062		1,115,000		3,299,062

(i)	South Coast Bancorp, Inc. is an S-corporation with a limited number of Shareholders. As such, earnings per share has historically not been calculated or disclosed.
See notes to the Unaudited Pro Forma Combined Consolidated Financial Information.

FIRST CALIFORNIA BANK AND SOUTH COAST BANCORP, INC.
PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT
Year Ended December 31, 2004

					Pro Forma
	Pro Forma		Pro Forma		FCB
	FCB Bancorp	South Coast	Purchase		Bancorp
	Consolidated(1)	Bancorp, Inc.(1)	Adjustments(3)		Consolidated

	(Unaudited)
	(In thousands, except per share data)
Interest income
Interest and fees on loans	$11,209	$9,075	$(1,248	)(g)	$19,036
Taxable interest on securities	1,970	94	14	(g)	2,078
Nontaxable interest on securities	299	—	—		299
Interest on federal funds sold and other	74	413	(50	)(c)	437

Total interest income	13,552	9,582	(1,284)		21,850
Interest expense
Interest on deposits	1,315	3,773	(270	)(g)	4,818
Interest on borrowings	581	—	500	(d)	1,081

Total interest expense	1,896	3,773	230		5,899
Net interest income	11,656	5,809	(1,514)		15,951
Provision (credit) for loan losses	418	(55)	—		363

Net interest income after provision (credit) for loan losses	11,238	5,864	(1,514)		15,588
Noninterest income
Service charges on deposit accounts	1,056	518	—		1,574
Other income	869	197	—		1,066

Total noninterest income	1,925	715	—		2,640

Noninterest expense
Salaries and employee benefits	5,373	2,394	—		7,767
Premises and equipment	1,301	372	45	(g)	1,718
Other expenses	2,735	792	—	(e)	3,527

Total noninterest expense	9,409	3,558	45		13,012

Income before provision for income taxes	3,754	3,021	(1,559)		5,216
Provision for income taxes	1,319	106	(592	)(f)	833

Net income	$2,435	$2,915	$(967)		$4,383

Earnings per share:(i)
Basic	$1.17				$1.37
Diluted	$1.14				$1.35
Shares:
Basic	2,080,142		1,115,000		3,195,142
Diluted	2,135,634		1,115,000		3,250,634

(i)	South Coast Bancorp, Inc. is an S-corporation with a limited number of Shareholders. As such, earnings per share has historically not been calculated or disclosed.
See notes to the Unaudited Pro Forma Combined Consolidated Financial Information.

NOTES TO THE UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION

NOTE 1 —	BASIS OF PRESENTATION
      The unaudited pro forma combined consolidated statements of income for the six months ended June 30, 2005 and for the year ended December 31, 2004 are presented as if the merger had occurred at the beginning of the respective periods. The pro forma information for FCB Bancorp assumes its formation and approval as a holding company for First California Bank occurred prior to June 30, 2005.
      The unaudited pro forma combined consolidated financial statements are based on the estimates and assumptions set forth in the notes to these statements, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma combined consolidated financial statements are not necessarily an indication of the results that would have been achieved had the merger been consummated as of the dates indicated or that may be achieved in the future.
      First California Bank’s cost estimates are forward-looking. While the costs represent First California Bank’ current estimate of stock offering, merger, and reorganization costs that will be incurred, the type and amount of actual costs could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs.

NOTE 2 —	PROCEEDS RECEIVED BY FCB BANCORP FOR THE ACQUISITION OF SOUTH COAST BANCORP, INC.
      Preceding closing of the acquisition of South Coast Bancorp, Inc., FCB Bancorp will receive net proceeds of $20,630,000 from a private placement offering (issuing approximately 1,115,000 shares) and will issue approximately $10,000,000 in junior subordinated debentures (trust preferred securities) to assist in funding the acquisition of South Coast Bancorp, Inc. In addition, First California Bank anticipates paying a special cash dividend of approximately $5,000,000 to FCB Bancorp to facilitate the acquisition. The $5,000,000 dividend has no impact on pro forma consolidated capital. The following summarizes these transactions (in thousands):

Common stock issued in Private Placement offering	$22,000
Less investment banking, legal and accounting fees	(1,370)

Net equity from issuance of common stock	20,630
Issuance of junior subordinated debt	10,000

Total cash acquired by FCB Bancorp	$30,630

NOTE 3 —	PRO FORMA ADJUSTMENTS, INCLUDING MERGER RELATED COSTS
      Summarized below are the pro forma adjustments necessary to reflect the merger based on the purchase method of accounting:

(a) FCB Bancorp will acquire all of the outstanding stock of South Coast Bancorp, Inc. for a purchase price that is not to exceed $36,000,000. The purchase price will be reduced if the consolidated equity of South Coast Bancorp, Inc. is less than $16,500,000, based upon calculations set forth in the closing financial statements of South Coast Bancorp. For purposes of the pro forma balance sheet

NOTES TO THE UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

presentation, the following summarizes the assumed computation of the South Coast Bancorp, Inc. acquisition price (in thousands):

South Coast Bancorp, Inc. consolidated shareholders’ equity		$17,428
Less transaction costs of South Coast Bancorp, Inc.:
Legal and accounting fees	$(200)
Severance and employment contract expenses	(1,465)
Transfer of bank-owned automobile	(37)

Total transaction costs		(1,702)

Adjusted consolidated shareholders’ equity		15,726
Shareholders’ equity required		16,500

Purchase price adjustment		(774)
Base purchase price		36,000

Adjusted purchase price		35,226
Plus direct transaction costs of FCB Bancorp:
Investment banking, legal and accounting fees		310
Estimated restructuring charges		138

Calculated purchase price		$35,674

(b) FCB Bancorp will account for its acquisition of South Coast Bancorp, Inc. using the purchase method of accounting for business combinations. Accordingly, the total estimated purchase price as shown in the above table is allocated to South Coast Bancorp’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. The difference between the adjusted purchase price and the net assets acquired will be recorded as goodwill by FCB Bancorp and will be periodically evaluated in the future for impairment. The following summarizes the preliminary estimated purchase price that is allocated based on preliminary estimates of fair value (in thousands).

South Coast Bancorp, Inc. assets acquired		$147,532
South Coast Bancorp, Inc. liabilities assumed		130,104

Net assets acquired		17,428
Less transaction costs of South Coast Bancorp, Inc.		(1,702)
Fair value adjustments:
Securities	$(42)
Loans	4,992
Premises and equipment	1,800
Deposits	(1,351)

Fair value adjustments		5,399
Deferred taxes related to adjustments		(1,428)

Fair value of net assets acquired		19,697
Calculated purchase price		35,674

Excess of calculated purchase price over net assets acquired, recorded as goodwill		$15,977

NOTES TO THE UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)
      The fair value adjustments have been computed as follows: (i) the fair value of investment securities is estimated based on an average between bid and ask prices published in financial journals, (ii) the fair value of loans receivable is estimated by a method that discounts the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and maturities; most of South Coast Bancorp’s loans receivable contain terms, which include variable interest rates with “floors” and “ceilings” as to the range of interest rate change, (iii) for statement savings and demand deposits, fair value is the amount reported as payable in the financial statements as such amounts are payable on demand; for certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities, and (iv) the fair value of premises and equipment is based upon property appraisal or tax information currently available.
      A reconciliation of the pro forma deferred taxes related adjustment is as follows (in thousands):

			Deferred Tax
	Gross	Tax	(Asset)
	Amount	Effect	Liability

Severance and employment contract expenses	$(1,465)	38%	$(557)
Transfer of bank-owned automobile	(37)	38%	(14)
Gross fair value adjustments	5,399	38%	2,052
Estimated restructuring charges	(138)	38%	(52)

Deferred tax liability			$1,428

(c) Opportunity costs of the cash dividend paid to FCB Bancorp and distributed for the purchase of the South Coast Bancorp, Inc. (assumed interest rate of 1.00%).

(d) Interest expense related to trust preferred securities issuance (assumed rate of 5.00%).

(e) Amortization expense related to the estimated core deposit intangible asset is not considered significant.

(f) The provision for income taxes related to pro forma adjustments is computed using a combined federal and state effective tax rate of 38%. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had FCB Bancorp and South Coast Bancorp filed consolidated income tax returns during the periods presented.

NOTES TO THE UNAUDITED PRO FORMA
COMBINED CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(g) For purposes of the proforma consolidated and combined income statements, interest income, interest expense, and noninterest expense are impacted by the respective impact to yield, cost of funds, or expense FCB Bancorp will realize on assets and liabilities acquired from South Coast Bancorp, Inc., based on their estimated fair values at the date of acquisition. The increase or decrease in related accounts for assets and liabilities acquired is summarized as follows (in thousands):

		Estimated
		Average	Adjustment for Period
		Term to
	Fair Value	Maturity	June 30,	December 31,
	Adjustments	(Years)	2005	2004

Interest income
Securities	(42)	3	$7	$14
Loans	4,992	4	(624)	(1,248)
Interest expense
Deposits	(1,351)	5	135	270
Noninterest expense
Premises and equipment	1,800	40	(23)	(45)

Total adjustments to income before income taxes			$(505)	$(1,009)

Management’s Discussion and Analysis of Financial Condition and Results of Operations — South Coast Bancorp.
      The following discussion is designed to provide a better understanding of significant trends related to the South Coast Bancorp’s financial condition, results of operations, liquidity, capital resources and interest rate sensitivity. The discussion and information is derived from the South Coast Bancorp’s unaudited financial statements and notes thereto for the three months and six ended June 30, 2005 and June 30, 2004, and the audited financial statements and notes thereto for the two years ended December 31, 2004 and 2003, included elsewhere herein. You should read this discussion in conjunction with these financial statements.
      In addition to the historical information referenced above, this discussion contains certain forward-looking statements. You should understand that all such forward looking statements are subject various uncertainties and risks that could affect their outcome.
      Critical Accounting Policies. The discussion and analysis of South Coast Bancorp’s results of operations and financial condition are based upon financial statements which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires South Coast Bancorp’s management to make estimates and judgments that affect the reported amounts of assets and liabilities, income and expense, and the related disclosures of contingent assets and liabilities at the date of these financial statements.
      South Coast Bancorp believes these estimates and assumptions to be reasonably accurate; however, actual results may differ from these estimates under different assumptions or circumstances. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses.
      The allowance for loan losses is maintained by first and foremost promptly identifying potential credit weaknesses that could jeopardize repayment. The elements to South Coast Bancorp’s process for evaluating the adequacy of the allowance for loan loss allowances is: assigning potential loss percentages to each credit with the creation of a credit grading system and accompanying risk analysis for determining an adequate level of allowances. The risks are assessed by rating each account based upon paying habits, loan to value, financial condition and level of classification. The allowance for loan losses was $1,174,000 at June 30, 2005 and $1,183,000 at December 31, 2004.
      Overview. Net income for South Coast Bancorp for the second quarter of 2005 totaled $766,000, up from $701,000 for the same period a year ago principally due to lower levels of noninterest expense. For the first six months of 2005, net income was $1,396,000, down from $1,546,000 last year on lower levels of noninterest income.
      The following is a financial results summary:

	For the		For the		For the
	Three Months		Six Months		Years Ended
	Ended June 30,		Ended June 30,		December 31,

	2005	2004	2005	2004	2004	2003

	(Dollars in thousands)
Net income	$766	$701	$1,396	$1,546	$2,915	$3,515
      For 2004, South Coast Bancorp had net income of $2,915,000, down 17 percent from $3,515,000 for 2003. Net income declined principally on lower levels of noninterest income, specifically, net gains on loans held for sale.
Results of Operations
      Net Interest Income. Net interest income is the difference between interest and fees earned on loans, securities and federal funds sold [i.e., earning assets] and the interest paid on deposits and borrowings [i.e., interest-bearing funds]. Net interest margin is net interest income expressed as a percentage of earning assets.

      Net interest income for the second quarter of 2005 was $1,491,000, slightly down from $1,493,000 for the same period a year ago. Net interest income for the first half of 2005 was $2,927,000, down from $3,027,000 a year ago.
      The following table shows, for the six month periods ended June 30, 2005 and 2004, average balances and interest income or interest expense, with resulting average yield or rates by category of earning assets or interest bearing liabilities.

	For the Six Months Ended June 30,

	2005			2004

	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate	Balance	Expense	Rate

	(Dollars in thousands)
Loans	$122,285	$4,736	7.75%	$113,732	$4,594	8.08%
U.S. Treasury securities	4,518	59	2.61%	4,032	48	2.38%
Federal Funds Sold	7,400	92	2.49%	8,929	40	0.90%
Interest-bearing balances due from interest bearing institutions	10,013	152	3.04%	11,221	138	2.46%

Total earning assets	$144,216	$5,039	6.99%	$137,914	$4,820	6.99%

Interest bearing transaction accounts	$16,496	$157	1.90%	$18,417	$144	1.56%
Savings deposits	13,024	126	1.93%	15,529	123	1.58%
Time deposits	99,265	1,829	3.69%	93,116	1,526	3.28%

Total interest bearing funds	$128,785	$2,112	3.28%	$127,062	$1,793	2.82%

Net interest income(1)		$2,927			$3,027

Net yield on interest earning assets			4.06%			4.39%

(1)	Net interest income before provision for credit losses
      Net interest income for 2004 was $5,809,000, down $446,000 or 7 percent from $6,255,000 for 2003.
      The decline in net interest income from 2003 to 2004 reflects principally the decline in the yield on loans. For example, the prime interest rate was 4.75% at November 1, 2002. By June 2003, the prime interest rate fell to 4.00%. The prime interest has since increased to 5.25% at the end of 2004.

      The following table shows, for each of the years in the two-year period ended December 31, 2004, average balances and interest income or interest expense, with resulting average yield or rates, by category of earning assets or interest bearing liabilities.

	For the Years Ended December 31,

	2004			2003

	Average	Income/	Average	Average	Income/	Average
	Balance	Expense	Rate	Balance	Expense	Rate

	(Dollars in thousands)
ASSETS
Interest-bearing balances due from depository institutions	$11,915	$308	2.58%	$11,665	$308	2.64%
U.S. Treasury securities	4,203	94	2.24%	4,010	123	3.07%
Federal funds sold	8,358	105	1.26%	9,467	92	0.97%
Loans	116,349	9,075	7.80%	107,690	9,445	8.77%

Total earning assets	$140,825	$9,582	6.80%	$132,832	$9,968	7.50%

LIABILITIES
Interest bearing transaction accounts	$18,416	$24	0.13%	$20,662	$52	0.25%
Savings Deposits	15,367	773	5.03%	17,636	793	4.50%
Time Deposits	91,579	2,976	3.25%	82,051	2,868	3.50%

Total interest bearing funds	$125,362	$3,773	3.01%	$120,349	$3,713	3.09%

Net interest income(1)		$5,809			$6,255

Net yield on interest earnings assets			4.12%			4.71%

(1)	Net interest income before provision for credit losses.
      Average loans were $116,349,000 for 2004 and represented 83 percent of average earning assets, compared with $107,690,000 and 81 percent for 2003. Average loans increased 8 percent in 2004.
      Average securities were $4,203,000 for 2004 and represented 3 percent of average earning assets, compared with $4,010,000 and 3 percent for 2003.
      Average deposits were $125,362,000 for 2004 and represented 89 percent of average earning assets, compared with 120,349,000 and 91 percent for 2003. Average deposits increased 4 percent for 2004.
      Net interest income is affected by changes in the level and mix of average earning assets and average interest-bearing funds. The changes between periods in these categories are referred to as volume changes. The effect on net interest income from changes in average volume is measured by multiplying the change in volume between the current period and the prior period by the prior period average rate. Net interest income is also affected by changes in the average rate earned or paid on assets and liabilities and these are referred to as rate changes. The effect on net interest income from changes in average rates is measured by multiplying the change in the average rate between the current period and the prior period by the prior period average volume. Changes attributable to both rate and volume are allocated on a pro rata basis to the change in average volume and the change in average rate.

      The following tables illustrate the changes in net interest income attributable to volume and rate for the periods indicated.
      Analysis of changes in net interest income and expense for the six months ended June 30,

	2005 to 2004 Due To:

	Volume	Rate	Total

	(Dollars in thousands)
Interest income
Interest on loans	$334	$(191)	$143
Interest on securities	6	5	11
Interest on Federal funds sold	(8)	59	52
Interest on deposits with banks	(16)	30	14

Total	316	(97)	219
Interest expense
Interest bearing demand deposits	(16)	29	13
Savings	(22)	24	3
Certificates of Deposit	104	199	304

Total	67	253	319

Net interest income	$249	$(349)	$(100)

      Analysis of changes in net interest income and expense for the year ended December 31:

	2004 to 2003 Due To:

	Rate	Volume	Total

	(Dollars in thousands)
Interest income
Interest on loans	$(1,094)	$724	$(370)
Interest on securities	(35)	6	(29)
Interest on Federal funds sold	25	(12)	13
Interest on deposits with banks	(7)	7	—

Total	(1,111)	725	(386)

Interest expense
Interest bearing demand deposits	(23)	(5)	(28)
Savings	88	(108)	(20)
Certificates of deposit	(210)	318	108

Total	(145)	205	60

Net interest income	$(966)	$520	$(446)

      Provision (Credit) for Loan Losses. The provision for loan losses was $1,000 for the second quarter of 2005 compared with a credit of $6,000 for the second quarter of 2004. For the first six months of 2005, the credit for loan losses was $9,000 compared with a credit of $50,000 for the same period last year. For the two years ended December 31, 2004, the credit for loan losses was $55,000 and $4,000, respectively.
      The process for determining the appropriate level of the allowance for loan losses is accomplished by a grading system wherein the loan portfolio is evaluated monthly by using significant factors such as historical losses associated with the loan portfolio, changes in the value and nature of new credits, recent economic trends and the changes in the concentration of credits.

      All loans in the portfolio are assigned a credit score and reserve allowance which represents the potential risk associated with that credit based on repayment habits, loan to value, current financial condition and other mitigating factors as determined by management discretion.
      Because of the relatively small size of South Coast Bancorp, we have the ability to monitor the portfolio continuously and aggressively in order to identify potential problems. As a result, the loan portfolio has not suffered any losses in the last five years. In addition, as of June 30, 2005, the loan portfolio had no delinquent loans.
      Reasoning for a credit to the loan loss reserve for the two years ending December 31, 2004, is two-fold. Firstly, payoff of adversely classified assets that were assigned a higher allowance percentage had been replaced with better quality assets which, by their nature, posed less risk of loss and therefore assigned a lower allowance percentage in the year ending December, 2003. Secondly, a decrease in market interest rates resulted in a high level of payoffs in all allowance percentage categories and slow portfolio growth in the year ending December 2004.
      Noninterest Income. Noninterest income for the second quarter of 2005 was $140,000, compared with $130,000 that was posted for the second quarter of 2004. For the first six months of 2005, noninterest income was $291,000 compared with $384,000 last year.
      The following table is a summary of noninterest income:

	For the Three		For the Six		For the
	Months Ended		Months Ended		Years Ended
	June 30,		June 30,		December 31,

	2005	2004	2005	2004	2004	2003

	(Dollars in thousands)
Delinquency charges	$3	$6	$8	$17	$37	$34
Rental income	55	35	107	99	194	264
Fee income	80	85	172	262	481	409
(Loss) gain on sale of assets	0	0	—	—	(9)	38
Net gain on sales of loans held for sale	0	0	—	—	—	516
Deposit account fees	2	4	4	6	2	3
Other income			—	—	10	7

Total noninterest income	$140	$130	$291	$384	$715	$1,271

      Noninterest income for 2004 was $715,000, down $556,000 from $1,271,000 for 2003. The decline in noninterest income reflects the absence of gains on sales of loans held for sale. In the years 2002 to 2003, SCCB originated and sold 1-4 family loans; this activity was discontinued in 2004.
      Noninterest Expense. Noninterest expenses for the second quarter of 2005 were $836,000, and $903,000 was recorded for the second quarter 2004.
      For the first half of the year, noninterest expenses were $1,780,000 down from $1,859,000 a year ago.

      The following table is a summary of noninterest expense:

	For the Three		For the Six		For the
	Months Ended		Months Ended		Years Ended
	June 30,		June 30,		December 31,

	2005	2004	2005	2004	2004	2003

	(Dollars in thousands)
Salaries and wages	$530	$605	$1,107	$1,272	$2,394	$2,582
Occupancy	100	85	199	167	372	380
Promotion & advertising	32	36	57	82	120	174
Postage & supplies	18	26	36	55	94	119
Data processing	25	22	45	44	83	73
Insurance and fidelity bonds	25	21	46	42	97	87
Accounting & auditing services	34	28	89	50	100	114
Equipment maintenance	14	10	31	22	44	36
Board meetings & directors’ fees	24	13	35	24	48	49
Other expense	34	58	135	101	206	274

Total noninterest expenses	$836	$903	$1,780	$1,859	$3,558	$3,888

      Noninterest expense for 2004 was $3,558,000, down $330,000 or 8 percent from $3,888,000 from 2003. The decline in noninterest expense for 2004 reflects the reduction in incentive pay and other production or volume based expenses.
      Income Taxes. South Coast Commercial Bank elected, effective January 1, 2002, to be taxed as an S Corporation under federal and state income tax laws. These laws provide that, in lieu of corporate income taxes, the shareholders separately account for their share of income, deductions, losses and credits. As a result, no corporate income taxes have been provided for in the results of operations except for certain state and income taxes.

	For the Six		For the
	Months Ended		Years Ended
	June 30,		December 31,

	2005	2004	2004	2003

	(Dollars in thousands)
Earnings before income taxes	$1,447	$1,602	$3,021	$3,642
Income taxes	51	56	106	127

Net income	$1,396	$1,546	$2,915	$3,515

Effective tax rate	3.52%	3.50%	3.51%	3.49%
Financial Position
      Securities. The South Coast Bancorp purchases securities to generate interest income. All securities have been recorded as “held-to-maturity” as management has the positive intent and ability to hold these securities to maturity. These securities are reported at amortized cost and any premium or discount is amortized using the interest method.
      The following summarizes the scheduled maturities of securities at June 30, 2005 and December 31, 2004.

	As of June 30, 2005

	Less than	1 - 5	5 - 10
	1 Year	Year	Years	Total

	(Dollars in thousands)
Maturity Distribution
US Treasury Obligations	$1,490	$3,019	—	$4,509

	As of December 31, 2004

	Less than	1 - 5	5 - 10
	1 Year	Year	Years	Total

Maturity Distribution
US Treasury Obligations	$1,500	$3,028	—	$4,528

      Loans. The portfolio consists of commercial real estate loans primarily secured by commercial, retail and industrial properties located throughout Southern California. Although the portfolio is diversified among various types of borrowers and collateral, our measure of success has been our skill in determining which applicants have both the ability and the intent to repay the loan.
      South Coast Bancorp does not make construction loans, spec loans, or loans underwritten on pro-forma or potential income generated from the property. The concentration of receivables in any one project or limited area is discouraged so any downturn in real estate values would not materially affect a significant amount of our portfolio. South Coast Bancorp underwrites loan files by establishing the borrower’s primary and secondary repayment source. The primary source of income, in most cases, is the subject property which is underwritten using a debt coverage ratio based on the property’s current income, tenant structure, stable tenant basis, and equity cushion using a conservative loan to value, ie. 65% LTV on refinance, 75% on purchase money. In cases where the subject property income does not sufficiently debt service the loan, South Coast Bancorp will look to the borrower’s secondary source of income, ie. Borrower’s personal cash flow, liquidity, and overall net worth.
      South Coast Bancorp scrutinizes each borrower’s intent for repayment by analyzing their credit history and experience in ownership and/or management of commercial real estate property.
      South Coast Bancorp does not entertain loans to borrowers without a significant credit history or where the collateral is difficult to evaluate or value. Because South Coast Bancorp is a collateral based lender, an accurate portrayal of the subject property including inspection and valuation is crucial to our success.
      The following table shows the maturity distribution of loans at June 30, 2005 and December 31, 2004.

	As of June 30, 2005

	One	One-	Over
	Year or	Five	Five
	Less	Years	Years	Total

	(Dollars in thousands)
Commercial Real Estate — Fixed Rate	$221	$—	$96	$317
Commercial Real Estate — Adjustable Rate	95,734	24,862	778	121,374

Total maturities and repricings	$95,955	$24,862	$874	$121,691

	As of December 31, 2004

	One	One-	Over
	Year or	Five	Five
	Less	Years	Years	Total

Commercial Real Estate — Fixed Rate	$—	$—	$99	$99
Commercial Real Estate — Adjustable Rate	96,937	22,907	820	120,664

Total maturities and repricings	$96,937	$22,907	$919	$120,763

      Allowance for Loan Losses. We maintain an allowance for loan losses to provide for inherent risks in the loan portfolio. Additions to the allowance are established through a provision charged to expense; reductions to the allowance are likewise established through a credit to expense. All loans which are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. We have instituted loan policies to adequately evaluate, assess, and analyze risk factors associated with our loan portfolio and to enable us to assess such risk factors prior to granting new loans and to assess the sufficiency of the allowance. We conduct an assessment of the allowance on a monthly basis and a critical evaluation quarterly. This evaluation includes an assessment of the following factors: any external loan review and any regulatory examination findings, loan loss experience, estimated potential loss exposure on each pool of loans, concentrations of credit, value of collateral, present economic conditions and migration analysis based on historical loss ratios for the past 12 quarters.

	For the Three Months		For the Six Months		For the Year Ended
	Ended June 30,		Ended June 30,		December 31,

	2005	2004	2005	2004	2005	2004

	(Dollars in thousands)
Beginning balance	$1,173	$1,167	$1,183	$1,211	$1,211	$1,199
Provision (credit) for loan losses	1	(6)	(9)	(50)	(55)	(4)
Recoveries on loans charged-off	—	28	—	28	27	16

Ending balance	$1,174	$1,189	$1,174	$1,189	$1,183	$1,211

      The allowance for loan losses, as a percentage of total loans, was 0.96% at June 30, 2005 compared with 0.98% at December 31, 2004. At December 31, 2003 this ratio was 1.05%.
      The charge to expense to increase the allowance for loan losses for the second quarter of 2005 was $1,000 compared to a credit to expense of $6,000 for the same period a year ago. The credit to expense to reduce the allowance for loan losses for the first six months of 2005 was $9,000 compared with $50,000 for the first six months of 2004. The credit to expense to reduce the allowance of loan losses for the year 2004 was $55,000 compared with $4,000 for 2003.
      Past Due and Nonaccrual Loans. South Coast Bancorp ceases to accrue interest on loans when full payment of principal and interest is not expected and such loans are not performing or are greater than 90 days delinquent and therefore meet the criteria for nonaccrual status.
      At June 30, 2005 and 2004, South Coast Bancorp had no loans that were past due 90 days or more and still accruing interest; likewise, there were no loans at December 31, 2004 or 2003 that were past due 90 days or more and still accruing interest.
      South Coast Bancorp had no nonaccrual loans at June 30, 2005 or 2004 or at December 31, 2004. Nonaccrual loans were $78,000 at December 31, 2003.
      Deposits. South Coast Bancorp primarily accepts deposits of individuals and small businesses located principally in Orange and Los Angeles counties. Core deposits (representing checking, savings and small certificates of deposit (i.e., under $100,000)) totaled $88,971,000 at June 30, 2005, compared with $91,940,000 at December 31, 2004. Core deposits decreased 4 percent for 2004 from $95,575,000 at the end of 2003.

	For the Six Months Ended June 30,

	2005		2004

	Average		Average
	Balance	Rate	Balance	Rate

	(Dollars in thousands)
Noninterest bearing demand deposits	$301		$689
Interest checking	16,496	1.90%	18,417	1.56%
Savings accounts	13,024	1.93%	15,529	1.58%
Time deposits less than $100,000	60,674	3.11%	59,372	2.94%

	90,495		94,006

Time deposits of $100,000 or more	38,591	4.60%	33,744	3.86%

Total	$129,085	3.48%	$127,752	3.16%

	For the Years Ended December 31,

	2004		2003

	Average		Average
	Balance	Rate	Balance	Rate

	(Dollars in thousands)
Noninterest bearing demand deposits	$936		$906
Interest checking	18,416	1.27%	20,662	1.33%
Savings accounts	15,367	1.75%	17,636	1.97%
Time deposits less than $100,000	60,966	3.88%	54,699	4.28%

	95,685		93,903

Time deposits of $100,000 or more	30,697	3.95%	27,352	4.35%

Total	$126,382	3.28%	$121,255	3.55%

      Large certificates of deposits [i.e., $100,000 or more] totaled $40,502,000 at June 30, 2005 compared with $36,859,000 at December 31, 2004. Large certificates of deposits were $29,910,000 at December 31, 2003. These numbers represent time deposits accepted from customers in the South Coast Bancorp’s market area. There were no broker deposits during or as of any period presented.

	For the Six Months		For the Year Ended
	Ended June 30, 2005		December 31, 2004

	Amount	Percentage	Amount	Percentage

	(Dollars in thousands)
Three months or less	$405	1%	$151	0%
Over three months through six months	9,424	23%	5,708	15%
Over six months through one year	10,814	27%	8,398	23%
Over one year	19,859	49%	22,602	62%

Total	$40,502	100%	$36,859	100%

Quantitative and Qualitative Disclosures About Risk
      Credit Risk. Credit risk is the risk to earnings or capital arising from an obligor’s failure to meet the terms of any contract with the South Coast Bancorp or otherwise to perform as agreed. Credit risk is found in all activities in which success depends on counterparty, issuer, or borrower performance. Credit risk is present any time South Coast Bancorp funds are extended, committed, invested, or otherwise exposed through actual or implied contractual agreements, whether reflected on or off the balance sheet.
      South Coast Bancorp manages credit risk through Board approved policies and procedures. These policies are reviewed and approved at least semi-annually by the Directors. Lending policies provide South Coast Bancorp management with a framework for consistent loan underwriting and a basis for sound credit decisions. Among the items taken into consideration are the concentration of assets in any one type of product or collateral, geographic location, individual borrower or group and the expertise and ability of management to properly manage its assets. All loans require the approval by the Loan Committee.
      An estimate of probable losses incurred in the loan portfolio is necessary in determining the amount of the allowance for loan losses which is presented as a reduction of our loan balances. This estimate is performed monthly by management and reviewed and approved by the Board of Directors. This estimate takes into consideration, among other things, the type of loans, the delinquency or default status of loans, the trends in the loan portfolio, and current and future economic conditions that may affect the borrower’s ability to pay.
      South Coast Bancorp had no nonaccrual loans at June 30, 2005 or at December 31, 2004.
      Interest Rate Risk. Interest rate risk is the risk to earnings or capital arising from movements in interest rates. Interest rate risk arises from differences between the timing of rate changes and the timing of cash flows [re-pricing risk], from changing the rate relationships among different yield curves affecting South Coast

Bancorp activities [basis risk], from changing rate relationships across the spectrum of maturities [yield curve risk], and from interest-related options embedded in loans and products [options risk].
      South Coast Bancorp manages interest risk through Board approved policies and procedures. These policies are reviewed and approved at least annually by the Directors. Interest rate risk policies provide South Coast Bancorp management with a framework for consistent evaluation of risk and establish risk tolerance parameters. Management’s Asset and Liability Committee meets regulatory to evaluate interest rate risk, engages a third party to assist in the measurement and evaluation of risk and reports quarterly to the Board of Directors. The Company also engages a third party to perform a quarterly review of management’s asset and liability practices to ensure compliance with policies.
      South Coast Bancorp’s funding sources are dominated by savings accounts and certificates of deposits, which are re-priced frequently. The South Coast Bancorp’s loan portfolio is dominated by loans that use primarily the Wall Street Journal prime rate as an index. The South Coast Bancorp’s securities portfolio is comprised chiefly of U.S. Treasury bills.
      The following table, used by South Coast Bancorp in the management of interest rate risk, sets forth the distribution of assets and liabilities and the resultant periodic and cumulative interest rate sensitivity gap. The relationship between assets and liabilities is one of many factors that may affect interest rate sensitivity; other factors include the response or behavior of borrowers and depositors to changes in interest rates. Therefore the information in the table below should be used only as a guide to the possible effect changes in interest rates might have on net interest margin.
      The following is a gap summary table at March 31, 2005:

	0-3	3-6	6-12	1-2	2-3	3-5	5-10		Non-Rate
	Months	Months	Months	Years	Years	Years	Years	>10	Sensitive	Total

	(Dollars in thousands)
Certificates of Deposit	2,502	2,970	3,069	1,089	198	594	—	—	—	10,422
US Government Securities	500	—	992	1,027	1,498	499	—	—	—	4,516
Fed Funds Sold	7,500	—	—	—	—	—	—	—	—	7,500
Fixed Real Estate	(3)	(3)	(7)	(14)	(30)	(101)	100	772	—	714
Variable Real Estate	120,588	—	—	—	—	—	—	—	—	120,588
Non-Earning Assets	—	—	—	—	—	—	—	—	4,222	4,222

Total Assets	131,087	2,967	4,054	2,102	1,666	992	100	772	4,222	147,962

Non-Interest Bearing	—	—	—	—	—	—	—	—	1,068	1,068
Interest Checking	67	67	133	267	267	533	955	—	—	2,289
Money Maket Accounts	1,306	1,306	2,612	5,225	3,483	—	—	—	—	13,932
Savings Accounts	458	458	916	1,831	1,831	3,663	3,815	—	—	12,972
CDs/ IRAs Under $100,000	11,765	13,130	15,485	6,198	8,416	6,323	—	—	—	61,317
CDs/ IRAs Over $100,000	7,752	8,354	7,377	2,669	7,434	5,264	—	—	—	38,850
Non-Fundins Liabilities	—	—	—	—	—	—	—	—	374	374
Capital	—	—	—	—	—	—	—	—	17,160	17,160

Total Liabilities and Capital	21,348	23,315	26,523	16,190	21,431	15,783	4,770	—	18,602	147,962

Periodic Gap	109,738	(20,348)	(22,469)	(14,088)	(19,765)	(14,791)	(4,670)	773	(14,380)	—
Cumulative Gap	109,738	89,390	66,921	52,833	33,068	18,277	13,607	14,380	—	—
Periodic Gap (% Total Assets)	74.17%	(13.75)%	(15.19)%	(9.52)%	(13.36)%	(10.00)%	(3.16)%	0.52%	(9.72)%	0.00%
Cum Gap (% Total Assets)	74.17%	60.41%	45.23%	35.71%	22.35%	12.35%	9.20%	9.72%	0.00%	0.00%
Periodic Assets/ Total Assets	88.60%	2.01%	2.74%	1.42%	1.13%	0.67%	0.07%	0.52%	2.85%	100%
Periodic Liab/ Total Liab	14.43%	15.76%	17.93%	10.94%	14.48%	10.67%	3.22%	0.00%	12.57%	100%
      Liquidity Risk. Liquidity risk is the risk to earnings or capital arising from the South Coast Bancorp’s inability to meet its obligations when they come due without incurring unacceptable losses. Liquidity risk includes the inability to manage unplanned decreases or changes in funding sources as well as the failure to recognize or address changes in market conditions that affect the ability to liquidate assets quickly and with minimal loss in value.
      South Coast Bancorp manages interest risk through Board approved policies and procedures. These policies are accomplished through the Investment Committee and approved by the Board of Directors. The committee seeks to maintain a reasonable balance between prudent and safe investments while maintaining cash reserves to meet unexpected withdrawals and unusually high loan demand. Liquidity risk policies provide South Coast Bancorp management with a framework for consistent evaluation of risk and establish risk tolerance parameters. Management’s Investment Committee meets regularly to evaluate liquidity risk, review and establish deposit interest rates, review loan and deposit in-flows and out-flows and reports quarterly to the Board of Directors. The Company also engages a third party to perform a review of management’s asset and liability practices to ensure compliance with policies South Coast Bancorp enjoys its base of core deposits [representing checking, savings and small certificates of deposit] in the management of liquidity risk. At June 30, 2005 core deposits totaled $88,971,000 compared with $91,940,000 at December 31, 2004. At December 31, 2003 core deposits totaled $95,575,000. In addition, South Coast Bancorp looks to its balances of Federal funds sold, interest-earning deposits and investment securities in the management of liquidity risk. These balances totaled $23,429,000 at June 30, 2005 and $23,534,000 at December 31, 2004.
      Capital Resources. The Board of Directors recognizes that a strong capital position is vital to growth, continued profitability, and depositor and investor confidence. The policy of the Board of Directors is to maintain sufficient capital at not less than the well-capitalized thresholds established by South Coast Bancorp regulators.

					To be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
June 30, 2005
Total capital	$18,603	14.61%	$10,186	8.00%	$12,733	10.00%
(to risk weighted assets)
Tier I capital	$17,429	13.69%	$5,092	4.00%	$7,639	6.00%
(to risk weighted assets)
Tier I capital	$17,429	11.84%	$5,888	4.00%	$7,360	5.00%
(to average assets)

					To be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provision

	Amount	Ratio	Amount	Ratio	Amount	Ratio

	(Dollars in thousands)
December 31, 2004
Total capital	$17,691	14.01%	$10,100	8.00%	$12,625	10.00%
(to risk weighted assets)
Tier I capital	$16,508	13.07%	$5,051	4.00%	$7,577	6.00%
(to risk weighted assets)
Tier I capital	$16,508	11.24%	$5,874	4.00%	$7,342	5.00%
(to average assets)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth the estimated fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities registered hereby. All amounts, other than the SEC Registration fee, are estimates.

SEC Registration fee		$2,485
Printing, duplicating and engraving expenses		$20,000
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous		$20,000

Total	$

Item 14.	Indemnification of Directors and Officers.
      FCB Bancorp is a California corporation. Section 317 of the California Corporations Code, set forth below, provides for the indemnification of agents of the corporation. Directors, officers and employees of FCB Bancorp are included as agents.
      “Section 317.     Indemnification of Corporate “Agent.”
      (a) For the purposes of this section, “agent” means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and “expense” includes, without limitation, attorneys’ fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (4) of subdivision (e).
      (b) A corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person’s conduct was unlawful.
      (c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, and in a manner the person believed to be in the best interests of the corporation and its shareholders. No indemnification shall be made under this subdivision for any of the following:

(1) In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

(2) Of amounts paid in settling or otherwise disposing of a pending action without court approval.

(3) Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.
      (d) To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.
      (e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

(1) A majority vote of quorum consisting of directors who are not parties to such proceeding.

(2) If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

(3) Approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon.

(4) The court is which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.
      (f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section. The provisions of subdivision (a) of 315 do not apply to advances made pursuant to this subdivision.
      (g) The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision (a) of Section 204. The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification “in excess of that otherwise permitted by Section 317” or “to the fullest extent permissible under California law” or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitation required by, paragraph (11) of subdivision (a) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall insure to the benefit of the heirs, executors, and administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

      (h) No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstance where it appears:

(1) That it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

(2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.
      (i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such whether or not the corporation would have the power to indemnify the agent against that liability under this section. The fact that a corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph (11) of subdivision (a) of Section 204; or (2) (A) the company issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction or organization, (B) the company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and (C) the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.
      (j) This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person’s capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) of Section 207.”
      Our Articles of Incorporation includes a provision that eliminates the liability of our directors for monetary damages to the fullest extent permitted by California law. Section 6.1 of our Bylaws provides for indemnification of our directors, who serve as a director at our request, to the maximum extent permitted by the California Corporations Code. Section 6.2 of our Bylaws provides for indemnification of our employees, officers and agents (other than directors), who serve in such capacity at our request, to the extent permitted by the California Corporations Code. Section 6.5 of our Bylaws also permits us to secure insurance on behalf of any person who is or was a director, officer, employee or agent against any liability asserted against them in such capacity or arising out of that person’s status as such. We maintain such insurance on behalf of our directors and executive officers and employees and agents, insuring them against any liability asserted against them while acting in such capacity or arising out of such status.
      The indemnification provisions contained in our Articles of Incorporation and Bylaws are not exclusive of any other rights to which a person may be entitled under any Bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnify as stated in our Bylaws shall continue even after a person has ceased to be a director, officer, employee or agent and shall inure to the benefits of the person’s heirs, executors and administrators.

Item 15.	Recent Sales of Unregistered Securities.
      The following sets forth information regarding unregistered securities sold by the Registrant since January 1, 2002.

1. On May 26, 2005, FCB Bancorp and First California Bank engaged Keefe, Bruyette & Woods, Inc. in connection with the private placement of 1,115,000 shares of FCB Bancorp’s common stock. On September 30, 2005, FCB Bancorp issued the 1,115,000 shares of its common stock to accredited investors at $19.75 per share. Net proceeds from this offering were $20.7 million. The offering was conducted without registration under the Securities Act in reliance on the exemptions from registration contained in Section 4(2) of, and Rule 506 of Regulation D promulgated under, the Securities Act.

2. On September 30, 2005, we issued $10.0 million in principal amount of the Fixed/ Floating Rate Junior Subordinated Deferrable Interest Debentures to FCB Statutory Trust I, which simultaneously issued capital securities in a private placement transaction. Holders of the trust preferred securities will be entitled to receive cash distributions, accumulating from the original date of issuance, and payable quarterly in arrears of each year at annual rate equal to 6.145% until December 2010 and at an annual rate for each successive period thereafter equal to 3-Month LIBOR plus 1.55%. The indenture governing the Fixed/ Floating Rate Junior Subordinated Deferrable Interest Debentures, an Amended and Restated Declaration of Trust and a guarantee agreement that we entered into in connection with the trust preferred securities are included as Exhibits 4.1, 4.2 and 10.12 hereto, respectively. Substantially all of the proceeds were used to fund the South Coast Acquisition and to pay the expenses (legal, accounting, printing, filing fees, etc.) incurred by us in connection with both the holding company formation and the South Coast Acquisition.

3. On June 30, 2002, First California Bank issued 400,000 shares of its common stock at an offering price of $9.00 per share, for cash consideration of $3.6 million, net of issuance costs of $30,000. For every two shares of common stock acquired, the purchaser received one warrant to purchase one additional share of common stock. Each warrant entitled the purchaser to acquire one share of common stock, either at a price of $9.25 per share from April 1, 2003 to June 30, 2003, or at a price of $9.50 per share from April 1, 2004 to June 30, 2004. In June 2003, warrants for 20,700 shares of common stock were exercised. From April 2004 to June 2004, the remaining 179,299 warrants were exercised. The shares in this private placement offering were sold primarily to directors and executive officers of First California Bank, who represented a controlling interest in First California Bank prior to the offering.

4. Since January 1, 2002, we have issued to directors, officers and employees options to purchase 119,500 shares of common stock with a weighted average aggregate exercise price of $17.64. To-date, we have not issued any shares of common stock pursuant to these options.

Item 16.	Exhibits and Financial Statement Schedules.
      a. Exhibits.

Exhibit
Number	Exhibit Title

2	Plan of Reorganization and Merger Agreement, dated May 19, 2005, by and between First California Bank, FCB Merger Corp. and FCB Bancorp, filed as Exhibit A to the Proxy Statement/ Prospectus included in the Registrant’s Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 8, 2005

3.1	Articles of Incorporation, as amended, of FCB Bancorp(2)

3.2	Bylaws of FCB Bancorp(2)

4.1	Indenture governing FCB Bancorp’s Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures Due September 2035, dated September 30, 2005, between FCB Bancorp, as issuer, and Wilmington Trust Company, as trustee(3)

4.2	Amended and Restated Declaration of Trust, dated September 30, 2005, by and among Wilmington Trust Company, as Delaware trustee and as institutional trustee, FCB Bancorp, as sponsor, and C. G. Kum and Romolo Santarosa, as administrators(3)

5	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P.*

10.1	FCB Bancorp 2005 Stock Option Plan(2)

Exhibit
Number	Exhibit Title

10.2	Form of FCB Bancorp Stock Option Agreement(2)

10.3	Form of FCB Bancorp Indemnity Agreement(2)

10.4	Salary Continuation Agreement, dated March 27, 2003, with C. G. Kum(2)

10.5	Split Dollar Agreement, dated March 27, 2003, with C. G. Kum(2)

10.6	Salary Continuation Agreement, dated March 27, 2003, with Thomas E. Anthony(2)

10.7	Split Dollar Agreement, dated March 27, 2003, with Thomas E. Anthony(2)

10.8	Agreement and Plan of Reorganization, by and among First California Bancorp, SCB Merger Corp., First California Bank, South Coast Bancorp, Inc. and South Coast Commercial Bank, dated February 2, 2005(2)

10.9	Form of Common Stock Subscription Agreement(2)

10.10	Private Placement Agency Agreement, dated May 26, 2005, among FCB Bancorp, First California Bank and Keefe, Bruyette & Woods, Inc.(2)

10.11	Form of Registration Rights Agreement(2)

10.12	Guarantee Agreement, dated September 30, 2005, by and between FCB Bancorp, as guarantor, and Wilmington Trust Company, as guarantee trustee(3)

11	Statement re: Computation of Per Share Earnings*

15	Letter re. Unaudited Interim Financial Information*

21	List of Subsidiaries of Registrant*

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (included as part of Exhibit 5)*

23.2	Consent of Moss Adams LLP(1)

24	Power of Attorney (included with signature page)

*	To be filed by amendment.

(1)	Filed herewith.

(2)	Incorporated herein by reference to the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 1, 2005.

(3)	Incorporated herein by reference to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on October 27, 2005.
      b. Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings.
      (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Camarillo, state of California, on December 28, 2005.

FCB BANCORP

By:	/s/ C. G. Kum

C. G. Kum
President and Chief Executive Officer
Date: December 28, 2005
POWER OF ATTORNEY
      Each person whose signature appears below constitutes and appoints C. G. Kum and Gary M. Horgan, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this Registration Statement and (ii) Registration Statements, any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this Form S-1 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Richard D. Aldridge Richard D. Aldridge	Vice Chairman	December 28, 2005

/s/ Thomas E. Anthony Thomas E. Anthony	Executive Vice President and Chief Credit Officer	December 28, 2005

/s/ James O. Birchfield James O. Birchfield	Director	December 28, 2005

/s/ John W. Birchfield John W. Birchfield	Chairman of the Board	December 28, 2005

/s/ Tenisha M. Fitzgerald Tenisha M. Fitzgerald	Director	December 28, 2005

Signature	Title	Date

/s/ C. G. Kum C. G. Kum	Director, President and Chief Executive Officer (Principal Executive Officer)	December 28, 2005

/s/ Syble R. Roberts Syble R. Roberts	Director	December 28, 2005

/s/ Romolo Santarosa Romolo Santarosa	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 28, 2005

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

2	Plan of Reorganization and Merger Agreement, dated May 19, 2005, by and between First California Bank, FCB Merger Corp. and FCB Bancorp, filed as Exhibit A to the Proxy Statement/ Prospectus included in the Registrant’s Pre-Effective Amendment No. 3 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 8, 2005

3.1	Articles of Incorporation, as amended, of FCB Bancorp(2)

3.2	Bylaws of FCB Bancorp(2)

4.1	Indenture governing FCB Bancorp’s Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures Due September 2035, dated September 30, 2005, between FCB Bancorp, as issuer, and Wilmington Trust Company, as trustee(3)

4.2	Amended and Restated Declaration of Trust, dated September 30, 2005, by and among Wilmington Trust Company, as Delaware trustee and as institutional trustee, FCB Bancorp, as sponsor, and C. G. Kum and Romolo Santarosa, as administrators(3)

5	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P.*

10.1	FCB Bancorp 2005 Stock Option Plan(2)

10.2	Form of FCB Bancorp Stock Option Agreement(2)

10.3	Form of FCB Bancorp Indemnity Agreement(2)

10.4	Salary Continuation Agreement, dated March 27, 2003, with C. G. Kum(2)

10.5	Split Dollar Agreement, dated March 27, 2003, with C. G. Kum(2)

10.6	Salary Continuation Agreement, dated March 27, 2003, with Thomas E. Anthony(2)

10.7	Split Dollar Agreement, dated March 27, 2003, with Thomas E. Anthony (2)

10.8	Agreement and Plan of Reorganization, by and among First California Bancorp, SCB Merger Corp., First California Bank, South Coast Bancorp, Inc. and South Coast Commercial Bank, dated February 2, 2005(2)

10.9	Form of Common Stock Subscription Agreement(2)

10.10	Private Placement Agency Agreement, dated May 26, 2005, among FCB Bancorp, First California Bank and Keefe, Bruyette & Woods, Inc.(2)

10.11	Form of Registration Rights Agreement(2)

10.12	Guarantee Agreement, dated September 30, 2005, by and between FCB Bancorp, as guarantor, and Wilmington Trust Company, as guarantee trustee(3)

11	Statement re: Computation of Per Share Earnings*

15	Letter re. Unaudited Interim Financial Information*

21	List of Subsidiaries of Registrant*

23.1	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (included as part of Exhibit 5)*

23.2	Consent of Moss Adams LLP(1)

24	Power of Attorney (included with signature page)

*	To be filed by amendment.

(1)	Filed herewith.

(2)	Incorporated herein by reference to the Registrant’s Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 1, 2005.

(3)	Incorporated herein by reference to the Registrant’s Form 8-K filed with the Securities and Exchange Commission on October 27, 2005.